Exhibit 2.1

Certain identified confidential information contained in this document, marked by brackets, has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SECOND AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

between

CONSTELLATION BRANDS, INC.

and

E. & J. GALLO WINERY

MADE AND ENTERED INTO AS OF MAY 22, 2020

i

ii

iii

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Bill of Sale (Bailment Inventory)
Exhibit C	Form of Assignment of Contracts
Exhibit D	Forms of Grant Deeds
Exhibit E	Form of Assignment of Leases
Exhibit F	Form of Assignment of Patents
Exhibit G	Form of Assignment of Trademarks
Exhibit H	Form of Assignment of Copyrights
Exhibit I	Form of Assignment of Domain Names
Exhibit J	Form of Transition Services Agreement
Exhibit K	Term Sheet for Certain Ancillary Documents
Exhibit L	Form of Lease Agreement (Canandaigua)
Exhibit M	Form of Chile Stock Powers
Exhibit N	Form of WICER Membership Interest Assignment
Exhibit O	Form of Wastewater Easement Agreement
Exhibit P	Form of Wellwater Easement Agreement
Exhibit Q	Form of Trademark Assignment (Italian Swiss Colony)
Exhibit R	Form of Canandaigua Lease Assignment
Exhibit S	Form of Canandaigua Easement
Exhibit T	Form of Seller Cellar Services Agreement
Exhibit U	Form of Buyer Cellar Services Agreement
Exhibit V	Form of Records Access Agreement
Exhibit W	Form of Seller Packaging Agreement
Exhibit X	Form of Buyer Packaging Agreement
Exhibit Y	Form of Seller Storage Agreement
Exhibit Z	Form of Buyer Storage Agreement
Exhibit AA	Form of Polyphenolics Seed Storage Agreement

SELLER DISCLOSURE SCHEDULES

Schedule 5.1(b)	Seller Subsidiaries
Schedule 5.3	No Conflicts
Schedule 5.4	Governmental Consents and Approvals
Schedule 5.5	Financial Reports
Schedule 5.6	Certain Changes or Events
Schedule 5.7(a)	Title to Assets
Schedule 5.7(b)	Excluded Personal Property
Schedule 5.7(c)	Excluded Business Intellectual Property and Licensed IP
Schedule 5.8(a)	Taxes
Schedule 5.9	Inventory Specifications
Schedule 5.10	Condition of Tangible Property
Schedule 5.11(a)(i)	Owned Real Property
Schedule 5.11(a)(ii)	Leased Real Property
Schedule 5.11(a)(iii)	Title Reports

Schedule 5.11(a)(iv)	Surveys
Schedule 5.11(b)	Unrecorded Options and Rights of First Refusal
Schedule 5.11(h)	Other Rights to Real Property
Schedule 5.12	Environmental and Safety Matters
Schedule 5.14	Legal Proceedings
Schedule 5.15(a)	Licenses to Business Intellectual Property
Schedule 5.15(b)	Registered Trademarks, Copyrights and Patents
Schedule 5.15(c)	Common Law Marks
Schedule 5.15(f)	Pending Business Intellectual Property Infringement Proceedings by the Seller Parties
Schedule 5.15(g)	Business Intellectual Property Infringement Settlement Agreements and Coexistence Agreements
Schedule 5.15(h)	Third Party Licenses to Business Intellectual Property
Schedule 5.15(i)	Original Works of Authorship
Schedule 5.16	Domain Names and Social Media Accounts
Schedule 5.19(a)	Employee Information
Schedule 5.19(e)	Employment Litigation
Schedule 5.19(f)	Relocated Employees
Schedule 5.23(d)	Purchased Equity Interests

OTHER SCHEDULES

Schedule 1(a)	Brands
Schedule 1(b)	Inventory Unit Costs
Schedule 1(c)	Included Employees
Schedule 1(d)	Net Sales
Schedule 1(e)	Mission Bell Books and Records
Schedule 1(f)	Mission Bell Contracts
Schedule 1(g)	Mission Bell Miscellaneous Assets
Schedule 1(h)	Mission Bell Permits
Schedule 1(i)	Mission Bell Personal Property
Schedule 1(j)	Mission Bell Personal Property Leases
Schedule 1(k)	Mission Bell Prepaid Expenses
Schedule 1(l)	Mission Bell Real Property
Schedule 1(m)	WIP HY2020 Inventory Costs
Schedule 2.1(a)	Owned Real Property
Schedule 2.1(b)	Assumed Real Property Leases
Schedule 2.1(c)	Personal Property
Schedule 2.1(d)	Assumed Personal Property Leases
Schedule 2.1(e)	Inventory
Schedule 2.1(f)	Prepaid Expenses
Schedule 2.1(g)	Permits
Schedule 2.1(h)	Assumed Contracts
Schedule 2.1(i)	Business Intellectual Property
Schedule 2.1(j)	Business Books and Records
Schedule 2.1(m)	Equity Interests
Schedule 2.1(p)	Other Purchased Assets
Schedule 2.2(k)	Other Excluded Assets
Schedule 2.3(d)	Other Assumed Liabilities

Schedule 3.2(a)(i)	Illustrative Accrued Depletion Allowances Calculation
Schedule 3.2(a)(ii)	Testing Procedures
Schedule 3.4(a)	Calculation of Earn-Out Amounts
Schedule 4.3(x)	Seller Required Consents
Schedule 6.4	Buyer Consents and Approvals
Schedule 7.1(a)-1	Conduct of the Business Prior to the Closing
Schedule 7.1(a)-2	Certain Activities of Seller Parties
Schedule 7.4(b)	Seller Party Guarantees
Schedule 7.6(e)-1	Divested Brands
Schedule 7.6(e)-2	Changes to the Transactions
Schedule 7.10	Employees and Employee Benefits
Schedule 7.19(c)	Contracts with Terms to be Reduced
Schedule 7.19(d)	Contracts to be Renegotiated
Schedule 7.19(e)	Contracts to be Renewed
Schedule 7.21(b)	Other Agreements Related to the Retained Business
Schedule 7.22	Pre-Deployment Plan
Schedule 7.23	Resolution of License Assignment Matter
Schedule 8.4(a)	Prorations and Other Adjustments
Schedule 9.2(e)	Encumbrances to be Released at Closing
Schedule 11.4(d)	Matters Taken Into Account in Base Purchase Price Reduction

SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Second Amended and Restated Asset Purchase Agreement (this “Agreement”) is made and entered into as of May 22, 2020, by and between Constellation Brands, Inc., a Delaware corporation (“Seller”), and E. & J. Gallo Winery, a California corporation (“Buyer”). Buyer and Seller are sometimes referred to herein collectively as the “Parties” or each individually as a “Party”.

RECITALS

WHEREAS, the Parties were parties to that certain Asset Purchase Agreement (the “Original Agreement”), made and entered into as of April 3, 2019 (the “Original Agreement Date”);

WHEREAS, pursuant to the Original Agreement, Seller agreed to, and agreed to cause the Seller Subsidiaries (as defined below) to, sell, transfer and assign to Buyer, and Buyer agreed to purchase and assume from Seller and the Seller Subsidiaries, certain assets and liabilities, as more particularly set forth therein;

WHEREAS, on December 11, 2019, the Parties entered into that certain binding letter agreement (the “Signing Letter”), pursuant to which, and subject to the terms and conditions set forth therein, the Parties agreed to be bound by the form of Amended and Restated Asset Purchase Agreement attached thereto (the “A&R Agreement”), effective as of December 11, 2019, under which the Original Agreement was amended and restated in its entirety as set forth therein in order to, inter alia, (a) exclude certain assets and liabilities that were to be sold, transferred and assigned to Buyer under the terms of the Original Agreement, (b) require that Buyer enter into binding definitive agreements for the sale, immediately after the Closing (as defined below) or as promptly as practicable thereafter, of certain Purchased Assets (as defined below) to third party buyers, in each case, as approved by the FTC (as defined below), (c) reduce the Base Purchase Price (as defined below) and (d) in consideration of the inclusion of certain language limiting Buyer’s ability to bring certain claims against Seller based on certain changes in the Brand Performance (as defined below), to provide for an earn-out mechanism pursuant to which a portion of the consideration payable for the Purchased Assets will be contingent upon the achievement of certain performance metrics; and

WHEREAS, the Parties now desire to amend and restate the A&R Agreement in its entirety as set forth herein in order to, inter alia, (a) exclude Seller’s Mission Bell Facility (as defined below) and certain assets and liabilities related thereto that were to be sold, transferred and assigned to Buyer at the Closing under the terms of the A&R Agreement, and (b) further reduce the Base Purchase Price to reflect the exclusion of the Mission Bell Facility and such assets and liabilities.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby amend and restate the A&R Agreement in its entirety as set forth below and agree as follows:

ARTICLE I

DEFINITIONS.

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“A&R Agreement” has the meaning set forth the Recitals.

“Accrued Depletion Allowances” means the Liabilities of the Seller Parties to pay any trade discounts and/or depletion, promotional or other allowances (i.e., discounts provided in accordance with the Seller Parties’ customer incentive programs, pricing discounts on single transactions, volume discounts, promotional and advertising allowances and scanbacks) to any Distributor of the Brands solely with respect to any Product that is in a Distributor’s or retailer’s inventory but not yet depleted or sold as of the Closing Date.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person and, with respect to Buyer, shall also include G3 Enterprises, Inc., a Delaware corporation. A Person will be deemed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Inventory Report” has the meaning set forth in Section 3.2(b).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Negotiation Period” has the meaning set forth in Section 3.5.

“Allocation Schedule” has the meaning set forth in Section 3.5.

“Alternative Transaction” means the acquisition by any Person or group (including Representatives of any Seller Party, but excluding Buyer and its Affiliates), directly or indirectly, in one transaction or a series of transactions, of any or all of the Brands or the Purchased Assets, whether by purchase of assets or otherwise.

“Ancillary Documents” means the documents referred to in Sections 4.3(j) – 4.3(s) and 4.3(bb) – 4.3(ii).

“Appraisal Report” has the meaning set forth in Section 3.5.

“Assigned Portion of the Shared Contract” has the meaning set forth in Section 7.19(a).

“Assignment of Contracts” has the meaning set forth in Section 2.5.

“Assignment of Copyrights” has the meaning set forth in Section 2.5.

“Assignment of Domain Names” has the meaning set forth in Section 2.5.

“Assignment of Leases” has the meaning set forth in Section 2.5.

“Assignment of Patents” has the meaning set forth in Section 2.5.

“Assignment of Trademarks” has the meaning set forth in Section 2.5.

“Assumed Contracts” has the meaning set forth in Section 2.1(h).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Personal Property Leases” has the meaning set forth in Section 2.1(d).

“Assumed Real Property Leases” has the meaning set forth in Section 2.1(b).

“Bailment Inventory” means the finished goods labeled with the Brands being warehoused on behalf of any Seller Party at bailment warehouses in control states within the United States.

“Bailment Reports” means the most recent statement of Bailment Inventory that has been issued by each of the relevant control states (or agent thereof) in which any such inventory is located.

“Base Purchase Price” means, (a) if the Closing Date shall occur on or prior to July 15, 2020, Seven Hundred Eighty-Two Million Nine Hundred Forty-Seven Thousand Six Hundred Eighty-One Dollars ($782,947,681), or (b) if the Closing Date shall occur on any date following July 15, 2020, an amount equal to (i) Seven Hundred Eighty-Two Million Nine Hundred Forty-Seven Thousand Six Hundred Eighty-One Dollars ($782,947,681), minus (ii) Ninety-Six Thousand Seven Hundred Seventy-Four Dollars ($96,774) for each day during the period beginning on July 2, 2020 and ending on and including the date immediately preceding the Closing Date.

“Bill of Sale” has the meaning set forth in Section 2.5.

“Bill of Sale (Bailment Inventory)” has the meaning set forth in Section 2.5.

“BOE” has the meaning set forth in Section 11.2(d).

“Books and Records” means written files, documents, papers, books of account, reports, records, plans, ledgers, financial and accounting records and other similar documents.

“Boundary Line Agreement” has the meaning set forth in Section 7.2(d).

“Brand Performance” means the performance of the Brands in the market between the date hereof and the Closing Date as measured by shipments, depletions, points of distribution, retail sales, velocity, distribution and share growth and decline.

“Brands” means the brands of the Seller Parties set forth on Schedule 1(a).

“Bulk Product Inventory” means the blended and unblended bulk wine inventory owned by the Seller Parties as set forth on Schedule 2.1(e), in each case, in existence on the Closing Date. For the avoidance of doubt, “Bulk Product Inventory” shall not include WIP HY2020 Inventory, if any.

“Business” means the business of the production, sale and marketing of (a) wine (and with respect to the Black Box Brand only, spirits), as currently conducted by the Seller Parties under the Brands, but excluding the business of the production, sale or marketing of wine or any other beverage alcohol products (including beer, malt beverages and spirits) under any brand other than the Brands, and (b) polyphenol consumer supplement products as currently conducted by the Seller Parties under the brands and trademarks “Polyphenolics,” “Stellar Tan” and “MegaNatural” (the “Polyphenolics Business”), in each case, excluding (i) any ancillary business operations of the Seller Parties not related to the Brands or the Polyphenolics Business, and (ii) the Retained Business.

“Business Books and Records” has the meaning set forth in Section 2.1(j).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law to close.

“Business Intellectual Property” has the meaning set forth in Section 2.1(i).

“Business Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the Transactions in accordance with the terms and conditions of this Agreement and the Closing Documents; provided, however, that no event, occurrence, fact, condition or change that results from or arises out of any of the following shall constitute or be deemed to contribute to a “Business Material Adverse Effect,” or be taken into account in determining whether a “Business Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) changes in general economic conditions in the United States or any other relevant country or region in the world; (ii) changes in conditions in the financial markets, credit markets or capital markets (including any disruptions thereto) in the United States or any other relevant country or region of the world; (iii) any Force Majeure Event occurring in the United States or any other country or region in the world; (iv) changes affecting the industry generally in which the Business operates; (v) the negotiation, execution or delivery of this Agreement or the Original Agreement, the performance by any Party of its obligations hereunder or thereunder, as applicable, or the public announcement (including as to the identity of the Parties) or pendency of any of the Transactions or the transactions contemplated by the Original Agreement, including the impact thereof on relationships, contractual or otherwise with customers, suppliers or employees of the Business; (vi) for purposes of Section 7.3(a) and Section 9.2(f) only, any matter that is disclosed in the Seller Disclosure Schedules for the purposes for which it is reasonably apparent such matter was disclosed; (vii) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (viii) changes in GAAP or other accounting standards (or the interpretation thereof); (ix) any failure, in and of itself, by any Seller Party or the Business to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for such Seller Party or the Business failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Business Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); (x) any Casualty Loss, subject to Seller’s taking of the actions described in clause (a), (b) or (c) of Section 7.11; (xi) any act or omission by Buyer or its

Affiliates (including any contact with any Distributor, vendor, supplier or customer of the Business pursuant to Section 7.2(a)); (xii) any action required or permitted by this Agreement or the failure to take any action prohibited by this Agreement; (xiii) any action taken, or any failure to take action, in each case, which Buyer has previously approved, consented to or requested in writing; (xiv) the Brand Performance (provided that the cause or basis therefor may be considered in determining the existence of a Business Material Adverse Effect to the extent resulting from the Seller Parties’ failure to comply with their respective obligations during the Pre-Closing Period under Section 7.1); (xv) the operation of the Business in the Ordinary Course during the period commencing on the Original Agreement Date and ending on the date hereof; or (xvi) any matter set forth on Schedule 11.4(d); provided, further, that in the case of clauses (i), (ii), (iii), (vii) and (viii) above, such event, occurrence, fact, condition or change shall be taken into account only to the extent it has a disproportionate impact on the business, results of operation, condition or assets of the Business, or the value of the Purchased Assets, compared to other businesses that produce and sell wine brands in the United States that retail below $11.00 per 750 ml (in which case, only the incremental disproportionate impact on such wine brands that retail below $11.00 per 750 ml may be taken into account in determining whether there has been a Business Material Adverse Effect).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Cellar Services Agreement” has the meaning set forth in Section 4.3(cc).

“Buyer Fundamental Representations” has the meaning set forth in Section 11.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Buyer Material Adverse Effect” means any event, change, circumstance or effect that, when taken individually or together with all other adverse events, changes, circumstances or effects, would, or would reasonably be expected to, prevent or materially delay Buyer from consummating the Transactions in accordance with the terms and conditions of this Agreement and the Closing Documents.

“Buyer Packaging Agreement” has the meaning set forth in Section 4.3(n).

“Buyer Storage Agreement” has the meaning set forth in Section 4.3(l).

“Buyer Warranty Losses” has the meaning set forth in Section 11.2(b).

“Buyer’s Competitive Brand” has the meaning set forth in Section 7.6(e).

“Canandaigua Easement” has the meaning set forth in Section 4.3(ee).

“Canandaigua Lease Assignment” has the meaning set forth in Section 4.3(dd).

“Cap” has the meaning set forth in Section 11.2(b)(iii).

“CapEx” means, with respect to any period and without duplication, the documented expenditures actually made in respect of the Business by the Seller Parties during such period that are required to be capitalized in accordance with GAAP and are determined in a manner consistent with the Seller Parties’ past practices in all material respects.

“CapEx Amount” means the aggregate amount of CapEx from March 1, 2019 through 11:59 p.m. New York time on March 31, 2020.

“CapEx Shortfall Amount” means (a) if the CapEx Amount is greater than or equal to the CapEx Target Amount, $0 and (b) if the CapEx Amount is less than the CapEx Target Amount, an amount equal to (i) the CapEx Target Amount, minus (ii) the CapEx Amount. For the avoidance of doubt, in no event shall the CapEx Shortfall Amount be an amount greater than the CapEx Target Amount.

“CapEx Target Amount” means CapEx in an aggregate amount equal to Five Million Two Hundred Fifty-One Thousand Dollars ($5,251,000).

“Casualty Loss” has the meaning set forth in Section 7.11.

“CBA” means the Agreement, dated as of August 1, 2017, by and between Constellation Brands U.S. Operations, Inc. – Mission Bell Winery and UFCW Union 8 – Golden State (August 1, 2017 – July 31, 2021).

“Chile 30 Day Operating Amount” has the meaning set forth in Section 7.20(b).

“Chile March 2019 Cash Amount” means an amount of cash equal to 20,235,755 Chilean Pesos, representing the amount of the cash balance of the accounts of Constellation Brands Chile as of March 31, 2019.

“Chile Stock Powers” has the meaning set forth in Section 2.5.

“Clean Team Agreement” means the Clean Team Agreement, dated as of March 24, 2019, by and among Buyer, Seller and their respective Subsidiaries and Affiliates.

“Clean Team Members” has the meaning set forth in Section 7.6(b).

“Clos du Bois Appraisal” has the meaning set forth in Section 7.2(e).

“Clos du Bois FMV” has the meaning set forth in Section 7.2(e).

“Clos du Bois Lease” has the meaning set forth in Section 7.2(d).

“Clos du Bois Lease Termination Right” has the meaning set forth in Section 7.2(e).

“Clos du Bois Property” has the meaning set forth in Section 7.2(d).

“Clos du Bois Subdivision Map Act Exception” has the meaning set forth in Section 7.2(d).

“Clos du Bois Title Report” has the meaning set forth in Section 7.2(d).

“Closing” has the meaning set forth in Section 4.1.

“Closing Accrued Depletion Allowances Statement” has the meaning set forth in Section 3.2(a).

“Closing Book Value of the Bulk Product Inventory” means the aggregate value of the Bulk Product Inventory, (a) based on the Agreed Inventory Report, and (b) valued at the applicable Seller Party’s costs of such Inventories by reference to the applicable unit costs set forth on Schedule 1(b), except as the Parties may otherwise mutually agree.

“Closing Book Value of the Finished Goods Inventory” means (a) the aggregate value of the Finished Goods Inventory (other than the Bailment Inventory), (i) based on the Agreed Inventory Report, and (ii) valued at the applicable Seller Party’s costs of such Inventories by reference to the applicable unit costs set forth on Schedule 1(b), except as the Parties may otherwise mutually agree, plus (b) the aggregate value of the Bailment Inventory as set forth on the Bailment Reports.

“Closing Book Value of the Other Product Inventory” means (a) the aggregate value of the Other Product Inventory (other than the WIP HY2020 Inventory), (i) based on the Agreed Inventory Report, and (ii) valued at the applicable Seller Party’s costs of such Inventories by reference to the applicable unit costs set forth on Schedule 1(b), except as the Parties may otherwise mutually agree, plus (b) the aggregate value of the WIP HY2020 Inventory, if any, (i) based on the Agreed Inventory Report, and (ii) valued in accordance with Schedule 1(m).

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Documents” means the documents referred to in Sections 4.3(a)-4.3(i) and Sections 4.3(t)-4.3(aa).

“Closing Escrow” has the meaning set forth in Section 4.3.

“Closing Statement” has the meaning set forth in Section 4.5(b).

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

“Common Law Marks” has the meaning set forth in Section 5.15(c).

“Competition Laws” has the meaning set forth in Section 7.6(a).

“Confidential Information” has the meaning set forth in Section 7.9.

“Consent” means any approval, authorization, clearance, consent, ratification, permission, exemption or waiver or the expiration, lapse or termination of any waiting period (including any extension thereof).

“Constellation Brands Chile” means Constellation Brands Chile SpA, a company incorporated under the laws of Chile.

“Contract” means any contract, agreement, indenture, note, deed, instrument, undertaking, mortgage, bond, lease, license, purchase order or other legally binding commitment or obligation, whether oral or written.

“Cook’s Business” means the business of the production, sale and marketing of wine, as currently conducted by the Seller Parties, under the “Cook’s” brand.

“Current Employee” means each Included Employee who is actively at work on the Closing Date or has been absent from work for less than six consecutive months due to vacation, injury, temporary illness, unpaid medical or personal leave, maternal or parental leave or disability or other approved leave of absence (including persons receiving short-term disability benefits under an Employee Benefit Plan or on leave under the U.S. Family and Medical Leave Act or similar leave under state law, but excluding persons receiving long-term disability benefits).

“Deductible” has the meaning set forth in Section 11.2(b)(i).

“Depletion Volume” means, in nine liter (9l) case equivalents, United States domestic depletions from the inventory of distributors of the Business and international shipments of products sold under the Brands, excluding direct-to-consumer sales, sales to employees and other domestic sales that are not a depletion from a domestic distributor.

“Direct Claim” has the meaning set forth in Section 11.8.

“Disputed Items” has the meaning set forth in Section 3.4(b).

“Distributor” means any Person who or which purchased or agreed to purchase, or otherwise acquire, products of the Business from any Seller Party prior to the Closing for distribution to resellers.

“Divested Assets and Liabilities” has the meaning set forth in Section 7.6(e).

“Divested Brands” has the meaning set forth in Section 7.6(e).

“Domain Names” has the meaning set forth in Section 5.16(a).

“Earn-Out Amounts” has the meaning set forth in Section 3.4(a).

“Earn-Out Payments” has the meaning set forth in Section 3.4(a).

“Earn-Out Periods” has the meaning set forth in Section 3.4(a).

“Earn-Out Review Period” has the meaning set forth in Section 3.4(b).

“Earn-Out Statement” has the meaning set forth in Section 3.4(b).

“Effective Time” has the meaning set forth in Section 4.1.

“Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(1) of

ERISA, or other deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, severance, insurance, retirement, excess benefit or fringe benefit plan sponsored or contributed to by Seller or any ERISA Affiliate, for the benefit of employees of the Business.

“Encumbrance” means any lien, encumbrance, option, pledge, charge, claim, mortgage, deed of trust or other security interest, license, restriction on transfer, right of first refusal, right of first offer, easement, right of way, encroachment or similar restriction on any property or assets, whether voluntarily incurred or arising by operation of law.

“Enforceability Limitations” has the meaning set forth in Section 5.2(a).

“Environmental and Safety Laws” means any applicable federal, state, local or other law, statute, rule, ordinance or regulation as in effect on the date hereof pertaining to public or worker health, welfare or safety or protection of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401-7626; the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, as amended, 33 U.S.C. § 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 135 et seq.; the Federal Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.

“Environmental Clean-Up Site” means any location that is listed or formally proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Act Information System, or on any similar state list of sites requiring investigation or cleanup, or that is the subject of any Legal Proceeding that has been disclosed in writing to any Seller Party for any alleged violation of any Environmental and Safety Law, or at which there has been a Release, or, to Seller’s Knowledge, a threatened Release, of Hazardous Material.

“Environmental Permits” has the meaning set forth in Section 5.12(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that, together with a Seller Party, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Escrow Agreement” has the meaning set forth in Section 7.17.

“Escrow Holder” means the Title Company.

“Estimated CapEx Shortfall Amount” has the meaning set forth in Section 3.2(a).

“Estimated CapEx Statement” has the meaning set forth in Section 3.2(a).

“Estimated Closing Book Value of the Bulk Product Inventory” has the meaning set forth in Section 3.2(c).

“Estimated Closing Book Value of the Finished Goods Inventory” has the meaning set forth in Section 3.2(c).

“Estimated Closing Book Value of the Other Product Inventory” has the meaning set forth in Section 3.2(c).

“Estimated Inventory Report” has the meaning set forth in Section 3.2(c).

“Estimated Purchase Price” has the meaning set forth in Section 3.2.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(d).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Book Value of the Bulk Product Inventory” has the meaning set forth in Section 3.3(a).

“Final Book Value of the Finished Goods Inventory” has the meaning set forth in Section 3.3(a).

“Final Book Value of the Other Product Inventory” has the meaning set forth in Section 3.3(a).

“Final CapEx Shortfall Amount” has the meaning set forth in Section 3.3(b).

“Final CapEx Statement” has the meaning set forth in Section 3.3(b).

“Final Inventory Report” has the meaning set forth in Section 3.3(a).

“Final Physical Inventory Report” has the meaning set forth in Section 3.3(a).

“Financial Reports” has the meaning set forth in Section 5.5.

“Finished Goods Inventory” means all of the following inventory owned by the Seller Parties and exclusively related to the Business and/or the Brands, wherever located: (a) all usable and saleable case goods and other finished goods; and (b) the Bailment Inventory, in each case, as set forth on Schedule 2.1(e) and in existence on the Closing Date.

“First Earn-Out Payment” has the meaning set forth in Section 3.4(a).

“First Earn-Out Period” has the meaning set forth in Section 3.4(a).

“Force Majeure Event” means any act, event or cause beyond the reasonable control of the party affected by such act, event or cause, including any changes in political conditions, acts of war, cyber-attacks, epidemics, pandemics, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events.

“Fraud” means actual and knowing common law fraud (and not negligent misrepresentation or omission or any form of fraud based on recklessness or negligence).

“FTC” means the United States Federal Trade Commission.

“FTC Staff” means the staff of the Bureau of Competition of the FTC.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Body” means any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign with jurisdiction over the Business or any Purchased Asset prior to or as of the Closing Date.

“Grande Amber Business” means the business of the production, sale and marketing of spirits, as currently conducted by the Seller Parties, under the “Grande Amber” (Paul Masson Brandy) brand.

“Grant Deeds” has the meaning set forth in Section 2.5.

“Hazardous Material” means any substance that is listed, defined, designated or classified as hazardous, toxic or a pollutant under applicable Environmental and Safety Laws including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls and radon that is not naturally occurring.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Included Employee” means each individual set forth on Schedule 1(c).

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business or in connection with the Purchased Assets; (d) any obligations underlying any mechanics’, carriers’, workers’, repairers’ and/or any similar Encumbrances arising at any time prior to the Closing Date; (e) any obligations as lessee under capitalized leases; (f) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (g) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; and (h) any guaranty of any of the foregoing.

“Indemnification Claim” means any claim in respect of which payment may be sought under Article XI.

“Indemnified Parties” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” means, in the case of an Indemnification Claim made pursuant to Section 11.2, Seller, and, in the case of an Indemnification Claim made pursuant to Section 11.3, Buyer.

“Independent Accountant” means an accounting firm of national reputation which is mutually acceptable to Buyer and Seller.

“Initial Termination Date” has the meaning set forth in Section 10.1(b).

“Intellectual Property” means all right, title and interest, including, without limitation, all intellectual property and other proprietary rights, in and to the following, whether registered or unregistered, and whether arising under the laws of the United States or any other jurisdiction anywhere in the world, together with the goodwill associated with each of the following (as applicable) and all associated registrations and applications for registration: (i) all trade names, corporate names, business names, fictitious business names, trademarks, service marks, brand names, sub-brand names, fanciful names, flavor names and other marks and/or names, slogans, taglines, trade styles, trade dress, logos, other designations of source or origin, and other source or business identifiers; (ii) all copyrights and copyrightable works, label designs, package designs, bottle designs, images, photographs, marketing, promotional and advertising materials, designs, works of art or authorship (whether or not copyrightable), industrial designs, and patterns and drawings; (iii) all websites and domain names, domain name registrations, internet URLs, web pages, social media accounts, social media user names and/or other designations and all content residing thereon; (iv) all Proprietary Information; (v) all rights of privacy, publicity and personality; and (vi) all wine clubs, wine club-related data and materials, wine club member information (including personal information) and retail customer lists.

“Inventory” has the meaning set forth in Section 2.1(e).

“J. Roget Services Agreement” has the meaning set forth in Section 7.21(a).

“Joint Contract” has the meaning set forth in Section 7.19(b).

“Knowledge of Buyer” or “Buyer’s Knowledge” means the actual knowledge of Doug Vilas or J. Kenneth Menges, Jr., in each case, after due inquiry of direct reports.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Garth Hankinson, Steve King, James Bourdeau, Sam Glaetzer, Melina Param or Tom McCorry, in each case, after due inquiry of direct reports.

“Law” has the meaning set forth in Section 5.18.

“Lease Agreement (Canandaigua)” has the meaning set forth in Section 4.3(o).

“Leased Real Property” means the real property leased, subleased or occupied pursuant to an Assumed Real Property Lease.

“Legal Proceeding” means any claim, action, suit, subpoena, investigation, audit or proceeding before any Governmental Body or arbitrator.

“Liability” or “Liabilities” means any and all indebtedness, liabilities, commitments, obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Legal Proceeding or Order.

“Licensed IP” has the meaning set forth in Section 2.1(n).

“Loma Grape Contract” means that certain Multi-Year Grape Purchase Agreement (U164291), effective as of October 22, 2013, by and between Loma Del Rio Vineyard, LLC and Constellation Brands U.S. Operations, Inc. f/k/a Constellation Wines U.S., Inc., as amended by Amendment to Multi-Year Grape Purchase Agreement, dated April 20, 2015, and further amended by Amendment to Multi-Year Grape Purchase Agreement, dated September 1, 2015.

“Loss” means all actual out-of-pocket damages, losses, claims, liabilities, demands, charges, suits, penalties and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements).

“Materials and Packaging Inventory” means all of the following inventory owned by the Seller Parties and exclusively related to the Business and/or the Brands, wherever located: (a) raw materials, including work in process; (b) usable packaging and bottling supplies and materials and other dry goods, including all usable bottles, labels, corks, capsules, foils and similar items; (c) retail sales merchandise and supplies and point of sale and other in-store advertising materials; and (d) sundry supplies used or consumed by the Seller Parties in connection with any other Inventory, in each case, as set forth on Schedule 2.1(e) and in existence on the Closing Date.

“Mega Purple Business” means the business of the sale and marketing of grape concentrate food additive products, as currently conducted by the Seller Parties, under the brands and trademarks “Mega Purple” and “Mega Red”.

“Membership Interest” has the meaning set forth in Section 4.3(z).

“Mission Bell Assets” means, collectively, (a) the Mission Bell Books and Records, (b) the Mission Bell Contracts, (c) the Mission Bell Facility, (d) the Mission Bell Miscellaneous Assets, (e) the Mission Bell Permits, (f) the Mission Bell Personal Property, (g) the Mission Bell Personal Property Leases, (h) the Mission Bell Prepaid Expenses, and (i) the Mission Bell Real Property.

“Mission Bell Books and Records” means all of the Books and Records described on Schedule 1(e).

“Mission Bell Contracts” means all of the Seller Parties’ right, title and interest in, to and under all written Contracts of the Seller Parties exclusively related, in whole or in part, to any Mission Bell Assets, in each case, to the extent applicable, in each case as listed on Schedule 1(f), but, in each case, excluding those written Contracts (or the portions thereof) specifically set forth on Schedule 2.1(h), which Contracts shall be Assumed Contracts and included in the Purchased Assets.

“Mission Bell Facility” means, collectively, Seller’s Mission Bell Winery facilities located at (a) 12667 Road 24, Madera, CA 93637, (b) 23715 Avenue 12, Madera, CA 93637, (c) 23774 Avenue 12 1/2, Madera, CA 93637, and (d) 24246 Avenue 13, Madera, CA 93637.

“Mission Bell Miscellaneous Assets” means all other rights and assets of the Seller Parties described on Schedule 1(g).

“Mission Bell Permits” means all land use entitlements, use permits, licenses, consents, grants, variances, governmental authorizations and approvals relating to the Mission Bell Real Property and all of the Seller Parties’ right, title and interest in and to any permits, licenses and registrations exclusively relating to any Mission Bell Assets, in each case as described on Schedule 1(h).

“Mission Bell Personal Property” means all of the Seller Parties’ right, title and interest in and to all tangible personal property (which, for the avoidance of doubt, shall not include Inventory, which is addressed in Section 2.1(e)) owned by the Seller Parties and which is (i) used exclusively at or in connection with the operation of the Mission Bell Facility, or (ii) customarily located at the Mission Bell Real Property and used primarily in connection with the operation of the Mission Bell Facility, including all: (A) (1) tractors, motor vehicles, farm implements and farming equipment; (2) crush and processing equipment (e.g., receiving stations, presses, destemmers, pumps and conveyors), winemaking and storage equipment (e.g., cooperage, automated conveyor systems and barrel wash systems), bottling and packaging equipment and supplies; (3) loading and storage facilities and equipment (e.g., scales, belts, motors and conveyance equipment related thereto); (4) tools, parts, tote bins, supplies and materials; (5) computer hardware, software, copy machines, fax machines and other electronic devices and systems; and (6) miscellaneous assets (e.g., other equipment, furniture and décor); and (B) all tangible personal property set forth on Schedule 1(i), but, in each case, excluding the Polyphenolics Personal Property, which shall be Personal Property and included in the Purchased Assets.

“Mission Bell Personal Property Leases” means all of the Seller Parties’ right, title and interest in, to and under the leases, subleases and rental agreements, in whole or in part, in respect of equipment or other tangible personal property leased by the Seller Parties and used exclusively at or in connection with the operation of the Mission Bell Facility, in each case as set forth on Schedule 1(j).

“Mission Bell Prepaid Expenses” means all of the Seller Parties’ right, title and interest in and to any prepaid expenses exclusively relating to any Mission Bell Assets, in each case as described on Schedule 1(k).

“Mission Bell Real Property” means all of the real property owned by the Seller Parties described on Schedule 1(l), together with all of the Seller Parties’ right, title, and interest in all structures, facilities, fixtures and improvements located thereon, or attached or appurtenant thereto, including all cellars and production buildings, administrative and lab buildings, fixed assets, hospitality and tasting rooms, warehouse buildings, ancillary buildings, tanks, cooperage equipment, wells, pumps, trellises, irrigation systems, waste water treatment facilities and other fixtures and personal property affixed to the such real property, and all easements, rights, appurtenances, privileges, tenements, hereditaments and rights of way that belong to or appertain to such real property, including, without limitation, all rights to all minerals, oil, gas, and other hydrocarbons substances on and under the real property, as well as all development rights, air rights, water and water rights relating to the real property, including, without limitation, sub-surface water rights, riparian water rights, appropriative rights and water distribution systems, and all permits, land use entitlements, licenses, consents, grants, variances, orders, governmental authorizations and approvals relating to the foregoing.

“Net Sales” means, with respect to any period, the gross sales of the Products in such period, less excise taxes, returns, allowances and discounts (i.e. discounts provided in accordance with the Seller Parties’ customer incentive programs, pricing discounts on single transactions, volume discounts, promotional and advertising allowances, and customer coupons and rebates), and any other deductions made by the Seller Parties in accordance with GAAP in such period.

“Non-Divested Brands” has the meaning set forth in Section 7.6(e).

“Non-Paying Party” has the meaning set forth in Section 8.3(c).

“Notice of Earn-Out Dispute” has the meaning set forth in Section 3.4(b).

“NP” has the meaning set forth in Section 12.11.

“Objection Period” has the meaning set forth in Section 3.5.

“Order” means any order, judgment, award, ruling, assessment, writ, enforcement action, notice of violation, injunction or decree of any Governmental Body or arbitrator.

“Ordinary Course” means (a) with respect to the sales, sales force, marketing, promotion and distributor and retailer relations of the Brands, in the same manner as the Seller Parties have operated the Business between the Original Agreement Date and the date of this Agreement, and (b) with respect to all other aspects of the Business, including, without limitation, manufacturing, production, winery and vineyard operations, in the ordinary course consistent with the Seller Parties’ past practices in all material respects.

“Original Agreement” has the meaning set forth in the Recitals.

“Original Agreement Date” has the meaning set forth in the Recitals.

“Other Product Inventory” means all of the following inventory owned by the Seller Parties and exclusively related to the Business and/or the Brands, wherever located: (a) all unlabeled case goods; (b) all polyphenol consumer supplement products; and (c) in the event the Closing Date occurs after U.S. Harvest Year 2020 has commenced, all WIP HY2020 Inventory, if any, in case of clauses

(a) and (b), as set forth on Schedule 2.1(e) and in case of clauses (a), (b) and (c), in existence on the Closing Date.

“Owned Real Property” has the meaning set forth in Section 2.1(a).

“Owned Real Property Title Policies” has the meaning set forth in Section 9.2(d).

“Parties” and “Party” have the meanings set forth in the Preamble.

“Paying Party” has the meaning set forth in Section 8.3(c).

“Permits” has the meaning set forth in Section 2.1(g).

“Permitted Alternative Transaction” means the acquisition by any Person or group (including Representatives of any Seller Party, but excluding Buyer and its Affiliates), directly or indirectly, in one transaction or a series of transactions, of all or any portion of the Retained Business or the Mission Bell Facility.

“Permitted Encumbrances” means: (a) as to the Owned Real Property, the exceptions set forth in the Title Reports, including any liens for current property taxes and assessments not yet due or payable; (b) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (c) Encumbrances for Taxes, assessments or other governmental charges not yet due, payable or delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings; (d) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith by appropriate proceedings, and only to the extent that such Encumbrances do not or would not reasonably be expected to, individually or in the aggregate, materially impair the value or the continued use and operation of the asset to which such Encumbrances relate in the ordinary course of business; (e) pledges, deposits or other Encumbrances securing the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Encumbrances for Taxes), and only to the extent that such Encumbrances do not or would not reasonably be expected to, individually or in the aggregate, materially impair the value or the continued use and operation of the asset to which such Encumbrances relate in the ordinary course of business; (f) zoning, entitlement and other land use and environmental regulations by any Governmental Body which do not, individually or in the aggregate, materially impair the value or the continued occupancy or use of such Real Property; (g) matters shown on the Surveys; (h) as to the Owned Real Property, any public utility easements and Williamson Act agreements (or equivalent); (i) minor survey exceptions and matters as to the Leased Real Property which would be disclosed by an accurate survey or inspection of such Leased Real Property and which do not, individually or in the aggregate, materially impair the value or the continued occupancy or use of such Leased Real Property; (j) title of a lessor under a capital or operating lease; and (k) such other imperfections in title, charges, easements, restrictions and encumbrances which do not or would not, individually or in the aggregate, materially impair the value or the continued occupancy or use of the Real Property. Notwithstanding the foregoing and anything elsewhere in this Agreement to the contrary, “Permitted Encumbrances” shall not include: (x) any mortgages, deeds of trust, security interests, or any other readily ascertainable monetary liens (other than any liens for current property taxes and assessments not yet due or payable) against any parcel of Owned Real Property or any other Purchased Asset; (y) any exceptions set forth in the Title Reports or matters set forth in the Surveys, in each case, that are set forth on Schedule 9.2(e); and (z) any other Encumbrances Seller has agreed in writing to remove as a condition to the Closing in accordance with Section 9.2(e).

“Person” means an individual, partnership, limited liability company, association, corporation or other entity, including any Governmental Body.

“Personal Property” has the meaning set forth in Section 2.1(c).

“Polyphenolics Business” has the meaning set forth in the definition of “Business.”

“Polyphenolics Personal Property” means, collectively, all items of tangible personal property set forth on Schedule 2.1(c) which are indicated on such Schedule 2.1(c) to be located at the “Mission Bell” site.

“Polyphenolics Seed Storage Agreement” has the meaning set forth in Section 4.3(hh).

“Post-Closing Straddle Period” has the meaning set forth in Section 8.3(a).

“Post-Closing Straddle Period Taxes” means Straddle Period Taxes allocable to the Post-Closing Straddle Period as set forth in Section 8.3(a).

“Pre-Closing Employee Liabilities” means: (i) all Liabilities of the Seller Parties relating to employee benefits, compensation or other arrangements with respect to any employees (including Included Employees) of the Seller Parties to the extent attributable to or arising out of events occurring during the period employed by the Seller Parties; (ii) all Liabilities of the Seller Parties relating to or arising out of the Employee Benefit Plans; (iii) all Liabilities of the Seller Parties relating to or arising out of the CBA; and (iv) all Liabilities of the Seller Parties for any statutory, common law, contractual or other severance or termination-related payments to any employees (including Included Employees) of the Seller Parties (including any accrued vacation and/or unused sick time or other amounts required to be paid to employees upon termination under applicable Law or pursuant to any WARN Act obligations).

“Pre-Closing Entity Liabilities” means all Liabilities of Constellation Brands Chile or WICER, LLC arising at any time prior to the Closing Date, including all amounts payable for grapes received by Constellation Brands Chile prior to the Closing Date, and all Liabilities and costs arising out of or relating to the ownership, operation or condition of Constellation Brands Chile or Seller’s equity interest in WICER, LLC at any time prior to the Closing Date.

“Pre-Closing Environmental Liabilities” means all Liabilities and costs arising out of or relating to (a) the ownership or operation of the Business and/or the Purchased Assets or the condition of the Purchased Assets, in each case, at any time prior to the Closing Date or (b) the ownership, operation or condition of the Owned Real Property or any other real property currently or formerly owned, operated or leased by any Seller Party in connection with the Business and/or the Purchased

Assets (including, for the avoidance of doubt, the Mission Bell Facility), in each case, at any time prior to the Closing Date, in each case to the extent based upon or arising out of (i) a violation of Environmental and Safety Laws, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Material in violation of Environmental and Safety Laws, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Material.

“Pre-Closing Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Straddle Period” has the meaning set forth in Section 8.3(a).

“Pre-Closing Straddle Period Taxes” means Straddle Period Taxes allocable to the Pre-Closing Straddle Period as set forth in Section 8.3(a).

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending prior to the Closing Date and shall include the Pre-Closing Straddle Period.

“Products” has the meaning set forth in Section 5.20.

“Proprietary Information” means all trade secrets, technical data, databases, ideas, know-how, licenses, technology, processes, patents and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, vineyard and winemaking practices (to the extent such practices constitute intellectual property), specifications, formulas, ideas, sales programs, inventions (whether or not patentable), designs, tools, methods, product road maps and other proprietary information and materials.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Appraiser” means Deloitte Touche Tohmatsu Limited or such other appraisal firm of national reputation which is mutually acceptable to Buyer and Seller.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Records Access Agreement” has the meaning set forth in Section 4.3(r).

“Release” has the meaning set forth in CERCLA section 101(22).

“Representatives” means with respect to any Person, such Person’s officers, managers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Restricted Contract” has the meaning set forth in Section 2.6(a).

“Retained Business” means, collectively, the Cook’s Business, the Grande Amber Business, the Mega Purple Business, the Unbranded Concentrate Business and the business of the production,

sale and marketing of wine, as currently conducted by the Seller Parties, under the “J. Roget” brand.

“Schedule” means a schedule attached to this Agreement, including each of the Seller Disclosure Schedules.

“Second Earn-Out Payment” has the meaning set forth in Section 3.4(a).

“Second Earn-Out Period” has the meaning set forth in Section 3.4(a).

“Second Request” has the meaning set forth in Section 7.6(c).

“Seller” has the meaning set forth in the Preamble.

“Seller Cellar Services Agreement” has the meaning set forth in Section 4.3(bb).

“Seller Disclosure Schedules” has the meaning set forth in the preamble to Article V.

“Seller Fundamental Representations” has the meaning set forth in Section 11.1.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3(a).

“Seller Packaging Agreement” has the meaning set forth in Section 4.3(m).

“Seller Parties” means, collectively, Seller and the Seller Subsidiaries.

“Seller Party Guarantees” has the meaning set forth in Section 7.4(b).

“Seller Storage Agreement” has the meaning set forth in Section 4.3(k).

“Seller Subsidiaries” means the Subsidiaries of Seller that have any right, title or interest in or to any of the Purchased Assets; provided, that “Seller Subsidiaries” shall be deemed to include Constellation Brands Chile for purposes of Article III, Article V, Section 7.1(a) and (b), Section 7.2, Section 7.4, Section 7.11, Section 7.18, Section 8.3, Section 8.4, Section 11.2 and Section 11.3.

“Seller Tax Returns” has the meaning set forth in Section 8.5(a).

“Seller Warranty Losses” has the meaning set forth in Section 11.3(b).

“Shared Contract” means a Contract to which a Seller Party is a party, a portion of which is related to the Business and a portion of which is not related to the Business.

“Shares” has the meaning set forth in Section 4.3(y).

“Signing Letter” has the meaning set forth in the Recitals.

“Social Media Accounts” has the meaning set forth in Section 5.16(a).

“Straddle Period Taxes” has the meaning set forth in Section 8.3(a).

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of managers or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

“Surveys” has the meaning set forth in Section 5.11(a).

“Survival Termination Date” has the meaning set forth in Section 11.1.

“Target Closing Book Value of the Bulk Product Inventory” means, (a) if the Closing Date shall occur on or prior to July 1, 2020, Three Hundred Eleven Million Dollars ($311,000,000), or (b) if the Closing Date shall occur on any date following July 1, 2020, an amount equal to (i) Three Hundred Eleven Million Dollars ($311,000,000), minus (ii) Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) for each complete period of seven calendar days beginning on July 2, 2020 and ending on and including the date immediately preceding the Closing Date.

“Target Closing Book Value of the Finished Goods Inventory” means Seventy-Two Million Dollars ($72,000,000).

“Target Closing Book Value of the Other Product Inventory” means One Hundred Seventeen Million Nine Hundred Forty-Seven Thousand Six Hundred Eighty-One Dollars ($117,947,681).

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Taxing Authority.

“Tax Return” means any report, return, or similar statement required to be filed with any Taxing Authority with respect to Taxes, including any claim, refund, or amendment thereof.

“Taxing Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Testing Procedures” has the meaning set forth in Section 3.2(a).

“Third Party Claim” has the meaning set forth in Section 11.6.

“Timing Agreement” means that certain letter agreement, dated as of July 29, 2019, between the Parties and the FTC Staff, as amended.

“Title Company” means Chicago Title Insurance Company located at 455 Market Street, Suite 2100, San Francisco, California 94105, Attn: Tyson Miklebost.

“Title Reports” has the meaning set forth in Section 5.11(a).

“Trademark Assignment (Italian Swiss Colony)” has the meaning set forth in Section 4.3(aa).

“Trademark Coexistence Agreement” has the meaning set forth in Section 4.3(gg).

“Transaction Documents” means any and all of the exhibits, agreements, certificates and other documents to be delivered in connection with the consummation of the Transactions, including, without limitation, the Closing Documents, the Ancillary Documents, the Transaction Non-Disclosure Agreement, and the Clean Team Agreement.

“Transaction Non-Disclosure Agreement” means the Mutual Non-Disclosure Agreement, dated as of November 1, 2018, between Buyer and Seller, as amended.

“Transactions” means the purchase and sale of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities pursuant to this Agreement and the transactions contemplated by the Transaction Documents.

“Transition Services Agreement” has the meaning set forth in Section 4.3(j).

“TTB” has the meaning set forth in Section 11.2(d).

“Unbranded Concentrate Business” means the business of the sale and marketing of unbranded red grape concentrate food and wine additive products, as currently conducted by the Seller Parties.

“WARN Act” has the meaning set forth in Schedule 7.10.

“Wastewater Easement Agreement” has the meaning set forth in Section 4.3(p).

“Wellwater Easement Agreement” has the meaning set forth in Section 4.3(q).

“WICER Member” means Constellation Brands U.S. Operations, Inc. (formerly known as Constellation Wines U.S., Inc.), a New York corporation.

“WICER Membership Interest Assignment” has the meaning set forth in Section 2.5.

“WIP HY2020 Inventory” means all work-in-progress U.S. Harvest Year 2020 inventory owned by the Seller Parties related to grapes purchased pursuant to the Assumed Contracts and Assigned Portions of the Shared Contracts.

ARTICLE II

PURCHASE AND SALE OF ASSETS.

2.1        Purchase and Sale.

Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the Seller Subsidiaries to, sell, transfer, convey, assign and deliver (except with respect to the Polyphenolics Personal Property, the timing for delivery of which shall be as set forth on Schedule 2.1(c)), or cause to be sold, transferred, conveyed, assigned and delivered (except with respect to the Polyphenolics Personal Property, the timing for delivery of which shall be as set forth on Schedule 2.1(c)), to Buyer and/or one or more Affiliates of Buyer designated by Buyer in writing to Seller not less than three (3) Business Days prior to the Closing Date, free and clear of all Encumbrances other than Permitted Encumbrances (except that the Shares and the Membership Interest shall not be subject to any Permitted Encumbrances), and Buyer and/or such Affiliates shall purchase and acquire, all of Seller’s and the Seller Subsidiaries’ right, title and interest in and to the following assets, properties and rights (but in all cases, excluding the Excluded Assets) (collectively, the “Purchased Assets”):

(a)        Owned Real Property. All of the real property owned by the Seller Parties described on Schedule 2.1(a), together with all of the Seller Parties’ right, title, and interest in all structures, facilities, fixtures and improvements located thereon, or attached or appurtenant thereto, including all cellars and production buildings, administrative and lab buildings, fixed assets, hospitality and tasting rooms, warehouse buildings, ancillary buildings, tanks, cooperage equipment, wells, pumps, trellises, irrigation systems, waste water treatment facilities and other fixtures and personal property affixed to the such real property, and all easements, rights, appurtenances, privileges, tenements, hereditaments and rights of way that belong to or appertain to such real property, including, without limitation, all rights to all minerals, oil, gas, and other hydrocarbons substances on and under the real property, as well as all development rights, air rights, water and water rights relating to the real property, including, without limitation, sub-surface water rights, riparian water rights, appropriative rights and water distribution systems, and, to the extent actually assignable or transferrable to Buyer, all permits, land use entitlements, licenses, consents, grants, variances, orders, governmental authorizations and approvals relating to the foregoing (collectively, the “Owned Real Property”);

(b)        Real Property Leases. All of the Seller Parties’ right, title and interest in, to and under the leases, subleases and occupancy agreements for real property described on Schedule 2.1(b) (the “Assumed Real Property Leases”);

(c)        Tangible Personal Property. All of the Seller Parties’ right, title and interest in and to all tangible personal property (which, for the avoidance of doubt, shall not include Inventory, which is addressed in Section 2.1(e)) owned by the Seller Parties and which is (i) used exclusively by or in connection with the Business, the Brands and/or the Retained Business (except as may be included in the Mission Bell Personal Property), or (ii) customarily located at a location included in the Real Property and used primarily in connection with the Business, the Brands and/or the Retained Business, including all: (A) (1) tractors, motor vehicles, farm implements and farming equipment; (2) crush and processing equipment (e.g., receiving stations, presses, destemmers, pumps and conveyors), winemaking and storage equipment (e.g., cooperage, automated conveyor systems and barrel wash systems), bottling and packaging equipment and supplies; (3) loading and storage facilities and equipment (e.g., scales, belts, motors and conveyance equipment related thereto); (4) tools, parts, tote bins, supplies and materials; (5) computer hardware, software, copy machines, fax machines and other electronic devices and systems; and (6) miscellaneous assets (e.g., other equipment, furniture and décor); and (B) all tangible personal property set forth on Schedule 2.1(c), including, for the avoidance of doubt, the Polyphenolics Personal Property (collectively, the “Personal Property”);

(d)        Personal Property Leases. All of the Seller Parties’ right, title and interest in, to and under the leases, subleases and rental agreements (including any portions thereof to be included in the Assigned Portions of the Shared Contracts) in respect of equipment or other tangible personal property leased by the Seller Parties and used exclusively by or in connection with the Business, the Brands and/or the Retained Business, in each case as set forth on Schedule 2.1(d) (the “Assumed Personal Property Leases”);

(e)        Inventory. All of the Seller Parties’ right, title and interest in and to the following inventory: (i) the Finished Goods Inventory; (ii) the Bulk Product Inventory delivered to Buyer by Seller at the Closing; provided that the aggregate Closing Book Value of the Bulk Product Inventory shall not exceed the Target Closing Book Value of the Bulk Product Inventory; (iii) the Other Product Inventory; and (iv) the Materials and Packaging Inventory, in each case, as adjusted in accordance with the Testing Procedures (collectively, the “Inventory”);

(f)        Prepaid Expenses. All of the Seller Parties’ right, title and interest in and to any prepaid expenses relating to the Assigned Portions of the Shared Contracts or exclusively relating to the Business and/or the Brands, in each case as described on Schedule 2.1(f);

(g)        Permits. All land use entitlements, use permits, licenses, consents, grants, variances, governmental authorizations and approvals relating to the Real Property and all of the Seller Parties’ right, title and interest in and to any permits, licenses and registrations exclusively relating to the Business and/or the Brands, in each case as described on Schedule 2.1(g), in each case, to the extent actually assignable or transferrable to Buyer (the “Permits”);

(h)        Contract Rights. Subject to Section 7.19, all of the Seller Parties’ right, title and interest in, to and under all (i) written Contracts of the Seller Parties exclusively related to the Business, the Brands and/or the Purchased Assets, and (ii) the Assigned Portions of the Shared Contracts, in each case, including: (A) grape supply contracts; (B) alternating proprietor agreements, custom crush agreements, bottling, storage and other agreements pursuant to which the Seller Parties produce or contract for the production of wine; (C) open purchase orders, including purchase orders for barrels and bottling supplies where such items have not been delivered to the Seller Parties as of the Effective Time; and (D) other contracts exclusively related to the Business, the Brands and/or the Purchased Assets, including supplier and vendor contracts, intellectual property licenses, assignments and settlement agreements, in each case as listed on Schedule 2.1(h), as the same may be amended with the mutual agreement of Buyer and Seller prior to the Closing (collectively, together with the Assumed Personal Property Leases and the Assumed Real Property Leases, the “Assumed Contracts”). The Assumed Contracts shall include all prepaid rents, advances, expenses, security deposits, other deposits (including any unpaid interest thereon), if any, held or paid by the Seller Parties under the Assumed Contracts (unless and to the extent that any of such amounts previously have been applied in accordance with the terms of the applicable Assumed Contracts) and all rights, remedies, defenses (but only to the extent related to claims that are Assumed Liabilities pursuant to Section 2.3(a)), claims (including claims for refunds or adjustments and claims for breach of express or implied warranties), recoveries, claims for refund, rights to offset, and causes of action with or against customers, suppliers, insurers or any other person, whether known or unknown, in each case to the extent arising under an Assumed Contract or relating to the Purchased Assets or an Assumed Liability, including rights to enforce any assignment of, or license to, any of the Business Intellectual Property constituting a Purchased Asset;

(i)        Intellectual Property. All right, title and interest in and to (i) the Intellectual Property and licensed Intellectual Property described on Schedule 2.1(i), and (ii) to the extent not included on Schedule 2.1(i), all other Intellectual Property which is owned by the Seller Parties and has at any time during the past five (5) years been used exclusively in connection with or exclusively as part of the Business and/or the Brands (collectively, the “Business Intellectual Property”);

(j)        Books and Records. All of the Books and Records described on Schedule 2.1(j) (collectively, the “Business Books and Records”);

(k)        Legal Proceedings. All of the Seller Parties’ rights to any Legal Proceedings of any nature available to or being pursued by the Seller Parties which are exclusively related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(l)        Warranties. All of the Seller Parties’ rights under warranties, indemnities and all similar rights against third Persons to the extent related to the Purchased Assets;

(m)        Equity Interests. The equity interests set forth on Schedule 2.1(m) in the entities set forth on Schedule 2.1(m);

(n)        License to Certain Intellectual Property. A perpetual, irrevocable, worldwide, non-exclusive, royalty-free, sub-licensable (through multiple tiers of licensees for use in connection with the production and/or sale of Buyer’s products), fully paid license to use and exploit in any manner all proprietary winemaking techniques, blending instructions, bottle designs, formulations and recipes owned by the Seller Parties which at any time during the past five (5) years have been used by the Seller Parties or their Affiliates non-exclusively in connection with or non-exclusively as part of the Business and/or the Brands (collectively, the “Licensed IP”);

(o)        Goodwill. All goodwill associated with the Brands and any other goodwill associated exclusively with the Business and/or any Purchased Asset; and

(p)        Other Purchased Assets. All other assets and rights of the Seller Parties described on Schedule 2.1(p).

2.2        Excluded Assets.

Other than the Purchased Assets described in Section 2.1, Buyer expressly acknowledges and agrees that it is not purchasing or acquiring, and no Seller Party is selling or assigning, any other assets, properties or rights of the Seller Parties, and all such other assets, properties and rights of the Seller Parties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets, properties and rights of the Seller Parties:

(a)        Cash and Equivalents. The Seller Parties’ cash, bank deposits or similar cash and cash equivalent items existing as of the Effective Time;

(b)        Employee Benefit Plans. All assets of or related to (i) the Employee Benefit Plans and (ii) any employee benefit plan, as defined in Section 3(1) of ERISA, or other deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, severance, insurance, retirement, excess benefit or fringe benefit plan sponsored or contributed to by Seller or any ERISA Affiliate, under or in connection with the CBA;

(c)        Agreement and Transaction Documents. All rights that accrue or will accrue to Seller or any of its Affiliates pursuant to this Agreement or any of the Transaction Documents;

(d)        Contracts. All Contracts of the Seller Parties that are not Assumed Contracts, including all Contracts between the Seller Parties and any Distributors, the portions of the Shared Contracts that are not Assigned Portions of the Shared Contracts, all Mission Bell Contracts and all Contracts related to the Retained Business that are not an Assumed Real Property Lease or an Assumed Personal Property Lease (the “Excluded Contracts”);

(e)        Insurance. All insurance policies of the Seller Parties, and all rights to applicable claims and proceeds thereunder (and Buyer acknowledges that, as of the Closing, the Business and the Purchased Assets shall cease to be insured by any insurance policies of the Seller Parties);

(f)        Tax Assets. The benefit of any Tax assets, including prepaid Taxes, Tax refunds, Tax losses, credits or similar benefits relating to the Purchased Assets or the Business that are in existence as of the Closing Date or that are allocable to a Pre-Closing Tax Period, except to the extent related to Constellation Brands Chile or the equity interest in WICER, LLC included in the Purchased Assets or expressly agreed by this Agreement to be transferred to Buyer at the Closing;

(g)        Intracompany Agreements. All agreements between Seller or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, whether or not related to the Business (including, for the avoidance of doubt, any tax grouping and group tax payment arrangements);

(h)        Accounts Receivable. All of the Seller Parties’ right, title and interest in, to and under the accounts receivable and notes receivable of the Business;

(i)        Non-Business Intellectual Property. All Intellectual Property of or used by the Seller Parties other than the Business Intellectual Property, including all Intellectual Property used exclusively by or in connection with the Retained Business;

(j)        Inventory of the Retained Business. All inventory owned by the Seller Parties, other than the Inventory, wherever located, including all grape concentrate food additive products;

(k)        Other Excluded Assets. All other assets and rights of Seller described on Schedule 2.2(k);

(l)        Other Assets Related to the Retained Business. All assets and rights of the Seller Parties used by the Seller Parties in connection with the Retained Business, other than the Purchased Assets; and

(m)        Mission Bell Assets. All of the Mission Bell Assets.

2.3        Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer or an Affiliate of Buyer designated by Buyer in writing to Seller not less than three (3) Business Days prior to the Closing Date shall assume and agrees to pay, perform and discharge when due, the following Liabilities of the Seller Parties (collectively, the “Assumed Liabilities”):

(a)        Assumed Contracts. All Liabilities of the Seller Parties arising under or in connection with the Assumed Contracts, including the Assumed Real Property Leases and the Assumed Personal Property Leases, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and are attributable to the period after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller Party on or prior to the Closing Date;

(b)        Post-Closing Taxes. All Taxes arising from ownership or operation of the Business or the Purchased Assets that accrue after the Effective Time, including any Post-Closing Straddle Period Taxes;

(c)        Accrued Depletion Allowances. The Accrued Depletion Allowances as set forth in the Closing Accrued Depletion Allowances Statement; and

(d)        Other Assumed Liabilities. All other Liabilities of the Seller Parties described on Schedule 2.3(d).

2.4        Excluded Liabilities.

Neither Buyer nor any of its Affiliates shall assume any Liabilities of the Seller Parties (such unassumed Liabilities, the “Excluded Liabilities”) other than those specifically set forth in Section 2.3. Without limiting the generality of the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and the Seller Parties shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of the Seller Parties:

(a)        Excluded Assets. All Liabilities of the Seller Parties relating to or arising out of the Excluded Contracts and other Excluded Assets;

(b)        Product Liabilities. All product liability, warranty and similar claims for damages or injury to person or property, claims of infringement of Intellectual Property and all other Liabilities, regardless of when made or asserted, which arise out of or are based upon any events occurring or actions taken or omitted to be taken by any Seller Party, or otherwise arising out of or incurred in connection with the conduct of the Business or in respect of the Purchased Assets, on or before the Closing Date;

(c)        Pre-Closing Environmental Liabilities. All Pre-Closing Environmental Liabilities;

(d)        Pre-Closing Employee Liabilities. All Pre-Closing Employee Liabilities;

(e)        Pre-Closing Entity Liabilities. All Pre-Closing Entity Liabilities;

(f)        Indebtedness. All Indebtedness of the Seller Parties;

(g)        Pre-Closing Taxes. All Liabilities for (i) Taxes arising from ownership or operation of the Business or the Purchased Assets (including Taxes imposed on Constellation Brands Chile and WICER, LLC) with respect to any Pre-Closing Tax Period, including any Pre-Closing Straddle Period Taxes, and (ii) Taxes of the Seller Parties, including as set forth in Section 8.3(b);

(h)        Accounts Payable. All Liabilities of the Seller Parties for account, note or loan payables of the Business or in respect of the Purchased Assets, whether current or non-current, that are unpaid at the Effective Time;

(i)        Intracompany Payables. All account, note or loan payables recorded on the books of the Business for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business from Seller or any Affiliate of Seller, whether current or non-current; and

(j)        Transaction Fees. All Liabilities of the Seller Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and Transactions, including fees and expenses of counsel, accountants, consultants, advisers and other Representatives.

2.5        Instruments of Sale and Transfer; Further Assurances.

On the Closing Date, the Seller Parties shall deliver to Buyer, and Buyer or an Affiliate of Buyer designated by Buyer in writing to Seller not less than three (3) Business Days prior to the Closing Date shall deliver to the Seller Parties, as the case may be, such instruments of sale and assignment as shall be necessary to vest in Buyer or such Affiliate on the Closing Date all of the Seller Parties’ right, title and interest in and to the Purchased Assets and to evidence the assumption of the Assumed Liabilities by Buyer or such Affiliate, including (a) a Bill of Sale substantially in the form of Exhibit A (the “Bill of Sale”), (b) a Bill of Sale (Bailment Inventory) substantially in the form of Exhibit B (the “Bill of Sale (Bailment Inventory)”), (c) an Assignment and Assumption of Contracts substantially in the form of Exhibit C (the “Assignment of Contracts”), (d) with respect to the Owned Real Property located in California, Grant Deeds substantially in the form customarily used by the Escrow Holder, which is attached as Exhibit D, or for Owned Real Property located outside of California, a similar equivalent transfer deed customarily used (collectively, the “Grant Deeds”), (e) with respect to the Assumed Real Property Leases, an Assignment and Assumption of Leases substantially in the form of Exhibit E (the “Assignment of Leases”), (f) an Assignment of Patents substantially in the form of Exhibit F (the “Assignment of Patents”), (g) an Assignment of Trademarks substantially in the form of Exhibit G (the “Assignment of Trademarks”), (h) an Assignment of Copyrights substantially in the form of Exhibit H (the “Assignment of Copyrights”), (i) an Assignment of Domain Names substantially in the form of Exhibit I (the “Assignment of Domain Names”), (j) stock powers in substantially the form of Exhibit M (the “Chile Stock Powers”), and (k) an Assignment of Membership Interest in substantially the form of Exhibit N (the “WICER Membership Interest Assignment”). From time to time following the Closing, Buyer or its Affiliate and the Seller Parties shall execute and deliver, or cause to be executed and delivered, to the other such additional instruments of conveyance and transfer and evidences of assumption as Buyer or Seller may reasonably request or as may be otherwise necessary or desirable to carry out the purposes of this Agreement.

2.6        Consents.

(a)        Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Buyer under such Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by any Seller Party to, or any assumption by Buyer of, any interest in, or Liability under, any Purchased Asset requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained. Without limiting Section 2.6(b), to the extent any Assumed Contract may not be assigned to Buyer by reason of the absence of any such Consent (each, a “Restricted Contract”), Buyer shall not be required to assume any Assumed Liabilities arising under such Restricted Contract. Notwithstanding the failure to obtain prior to the Closing any Consent with respect to any Restricted Contract or any other Purchased Asset, subject to Article IX, the Closing shall occur without any adjustment to the Purchase Price on account thereof.

(b)        To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained on or before the Closing Date, following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required Consent or any release, substitution or amendment required to novate all Liabilities under any and all Assumed Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that Buyer shall be solely responsible for such Liabilities after the Closing Date. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract or Purchased Asset to Buyer for no additional consideration.

(c)        To the extent that any Restricted Contract or other Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.6, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to Buyer the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Restricted Contract or other Purchased Asset and/or Assumed Liability to Buyer as of the Closing Date and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller or the applicable Seller Subsidiary, pay, perform and discharge fully the Liabilities of the applicable Seller Party thereunder from and after the Closing Date. To the extent permitted under applicable Law, the Seller Parties shall hold in trust for and pay to Buyer promptly upon receipt thereof such Purchased Asset and all income, proceeds and other monies received by the Seller Parties to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.6; provided that the Seller Parties shall be permitted to set off against such amounts all Liabilities that the Buyer is required to pay, perform or discharge in accordance with the immediately preceding sentence and any direct costs associated with the retention and maintenance of such Purchased Assets.

(d)        Notwithstanding anything herein to the contrary, the provisions of this Section 2.6 shall not apply to any consent or approval required under any Competition Law, which consent or approval shall be governed by Section 7.6. Nothing in this Section 2.6, including any arrangement for Buyer to be provided with any of the benefits of any Purchased Asset, shall constitute a waiver of Buyer’s rights under Article IX unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the Transactions at the Closing.

ARTICLE III

PURCHASE PRICE.

3.1        Purchase Price.

On the terms and subject to the conditions set forth herein, in consideration of the sale of the Purchased Assets, in addition to the assumption of the Assumed Liabilities, Buyer shall pay to Seller (or its designees), an aggregate amount in cash equal to (a) the Base Purchase Price, plus (b) the amount, if any, by which the Closing Book Value of the Finished Goods Inventory or the Final Book Value of the Finished Goods Inventory, as the case may be, exceeds the Target Closing Book Value of the Finished Goods Inventory, minus (c) the amount, if any, by which the Closing Book Value of the Finished Goods Inventory or the Final Book Value of the Finished Goods Inventory, as the case may be, is less than the Target Closing Book Value of the Finished Goods Inventory, plus (d) the amount, if any, by which the Closing Book Value of the Other Product Inventory or the Final Book Value of the Other Product Inventory, as the case may be, exceeds the Target Closing Book Value of the Other Product Inventory, minus (e) the amount, if any, by which the Closing Book Value of the Other Product Inventory or the Final Book Value of the Other Product Inventory, as the case may be, is less than the Target Closing Book Value of the Other Product Inventory, minus (f) the amount, if any, by which the Closing Book Value of the Bulk Product Inventory or the Final Book Value of the Bulk Product Inventory, as the case may be, is less than the Target Closing Book Value of the Bulk Product Inventory, minus (g) the amount of the Accrued Depletion Allowances, plus (h) the Earn-Out Payments, if any, plus (i) the US Dollar equivalent of the amount, if any, by which the

Chile 30 Day Operating Amount exceeds the Chile March 2019 Cash Amount, minus (j) the US Dollar equivalent of the amount, if any, by which the Chile 30 Day Operating Amount is less than the Chile March 2019 Cash Amount minus (k) the Estimated CapEx Shortfall Amount or the Final CapEx Shortfall Amount, as the case may be, minus (l) Six Million One Hundred Nineteen Thousand Nine Hundred Twenty-Five Dollars ($6,119,925), in consideration of Buyer’s assumption of the Loma Grape Contract to the extent set forth on Schedule 2.1(h) (the “Purchase Price”).

3.2        Determination of Estimated Purchase Price.

(a)        No later than the tenth (10th) Business Day prior to the anticipated Closing Date (i) Seller shall prepare and deliver to Buyer written statements setting forth Seller’s best estimate of (x) the amount of the Accrued Depletion Allowances (including reasonable supporting documentation and calculations), as determined as of the most recent available date in accordance with the illustrative calculation thereof set forth on Schedule 3.2(a)(i) (the “Closing Accrued Depletion Allowances Statement”), and (y) the CapEx Shortfall Amount (such amount, the “Estimated CapEx Shortfall Amount”) (the “Estimated CapEx Statement”), and (ii) representatives of Seller and Buyer shall take a physical count and inspection of the Inventory, other than the Bailment Inventory of Seller, in accordance with the Inventory inspection and testing procedures attached hereto as Schedule 3.2(a)(ii) (the “Testing Procedures”). Seller and Buyer shall cooperate reasonably in connection with the Testing Procedures.

(b)        Following such count and inspection, the Parties shall agree in accordance with the Testing Procedures on the results thereof in a written report (the “Agreed Inventory Report”). At the Closing, the Base Purchase Price shall be adjusted in respect of the Accrued Depletion Allowances, the Closing Book Value of the Finished Goods Inventory, the Closing Book Value of the Other Product Inventory and the Closing Book Value of the Bulk Product Inventory as follows:

(i)        the Base Purchase Price shall be reduced by the amount of the Accrued Depletion Allowances, as set forth in the Closing Accrued Depletion Allowances Statement;

(ii)        if the Closing Book Value of the Finished Goods Inventory as set forth in the Agreed Inventory Report is less than the Target Closing Book Value of the Finished Goods Inventory, then the Base Purchase Price shall be reduced by the amount by which the Closing Book Value of the Finished Goods Inventory is less than the Target Closing Book Value of the Finished Goods Inventory;

(iii)        if the Closing Book Value of the Finished Goods Inventory as set forth in the Agreed Inventory Report is greater than the Target Closing Book Value of the Finished Goods Inventory, then the Base Purchase Price shall be increased by the amount by which the Closing Book Value of the Finished Goods Inventory is greater than the Target Closing Book Value of the Finished Goods Inventory;

(iv)        if the Closing Book Value of the Finished Goods Inventory as set forth in the Agreed Inventory Report is equal to the Target Closing Book Value of the Finished Goods

Inventory, then there shall be no adjustment to the Base Purchase Price in respect of the Closing Book Value of the Finished Goods Inventory pursuant to this Section 3.2(b);

(v)        if the Closing Book Value of the Other Product Inventory as set forth in the Agreed Inventory Report is less than the Target Closing Book Value of the Other Product Inventory, then the Base Purchase Price shall be reduced by the amount by which the Closing Book Value of the Other Product Inventory is less than the Target Closing Book Value of the Other Product Inventory;

(vi)        if the Closing Book Value of the Other Product Inventory as set forth in the Agreed Inventory Report is greater than the Target Closing Book Value of the Other Product Inventory, then the Base Purchase Price shall be increased by the amount by which the Closing Book Value of the Other Product Inventory is greater than the Target Closing Book Value of the Other Product Inventory;

(vii)        if the Closing Book Value of the Other Product Inventory as set forth in the Agreed Inventory Report is equal to the Target Closing Book Value of the Other Product Inventory, then there shall be no adjustment to the Base Purchase Price in respect of the Closing Book Value of the Other Product Inventory pursuant to this Section 3.2(b);

(viii)        if the Closing Book Value of the Bulk Product Inventory as set forth in the Agreed Inventory Report is less than the Target Closing Book Value of the Bulk Product Inventory, then the Base Purchase Price shall be reduced by the amount by which the Closing Book Value of the Bulk Product Inventory is less than the Target Closing Book Value of the Bulk Product Inventory;

(ix)        if the Closing Book Value of the Bulk Product Inventory as set forth in the Agreed Inventory Report is greater than or equal to the Target Closing Book Value of the Bulk Product Inventory, then there shall be no adjustment to the Base Purchase Price in respect of the Closing Book Value of the Bulk Product Inventory pursuant to this Section 3.2(b); and

(x)        for the avoidance of doubt, except as the Parties may otherwise mutually agree, the Parties acknowledge and agree that Seller will only sell to Buyer, and Buyer will only purchase from Seller, Bulk Product Inventory with an aggregate value not to exceed the Target Closing Book Value of the Bulk Product Inventory.

(c)        If the Parties are unable to complete the Testing Procedures or to agree on the results of the Testing Procedures, in each case, prior to the Closing, then (i) Seller shall deliver its best estimate or determination, as applicable, of the physical count and inspection to Buyer as soon as reasonably possible prior to the Closing, but in no event later than two (2) Business Days prior to the Closing Date (the “Estimated Inventory Report”), and (ii) the Parties shall cooperate to complete the Testing Procedures as soon as reasonably possible following the Closing, if not completed prior to the Closing. For purposes hereof, (i) the “Estimated Closing Book Value of the Finished Goods Inventory” means (A) the aggregate value of the Finished Goods Inventory (other than the Bailment Inventory), (1) based on the Estimated Inventory Report, and (2) valued at the applicable Seller Party’s costs of such Inventories by reference to the applicable unit costs set forth on Schedule 1(b), except as the Parties may otherwise mutually agree, plus (B) the aggregate value of the Bailment Inventory as set forth on the Bailment Reports; (ii) the “Estimated Closing Book Value of the Other Product Inventory” means (A) the aggregate value of the Other Product Inventory (other than the WIP HY2020 Inventory, if any), (1) based on the Estimated Inventory Report, and (2) valued at the applicable Seller Party’s costs of such Inventories by reference to the applicable unit costs set forth on Schedule 1(b), except as the Parties may otherwise mutually agree, plus (B) the aggregate value of the WIP HY2020 Inventory, if any, (1) based on the Estimated Inventory Report, and (2) valued in accordance with Schedule 1(m); and (iii) the “Estimated Closing Book Value of the Bulk Product Inventory” means the aggregate value of the Bulk Product Inventory, (A) based on the Estimated Inventory Report, and (B) valued at the applicable Seller Party’s costs of such Inventories by reference to the applicable unit costs set forth on Schedule 1(b), except as the Parties may otherwise mutually agree. At the Closing, the Base Purchase Price shall be adjusted in respect of the Accrued Depletion Allowances, the Closing Book Value of the Finished Goods Inventory, the Closing Book Value of the Other Product Inventory and the Closing Book Value of the Bulk Product Inventory as follows:

(i)        the Base Purchase Price shall be reduced by the amount of the Accrued Depletion Allowances, as set forth in the Closing Accrued Depletion Allowances Statement;

(ii)        if the Estimated Closing Book Value of the Finished Goods Inventory as set forth in the Estimated Inventory Report is less than the Target Closing Book Value of the Finished Goods Inventory, then the Base Purchase Price shall be reduced by the amount by which the Estimated Closing Book Value of the Finished Goods Inventory is less than the Target Closing Book Value of the Finished Goods Inventory;

(iii)        if the Estimated Closing Book Value of the Finished Goods Inventory as set forth in the Estimated Inventory Report is greater than the Target Closing Book Value of the Finished Goods Inventory, then the Base Purchase Price shall be increased by the amount by which the Estimated Closing Book Value of the Finished Goods Inventory is greater than the Target Closing Book Value of the Finished Goods Inventory;

(iv)        if the Estimated Closing Book Value of the Finished Goods Inventory as set forth in the Estimated Inventory Report is equal to the Target Closing Book Value of the Finished Goods Inventory, then there shall be no adjustment to the Base Purchase Price in respect of the Estimated Closing Book Value of the Finished Goods Inventory pursuant to this Section 3.2(c);

(v)        if the Estimated Closing Book Value of the Other Product Inventory as set forth in the Estimated Inventory Report is less than the Target Closing Book Value of the Other Product Inventory, then the Base Purchase Price shall be reduced by the amount by which the Estimated Closing Book Value of the Other Product Inventory is less than the Target Closing Book Value of the Other Product Inventory;

(vi)        if the Estimated Closing Book Value of the Other Product Inventory as set forth in the Estimated Inventory Report is greater than the Target Closing Book Value of the Other Product Inventory, then the Base Purchase Price shall be increased by the amount by which the Estimated Closing Book Value of the Other Product Inventory is greater than the Target Closing Book Value of the Other Product Inventory;

(vii)        if the Estimated Closing Book Value of the Other Product Inventory as set forth in the Estimated Inventory Report is equal to the Target Closing Book Value of the Other Product Inventory, then there shall be no adjustment to the Base Purchase Price in respect of the Estimated Closing Book Value of the Other Product Inventory pursuant to this Section 3.2(c);

(viii)        if the Estimated Closing Book Value of the Bulk Product Inventory as set forth in the Estimated Inventory Report is less than the Target Closing Book Value of the Bulk Product Inventory, then the Base Purchase Price shall be reduced by the amount by which the Estimated Closing Book Value of the Bulk Product Inventory is less than the Target Closing Book Value of the Bulk Product Inventory;

(ix)        if the Estimated Closing Book Value of the Bulk Product Inventory as set forth in the Estimated Inventory Report is greater than or equal to the Target Closing Book Value of the Bulk Product Inventory, then there shall be no adjustment to the Base Purchase Price in respect of the Estimated Closing Book Value of the Bulk Product Inventory pursuant to this Section 3.2(c); and

(x)        for the avoidance of doubt, except as the Parties may otherwise mutually agree, the Parties acknowledge and agree that Seller will only sell to Buyer, and Buyer will only purchase from Seller, Bulk Product Inventory with an aggregate value not to exceed the Target Closing Book Value of the Bulk Product Inventory.

(d)        The Estimated CapEx Statement shall be prepared in accordance with the definition of “CapEx Shortfall Amount” set forth in this Agreement. Prior to the Closing, Buyer shall be entitled to comment on and request reasonable changes to the Estimated CapEx Statement, and Seller shall provide access to all records and work papers, answer any questions and discuss and resolve any issues reasonably requested and/or raised by Buyer and its Representatives, in each case, in connection with their review of the Estimated CapEx Statement and consider in good faith any changes Buyer proposes to the Estimated CapEx Statement and the computation of the Estimated CapEx Shortfall Amount set forth therein. At the Closing, the Base Purchase Price shall be reduced by the Estimated CapEx Shortfall Amount, if any. If the Parties mutually agree on the Estimated CapEx Statement (as may be revised to incorporate changes proposed by Buyer) and the Estimated CapEx Shortfall Amount set forth therein, if any, then such Estimated CapEx Statement and Estimated CapEx Shortfall Amount shall be deemed final and binding and there shall be no further adjustment to the Purchase Price pursuant to Section 3.3(b).

The Base Purchase Price, as adjusted pursuant to Section 3.1, Section 3.2(b), Section 3.2(c) and/or Section 3.2(d), as the case may be, is referred to herein as the “Estimated Purchase Price”.

3.3        Post-Closing Adjustments.

(a)        In the event that the Parties determine the Estimated Purchase Price based on the Estimated Inventory Report, then during the five Business Days immediately following the later of (i) the Closing Date and (ii) the completion of the Testing Procedures, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the physical count set forth in the Estimated Inventory Report and if such agreement has not been reached at the end of such five Business Day period, Seller and Buyer shall identify in writing the amount in dispute and shall immediately engage an Independent Accountant to conduct only a physical count of the Inventory, which physical count of the Inventory shall be set forth in a written report delivered to the Parties and shall be conclusive and binding on the Parties and shall be enforceable in a court of law (such report as agreed to by the Parties after the Closing or as completed by the Independent Accountant, is referred to herein as the “Final Physical Inventory Report”). In the event that determination of usability and salability of the Inventory extends past the Closing Date, at such time as the usability and salability of the Inventory is conclusively determined pursuant to the Testing Procedures, such Inventory at the value determined shall be set forth in a written report delivered to both Parties and shall be used, along with the Final Physical Inventory Report, to determine the final Inventory (“Final Inventory Report”). For purposes hereof, (i) the “Final Book Value of the Finished Goods Inventory” means (A) the aggregate value of the Finished Goods Inventory (other than the Bailment Inventory), (1) based on the Final Physical Inventory Report, and (2) valued at the applicable Seller Party’s costs of such Inventories by reference to the applicable unit costs set forth on Schedule 1(b), except as the same may have been revised pursuant to the Testing Procedures and reflected in the Final Inventory Report, plus (B) the aggregate value of the Bailment Inventory as set forth on the Bailment Reports; (ii) the “Final Book Value of the Other Product Inventory” means (A) the aggregate value of the Other Product Inventory (other than the WIP HY2020 Inventory, if any), (1) based on the Final Physical Inventory Report, and (2) valued at the applicable Seller Party’s costs of such Inventories by reference to the applicable unit costs set forth on Schedule 1(b), except as the same may have been revised pursuant to the Testing Procedures and reflected in the Final Inventory Report, plus (B) the aggregate value of the WIP HY2020 Inventory, if any, (1) based on the Final Physical Inventory Report, and (2) valued in accordance with Schedule 1(m); and (iii) the “Final Book Value of the Bulk Product Inventory” means the aggregate value of the Bulk Product Inventory, (A) based on the Final Physical Inventory Report, and (B) valued at the applicable Seller Party’s costs of such Inventories by reference to the applicable unit costs set forth on Schedule 1(b), except as the same may have been revised pursuant to the Testing Procedures and reflected in the Final Inventory Report. Within two (2) Business Days of the Independent Accountant’s delivery of the Final Inventory Report, the Purchase Price shall be further adjusted and payments made, if and as applicable, as follows:

(i)        if the Final Book Value of the Finished Goods Inventory as set forth in the Final Inventory Report is greater than the Estimated Closing Book Value of the Finished Goods Inventory as set forth in the Estimated Inventory Report, then Buyer shall pay, by wire transfer of immediately available funds to the account or accounts of Seller designated to Buyer in writing at least one (1) Business Day in advance of such payment, the amount by which the Final Book Value of the Finished Goods Inventory is greater than the Estimated Closing Book Value of the Finished Goods Inventory;

(ii)        if the Final Book Value of the Finished Goods Inventory as set forth in the Final Inventory Report is less than the Estimated Closing Book Value of the Finished Goods Inventory as set forth in the Estimated Inventory Report, then Seller shall pay, by wire transfer of immediately available funds to the account or accounts of Buyer designated to Seller in writing at least one (1) Business Day in advance of such payment, the amount by which the Final Book Value of the Finished Goods Inventory is less than the Estimated Closing Book Value of the Finished Goods Inventory;

(iii)        if the Final Book Value of the Finished Goods Inventory as set forth in the Final Inventory Report is equal to the Estimated Closing Book Value of the Finished Goods Inventory as set forth in the Estimated Inventory Report, then there shall be no further adjustment to the Purchase Price and no payment shall be made by either Party, in each case, in respect of the Final Book Value of the Finished Goods Inventory pursuant to this Section 3.3(a);

(iv)        if the Final Book Value of the Other Product Inventory as set forth in the Final Inventory Report is greater than the Estimated Closing Book Value of the Other Product Inventory as set forth in the Estimated Inventory Report, then Buyer shall pay, by wire transfer of immediately available funds to the account or accounts of Seller designated to Buyer in writing at least one (1) Business Day in advance of such payment, the amount by which the Final Book Value of the Other Product Inventory is greater than the Estimated Closing Book Value of the Other Product Inventory;

(v)        if the Final Book Value of the Other Product Inventory as set forth in the Final Inventory Report is less than the Estimated Closing Book Value of the Other Product Inventory as set forth in the Estimated Inventory Report, then Seller shall pay, by wire transfer of immediately available funds to the account or accounts of Buyer designated to Seller in writing at least one (1) Business Day in advance of such payment, the amount by which the Final Book Value of the Other Product Inventory is less than the Estimated Closing Book Value of the Other Product Inventory;

(vi)        if the Final Book Value of the Other Product Inventory as set forth in the Final Inventory Report is equal to the Estimated Closing Book Value of the Other Product Inventory as set forth in the Estimated Inventory Report, then there shall be no further adjustment to the Purchase Price and no payment shall be made by either Party, in each case, in respect of the Final Book Value of the Other Product Inventory pursuant to this Section 3.3(a);

(vii)        if the Final Book Value of the Bulk Product Inventory as set forth in the Final Inventory Report is greater than the Estimated Closing Book Value of the Bulk Product Inventory as set forth in the Estimated Inventory Report, then Buyer shall pay, by wire transfer of immediately available funds to the account or accounts of Seller designated to Buyer in writing at least one (1) Business Day in advance of such payment, the amount by which the Final Book Value of the Bulk Product Inventory is greater than the Estimated Closing Book Value of the Bulk Product Inventory; provided, that if the Final Book Value of the Bulk Product Inventory as set forth in the Final Inventory Report is greater than Target Closing Book Value of the Bulk Product Inventory, then Buyer shall instead pay, by wire transfer of immediately available funds to the account or accounts of Seller designated to Buyer in writing at least one (1) Business Day in advance of such payment, the amount by which the Target Closing Book Value of the Bulk Product Inventory is greater than the Estimated Closing Book Value of the Bulk Product Inventory and Buyer shall transfer back to the Seller Parties, as promptly as reasonably practicable and at Seller’s expense, a quantity of blended and/or unblended bulk wine inventory of types and varietals to be selected by

Buyer in Buyer’s sole discretion with an aggregate value equal to the amount by which the blended and/or unblended bulk wine inventory actually delivered to Buyer at the Closing exceeded the Target Closing Book Value of the Bulk Product Inventory such that the excess blended and/or unblended bulk wine inventory should not have been included in the Bulk Product Inventory pursuant to the terms of this Agreement;

(viii)        if the Final Book Value of the Bulk Product Inventory as set forth in the Final Inventory Report is less than the Estimated Closing Book Value of the Bulk Product Inventory as set forth in the Estimated Inventory Report, then Seller shall pay, by wire transfer of immediately available funds to the account or accounts of Buyer designated to Seller in writing at least one (1) Business Day in advance of such payment, the amount by which the Final Book Value of the Bulk Product Inventory is less than the Estimated Closing Book Value of the Bulk Product Inventory; and

(ix)        if the Final Book Value of the Bulk Product Inventory as set forth in the Final Inventory Report is equal to the Estimated Closing Book Value of the Bulk Product Inventory as set forth in the Estimated Inventory Report, then there shall be no further adjustment to the Purchase Price and no payment shall be made by either Party, in each case, in respect of the Final Book Value of the Bulk Product Inventory pursuant to this Section 3.3(a).

(b)        In the event that the Parties do not mutually agree on the Estimated CapEx Statement and the Estimated CapEx Shortfall Amount pursuant to Section 3.2(d), then during the ten (10) Business Days immediately following the Closing Date, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the Estimated CapEx Shortfall Amount or the Estimated CapEx Statement and if such agreement has not been reached at the end of such ten (10) Business Day period, Seller and Buyer shall identify in writing the amount in dispute and shall immediately engage an Independent Accountant to determine the CapEx Shortfall Amount, which determination shall be set forth in a written report delivered to the Parties and shall be conclusive and binding on the Parties and shall be enforceable in a court of law (such report as agreed to by the Parties after the Closing or as completed by the Independent Accountant, is referred to herein as the “Final CapEx Statement”). For purposes hereof the “Final CapEx Shortfall Amount” means the CapEx Shortfall Amount based upon the Final CapEx Statement. Within two (2) Business Days of the Independent Accountant’s delivery of the Final CapEx Statement, the Purchase Price shall be further adjusted and payments made, if and as applicable, as follows:

(i)        if the Final CapEx Shortfall Amount as set forth in the Final CapEx Statement is less than the Estimated CapEx Shortfall Amount as set forth in the Estimated CapEx Statement, then Buyer shall pay, by wire transfer of immediately available funds to the account or accounts of Seller designated to Buyer in writing at least one (1) Business Day in advance of such payment, the amount by which the Final CapEx Shortfall Amount is less than Estimated CapEx Shortfall Amount;

(ii)        if the Final CapEx Shortfall Amount as set forth in the Final CapEx Statement is greater than the Estimated CapEx Shortfall Amount as set forth in the Estimated CapEx Statement, then Seller shall pay, by wire transfer of immediately available funds to the account or accounts of Buyer designated to Seller in writing at least one (1) Business Day in advance of such payment, the amount by which the Final CapEx Shortfall Amount as set forth in the Final CapEx Statement is greater than the Estimated CapEx Shortfall Amount as set forth in the Estimated CapEx Statement; and

(iii)        if the Final CapEx Shortfall Amount as set forth in the Final CapEx Statement is equal to the Estimated CapEx Shortfall Amount as set forth in the Estimated CapEx Statement, then there shall be no further adjustment to the Purchase Price and no payment shall be made by either Party pursuant to this Section 3.3(b).

(c)        The fees and expenses of the Independent Accountant engaged pursuant to this Section 3.3, if any, shall be allocated between Seller, on one hand, and Buyer, on the other hand, based on the percentage which the portion of the amount contested by a Party that is not awarded to that Party bears to the total amount actually contested by such Party.

(d)        Any payments made pursuant to this Section 3.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

3.4        Earn-Out Payments.

(a)        General. On the terms and subject to the conditions set forth herein, Seller shall be eligible to receive from Buyer, as contingent consideration for the Purchased Assets, (i) a first payment (the “First Earn-Out Payment”) based on the Depletion Volume during the twelve (12) month period beginning on the first day of the next calendar month following the Closing Date (the “First Earn-Out Period”), and (ii) a second payment (the “Second Earn-Out Payment” and, together with the First Earn-Out Payment, the “Earn-Out Payments”) based on the Depletion Volume during the twelve (12) month period beginning on the first day of the next calendar month following the First Earn-Out Period (the “Second Earn-Out Period” and, together with the First Earn-Out Period, the “Earn-Out Periods”), in each case, subject to the terms and conditions set forth in Schedule 3.4(a), including Sections 3 and 4 thereof. The Earn-Out Payments shall be calculated as set forth on Schedule 3.4(a) (such resulting amounts, the “Earn-Out Amounts”). The aggregate amount of the Earn-Out Amounts (if any) paid by Buyer to Seller shall not exceed Two Hundred Fifty Million Dollars ($250,000,000).

(b)        Earn-Out Statement. As promptly as reasonably practicable, but in no event later than sixty (60) days, following the end of each Earn-Out Period, Buyer shall prepare and deliver to Seller a statement setting forth the Depletion Volume for such Earn-Out Period and Buyer’s calculation of the Earn-Out Amount for such Earn-Out Period, if any, due and payable to Seller, together with reasonable supporting documentation (the “Earn-Out Statement”). Seller shall have thirty (30) days following the delivery of the Earn-Out Statement (the “Earn-Out Review Period”) to review the Earn-Out Statement. If Seller disagrees with any item on the Earn-Out Statement, then Seller shall deliver to Buyer, prior to the expiration of the Earn-Out Review Period, a written statement setting forth Seller’s specific objections, if any, to the Earn-Out Statement and Seller’s calculation of the Earn-Out Amount for such Earn-Out Period, together with a summary of the reasons therefor and calculations which, in the view of Seller, are necessary to eliminate such objections (a “Notice of Earn-Out Dispute”). Seller shall be deemed to have irrevocably agreed with each item and amount set forth on the Earn-Out Statement that is not disputed in the Notice of Earn-Out Dispute. If Seller fails to deliver a Notice of Earn-Out Dispute prior to the expiration of the Earn-Out Review Period, then the Earn-Out Statement as delivered by Buyer (and all items and amounts therein) shall be final and binding on the Parties. If Seller delivers to Buyer a Notice of Earn-Out Dispute prior to the expiration of the Earn-Out Review Period, Seller and Buyer shall seek in good faith to resolve in writing any differences they may have with respect to the disputed matters as promptly as reasonably practicable. If Buyer and Seller are unable to resolve all disputed matters set forth in the Notice of Earn-Out Dispute within thirty (30) days after delivery thereof to Buyer then, within seven (7) Business Days after the end of such thirty (30) day period, Seller and Buyer shall engage an Independent Accountant and shall submit to the Independent Accountant the disputed matters that remain unresolved (the “Disputed Items”), together with any supporting documentation and calculations as either Buyer or Seller may choose to submit, for final binding written resolution. The Independent Accountant shall act as an accounting expert and not as an arbitrator, and shall issue a final and binding resolution with respect to all Disputed Items in a manner consistent with this Agreement. Buyer and Seller shall use commercially reasonable efforts to cause the Independent Accountant to issue its written determination as to such Disputed Items within twenty (20) Business Days after such Disputed Items have been so submitted to the Independent Accountant. Any determination by the Independent Accountant within the scope of the Independent Accountant’s authority hereunder as to the resolution of all such Disputed Items shall be conclusive and binding among the Parties and shall be enforceable in a court of law. The Independent Accountant shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Earn-Out Amount for such Earn-Out Period which are identified as Disputed Items. The scope of the disputes to be resolved by the Independent Accountant shall be limited to correcting mathematical errors and determining whether the Disputed Items were determined in a manner consistent with this Agreement, Section 3.4(a) and Schedule 3.4(a), and the Independent Accountant shall not make any other determination. The Independent Accountant’s determination of the Disputed Items shall be based solely on written materials submitted by the Parties (i.e., not on an independent review). The fees and expenses of the Independent Accountant engaged pursuant to this Section 3.4(b), if any, shall be allocated between Seller, on one hand, and Buyer, on the other hand, based on the percentage which the portion of the amount contested by a Party that is not awarded to that Party bears to the total amount actually contested by such Party.

(c)        Payment. Within five (5) Business Days after the date on which agreement in respect of each Earn-Out Payment is reached or a determination is made by the Independent Accountant, in each case, in accordance with Section 3.4(b), Buyer shall make the applicable Earn-Out Payment, if any, for the applicable Earn-Out Period by wire transfer of immediately available funds to the account or accounts of Seller designated to Buyer in writing by Seller at least one (1) Business Day in advance of such payment.

(d)        Cooperation. The Parties agree that they shall, and shall cause their respective Affiliates and Representatives to, (i) cooperate in good faith with and assist in the other Party’s review of the Earn-Out Statement, (ii) make available to the other Party, its Representatives and the Independent Accountant, upon reasonable advance notice and during normal business hours, all books, records and work papers related to the preparation of the Earn-Out Statement that are reasonably requested by the other Party, its Representatives or the Independent Accountant in connection with their review of the Earn-Out Statement and (iii) make reasonably available to the other Party, its Representatives or the Independent Accountant, upon reasonable advance notice and during normal business hours, all of its Representatives responsible for the preparation of the Earn-Out Statement in order to fully respond to any questions of the other Party, its Representatives and the Independent Accountant.

(e)        Post-Closing Operation of the Business. Buyer hereby covenants and agrees that, for the duration of the Earn-Out Periods, Buyer will act in good faith towards Seller with respect to Seller’s interests under this Section 3.4 and shall not, and shall cause its Affiliates not to, take any action, or omit to take any action, with the intent of avoiding or reducing payment of the Earn-Out Amounts hereunder (it being understood that any action taken, or omitted to be taken, by Buyer or any of its Affiliates for any commercially reasonable business purpose that has such effect shall not violate this Section 3.4(e)); provided, however, that nothing contained in this Section 3.4 shall restrict Buyer’s right to manage and control its and its Subsidiaries’ business, assets, operations or activities (including, after the Closing Date, the Business, the Purchased Assets and the Assumed Liabilities) in any respect and in its sole discretion. Seller acknowledges that (i) neither Buyer nor any of its Subsidiaries has any obligation to operate its business, assets, operations or activities (including, after the Closing Date, the Business, the Purchased Assets and the Assumed Liabilities) in order to maximize the Earn-Out Payments during the Earn-Out Periods, (ii) there is no assurance that Seller will receive any Earn-Out Payments and Buyer has not promised or projected any Earn-Out Payments will be made and (iii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

3.5        Allocation of Purchase Price.

During the Pre-Closing Period and after the Closing, as necessary, the Parties will work cooperatively to select and to jointly engage the Qualified Appraiser and will work together cooperatively to direct the Qualified Appraiser in obtaining valuations of the Brands, the Business and the other Purchased Assets, together with the assets purchased in any related transactions for purposes of Section 1060 of the Code, if any. Upon completion of such valuation, the Qualified Appraiser shall deliver to each of the Parties (a) a copy of their appraisal report (the “Appraisal Report”), and (b) a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) based on the valuations of the Brands, the Business, the other Purchased Assets and any assets purchased in any related transactions (as set forth in the Appraisal Report) and prepared in accordance with Section 1060 of the Code (the “Allocation Schedule”). The Parties shall use commercially reasonable efforts to cause the Qualified Appraiser to deliver the Appraisal Report and the Allocation Schedule to the Parties within ninety (90) days after the Closing Date. The Allocation Schedule shall be deemed final unless either Party notifies the other Party in writing that such Party objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to the Parties (the “Objection Period”). In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days of the end of the Objection Period (the “Allocation Negotiation Period”), such dispute shall be finally resolved by the Independent Accountant. The fees and expenses of the Qualified Appraiser and the Independent Accountant shall be borne equally by Seller and Buyer. Seller shall deliver to Buyer an IRS Form 8594 prepared in accordance with the Allocation Schedule within thirty (30) days of the end of the

Objection Period or the Allocation Negotiation Period, as the case may be, which IRS Form 8594 shall be subject to Buyer’s approval, not to be unreasonably withheld (and provided that Buyer shall have been deemed to have approved such IRS Form 8594 as prepared by Seller if Buyer fails to deliver a written objection thereto to Seller within thirty (30) days of receipt thereof). Seller and Buyer agree to file such IRS Form 8594, as prepared by Seller and approved (or deemed to have been approved) by Buyer, and to file all federal, state and local Tax Returns in accordance with the Allocation Schedule, provided that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Allocation Schedule, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging such Allocation Schedule. If any payment is treated as an adjustment of the Purchase Price, the Allocation Schedule shall be adjusted in a manner consistent with the foregoing provisions of this Section 3.5. If Seller or Buyer is required to file a Tax Return concerning the Allocation Schedule before the Independent Accountant has resolved any disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), such disputed items shall be reflected on such Tax Return based on the Allocation Schedule prepared by the Qualified Appraiser, and shall be amended if necessary to reflect the determination of the Independent Accountant with respect to the disputed items.

ARTICLE IV

CLOSING.

4.1        Closing.

On the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall occur as promptly as practicable but in no event later than ten (10) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article IX (except those conditions that by their nature are to be satisfied or waived at the Closing), at the offices of Nixon Peabody LLP located at 1300 Clinton Square, Rochester, New York 14604, at 10:00 a.m. New York time, or at such other date, place and time as Seller and Buyer may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”). For accounting purposes, the Closing will be deemed to be effective as of 12:01 a.m. local time on the day of the Closing Date (the “Effective Time”). At the Closing, the Parties shall jointly sign a written instruction to the Escrow Holder, instructing the Escrow Holder to simultaneously release and record those items held in the Closing Escrow in accordance with Section 4.5.

4.2        Establishment of the Closing Escrow.

The Parties shall cause the Escrow Holder to open the Closing Escrow at least one (1) Business Day prior to the Closing Date and to maintain the Closing Escrow until closed pursuant to Section 4.5. All fees and charges of the Escrow Holder shall be shared equally between Buyer and Seller.

4.3        The Seller Parties’ Closing Deliveries.

At least one (1) Business Day prior to the Closing Date, the Seller Parties shall deposit counterparts of each of the following documents, duly executed by the applicable Seller Party or Seller Parties or Affiliate thereof, into escrow with the Escrow Holder (the “Closing Escrow”) for recordation and/or delivery to Buyer at the Closing:

(a)        the Grant Deeds for the Owned Real Property, duly executed and acknowledged by the applicable Seller Parties and in proper form for recording;

(b)        the Bill of Sale;

(c)        the Bill of Sale (Bailment Inventory);

(d)        the Assignment of Contracts;

(e)        the Assignment of Leases;

(f)        the Assignment of Patents;

(g)        the Assignment of Trademarks;

(h)        the Assignment of Copyrights;

(i)        the Assignment of Domain Names and Social Media Accounts;

(j)        a Transition Services Agreement substantially in the form of Exhibit J, pursuant to which Seller and its designated Affiliates will provide certain transition services to Buyer following the Closing (the “Transition Services Agreement”);

(k)        a Bulk Wine Storage Agreement substantially in the form of Exhibit Y, pursuant to which Buyer will provide certain bulk wine storage services to Seller or its designated Affiliate following the Closing at the volume, scope of services, pricing provisions and term set forth on the term sheet attached hereto as Exhibit K (the “Seller Storage Agreement”);

(l)        a Bulk Wine Storage Agreement substantially in the form of Exhibit Z, pursuant to which Seller or its designated Affiliate will provide certain bulk wine storage services to Buyer following the Closing at the volume, scope of services, pricing provisions and term set forth on the term sheet attached hereto as Exhibit K (the “Buyer Storage Agreement”);

(m)        a Packaging Agreement substantially in the form of Exhibit W, pursuant to which Buyer will provide certain packaging services to Seller or its designated Affiliate following the Closing at the volume, scope of services, pricing provisions and term set forth on the term sheet attached hereto as Exhibit K (the “Seller Packaging Agreement”);

(n)        a Packaging Agreement substantially in the form of Exhibit X, pursuant to which Seller or its designated Affiliate will provide certain packaging services to Buyer following the Closing at the volume, scope of services, pricing provisions and term set forth on the term sheet attached hereto as Exhibit K (the “Buyer Packaging Agreement”);

(o)        a Lease Agreement substantially in the form of Exhibit L, pursuant to which Buyer will lease to the Seller Parties certain portions of a facility located on the Real Property following the Closing (the “Lease Agreement (Canandaigua)”);

(p)        a Wastewater Easement and Maintenance Agreement substantially in the form of Exhibit O, pursuant to which Seller will grant an easement to Buyer for the purpose of discharging wastewater following the Closing (the “Wastewater Easement Agreement”);

(q)        a Wellwater Easement and Maintenance Agreement substantially in the form of Exhibit P, pursuant to which Seller will grant an easement to Buyer for the purpose of obtaining water following the Closing (the “Wellwater Easement Agreement”);

(r)        a Records Access Agreement substantially in the form of Exhibit V, pursuant to which Buyer will provide access to certain Books and Records and other information to the Seller Parties following the Closing (the “Records Access Agreement”);

(s)        the Escrow Agreement;

(t)        certifications and affidavits as required by the Foreign Investors Real Property Tax Act, as amended, and California Revenue and Taxation Code Section 18805(d) and 26131;

(u)        a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, stating on behalf of Seller that each of the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied;

(v)        a duly executed secretary’s or assistant secretary’s certificate of Seller certifying (i) copies of Seller’s organizational and governing documents; and (ii) copies of the resolutions duly adopted by Seller’s board of directors, authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the Transactions;

(w)        evidence of the termination of all Contracts between any Seller Party or Affiliate thereof, on the one hand, and Constellation Brands Chile, on the other hand, if any, in accordance with Section 7.20;

(x)        evidence of all of the Consents set forth on Schedule 4.3(x);

(y)        (i) share certificates representing 100% of the equity of Constellation Brands Chile SpA (the “Shares”) duly endorsed or accompanied by the Chile Stock Powers duly endorsed in blank, with any required transfer stamps affixed thereto, and (ii) all other documents and instruments necessary to vest in Buyer all of the Seller Parties’ right, title and interest in and to the Shares, free and clear of all Encumbrances;

(z)        (i) the WICER Membership Interest Assignment sufficient to assign 8.473% of the equity of WICER, LLC (the “Membership Interest”) to Buyer, and (ii) all other documents and instruments necessary to vest in Buyer all of the Seller Parties’ right, title and interest in and to the Membership Interest, free and clear of all Encumbrances;

(aa)        a Trademark Assignment (Italian Swiss Colony) substantially in the form of Exhibit Q (the “Trademark Assignment (Italian Swiss Colony)”);

(bb)        a Cellar Services Agreement substantially in the form of Exhibit T, pursuant to which Buyer will provide certain processing and cellaring services to Seller or its designated Affiliate following the Closing at the volume, scope of services, pricing provisions and term set forth on the term sheet attached hereto as Exhibit K (the “Seller Cellar Services Agreement”);

(cc)        a Cellar Services Agreement substantially in the form of Exhibit U, pursuant to which Seller will provide certain processing and cellaring services to Buyer or its designated Affiliate following the Closing at the volume, scope of services, pricing provisions and term set forth on the term sheet attached hereto as Exhibit K (the “Buyer Cellar Services Agreement”)

(dd)        an Assignment and Assumption Agreement substantially in the form of Exhibit R, pursuant to which Seller will assign to Buyer the lease for 203 North Street, Canandaigua, NY (the “Canandaigua Lease Assignment”);

(ee)        an Amended and Restated Easement Agreement substantially in the form of Exhibit S, relating to Canandaigua, NY properties (the “Canandaigua Easement”);

(ff)        to the extent required pursuant to Section 7.21, one or more J. Roget Services Agreements;

(gg)        a trademark coexistence agreement regarding use of the “MegaNatural” trademark, in a form mutually agreed by the Parties, acting reasonably and consistent with historical use of the “MegaNatural” trademark by the Seller Parties (the “Trademark Coexistence Agreement”); and

(hh)        a Polyphenolics Seed Storage Agreement substantially in the form of Exhibit AA, pursuant to which Seller will supply storage services for seeds at the Mission Bell Facility to Buyer following the Closing (the “Polyphenolics Seed Storage Agreement”).

4.4        Buyer’s Closing Deliveries.

At least one (1) Business Day prior to the Closing Date, Buyer or an Affiliate of Buyer designated by Buyer in writing to Seller not less than three (3) Business Days prior to the Closing Date shall deposit the following amounts and counterparts of each of the following documents, duly executed by Buyer or such Affiliate, into the Closing Escrow for recordation and/or delivery to Seller at the Closing:

(a)        the Estimated Purchase Price by wire transfer of immediately available funds to the account or accounts of the Escrow Holder designated to Buyer in writing by the Escrow Holder at least three (3) Business Days prior to the Closing Date;

(b)        the following amounts by wire transfer of immediately available funds to the account or accounts of the Escrow Holder designated to Buyer in writing by the Escrow Holder at least three (3) Business Days prior to the Closing Date: (i) the portion of the transfer Taxes and fees for which Buyer is responsible pursuant to Section 8.1, to the extent known on the Closing Date; (ii) the portion of the cost of the Owned Real Property Title Policies for which Buyer is responsible pursuant to Section 8.2(a); (iii) all Taxes allocated to Buyer pursuant to Section 8.1 and Section 8.3(a) to the extent known and agreed to by the Parties on the Closing Date; (iv) the aggregate amount of all of those items apportioned to Buyer pursuant to Section 8.4; and (v) an amount equal to one-half of the fees and charges of the Escrow Holder;

(c)        the Bill of Sale;

(d)        the Bill of Sale (Bailment Inventory);

(e)        the Assignment of Contracts;

(f)        the Assignment of Leases;

(g)        the Assignment of Patents;

(h)        the Assignment of Trademarks;

(i)        the Assignment of Copyrights;

(j)        the Assignment of Domain Names and Social Media Accounts;

(k)        the Transition Services Agreement;

(l)        the Seller Storage Agreement;

(m)        the Buyer Storage Agreement;

(n)        the Seller Packaging Agreement;

(o)        the Buyer Packaging Agreement;

(p)        the Lease Agreement (Canandaigua);

(q)        the Wastewater Easement Agreement;

(r)        the Wellwater Easement Agreement;

(s)        the Records Access Agreement;

(t)        the Escrow Agreement;

(u)        a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer that each of the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied;

(v)        a duly executed secretary’s certificate of Buyer certifying (i) copies of Buyer’s organizational and governing documents; and (ii) copies of the resolutions duly adopted by Buyer’s board of directors, authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the Transactions;

(w)        the Chile Stock Power;

(x)        the WICER Membership Interest Assignment;

(y)        the Trademark Assignment (Italian Swiss Colony);

(z)        the Seller Cellar Services Agreement;

(aa)        the Buyer Cellar Services Agreement;

(bb)        the Canandaigua Lease Assignment;

(cc)        the Canandaigua Easement;

(dd)        to the extent required pursuant to Section 7.21, one or more J. Roget Services Agreements;

(ee)        the Trademark Coexistence Agreement; and

(ff)        the Polyphenolics Seed Storage Agreement.

4.5        The Closing of the Closing Escrow.

Upon receipt of the joint written instruction from Buyer and Seller pursuant to Section 4.1, the Escrow Holder shall close the Closing Escrow for the Transactions by doing the following:

(a)        recording the Grant Deeds in the applicable counties;

(b)        delivering to Buyer the Owned Real Property Title Policies, the documents and items listed in Section 4.3 contemplated to be delivered by the Seller Parties at the Closing, and a closing statement for the Closing Escrow consistent with this Agreement and satisfactory to Buyer and Seller (the “Closing Statement”);

(c)        delivering to Seller the documents and items listed in Section 4.4 contemplated to be delivered by Buyer at the Closing, the Closing Statement and an amount equal to the Estimated Purchase Price less the following amounts: (i) the portion of the transfer Taxes and fees for which Seller is responsible pursuant to Section 8.1, to the extent known on the Closing Date; (ii) the portion of the cost of the Owned Real Property Title Policies for which Seller is responsible pursuant to Section 8.2(a); (iii) all Taxes allocated to Seller pursuant to Section 8.1 and Section 8.3(a) to the extent known and agreed to by the Parties on the Closing Date; (iv) the aggregate amount of all of those items apportioned to Seller pursuant to Section 8.4; and (v) an amount equal to one-half of the fees and charges of the Escrow Holder payable at the Closing; and

(d)        making any other deliveries of Seller’s or Buyer’s deposits into the Closing Escrow to the other Party, as reasonably necessary to effectuate the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER.

Except (a) as set forth in Seller’s disclosure schedules attached hereto (collectively, the “Seller Disclosure Schedules”), or (b) to the extent relating solely to the Excluded Assets or the Excluded Liabilities, Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (or, as to those representations and warranties that address matters as of particular dates, as of such dates), as follows:

5.1        Organization and Qualification.

(a)        Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate and lease its properties and assets constituting Purchased Assets, its properties related to the operation of the Business and to carry on its portion of the Business as currently conducted. Seller is duly qualified to do business and is in good standing in the states required due to the operation of its portion of the Business, except where the failure to be so qualified or in good standing has not had, or would not be reasonably be expected to have, a Business Material Adverse Effect.

(b)        Schedule 5.1(b) lists each Seller Subsidiary (other than Constellation Brands Chile), the state or other jurisdiction of its formation or organization and whether it is a corporation, limited liability company or other business entity. Each Seller Subsidiary is, directly or indirectly, wholly-owned by Seller. Each of the Seller Subsidiaries has all requisite corporate, limited liability company or other business entity power, as applicable, and authority to own, operate and lease its properties and assets constituting Purchased Assets, its properties related to the operation of the Business and to carry on its portion of the Business as currently conducted. Each Seller Subsidiary is duly qualified to do business, and, to the extent such concept is applicable, is in good standing in the states required due to the operation of its portion of the Business, except where the failure to be so qualified or in good standing has not had, or would not be reasonably be expected to have, a Business Material Adverse Effect.

(c)        Constellation Brands Chile is a company duly organized and validly existing under the laws of Chile and a direct wholly owned subsidiary of Constellation International Holdings Limited. Constellation Brands Chile has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as currently conducted. Constellation Brands Chile is duly qualified to do business and, to the extent such concept is applicable, is in good standing in the jurisdictions required due to the operation of its business, except where the failure to be so qualified or in good standing has not had, or would not be reasonably be expected to have, a Business Material Adverse Effect. The Seller Parties have provided to Buyer true, complete and correct copies of the organizational documents of Constellation Brands Chile.

5.2        Corporate Authority; Binding Effect.

(a)        Seller has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which it is a party has been duly and validly authorized by all necessary corporate action and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Transaction Documents to which it is a party. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity) (“Enforceability Limitations”). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations.

(b)        Each Seller Subsidiary has, or prior to the Closing will have, full corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by each Seller Subsidiary of each of the Transaction Documents to which it is a party has been, or prior to the Closing will have been, duly and validly authorized, and no additional corporate, limited liability company or other business entity or shareholder, member or other authorization or consent is or will be required in connection with the execution, delivery and performance by any Seller Subsidiary of the Transaction Documents to which such Seller Subsidiary is a party or signatory. When each other Transaction Document to which each Seller Subsidiary is or will be a party has been duly executed and delivered by such Seller Subsidiary (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller Subsidiary enforceable against it in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations.

5.3        No Conflict.

Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement and the Transaction Documents by the Seller Parties and the consummation of the Transactions will not (a) violate, conflict with, or result in any breach of, any provision of any Seller Party’s articles of incorporation, certificate of formation, by-laws, operating agreement or other organizational or governing documents; (b) violate, conflict with, require any notice or consent under, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract by which any Seller Party is bound or which relates to the Purchased Assets or the Business (including any Assumed Contract); (c) result in the creation of any Encumbrance, other than a Permitted Encumbrance, on any of the Purchased Assets; (d) assuming all consents, waivers, approvals, authorizations, declarations, filings or registrations contemplated by Section 5.4 have been obtained or made, violate any applicable Law or Order; (e)

violate or result in the suspension, revocation, modification, invalidity or limitation of any Permit held by any Seller Party; or (f) give any party with rights under any Assumed Contract, Order or other restriction to which any Seller Party is a party or by which it is bound or which relates to the Purchased Assets or the Business, the right to terminate, modify or accelerate any rights, obligations or performance under any of the foregoing, except, in the case of clauses (b), (c), (d), (e) or (f), to the extent that the occurrence of any of the foregoing has not had, or would not reasonably be expected to have, a Business Material Adverse Effect.

5.4        Governmental Consents and Approvals.

Except as set forth on Schedule 5.4, no consent, waiver, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by any Seller Party of this Agreement or the Transaction Documents to which such Seller Party is a party or for the consummation by the Seller Parties of the Transactions (except for compliance with any Consents that the Seller Parties may be required to obtain pursuant to any Competition Laws).

5.5        Financial Reports.

The information regarding sales, volumes, and direct marketing expenditures of the Business, the direct costs associated with the operating of each facility located at the Real Property and the net book values of Inventory, property, plant and equipment set forth on Schedule 5.5 and the unit costs set forth on Schedule 1(b) (collectively, the “Financial Reports”) are complete and accurate in all material respects as of the dates and for the periods set forth therein; provided, that Buyer acknowledges that the net book values set forth in the Financial Reports are provided for informational purposes only and shall not be taken into account in, or otherwise have any impact on, the determination of the valuations of the Brands, the Business or the other Purchased Assets by the Qualified Appraiser or the allocation of the Purchase Price pursuant to Section 3.5. The Financial Reports (i) were prepared from the Books and Records kept by the Seller Parties, which are true, complete and accurate in all material respects; and (ii) fairly present in all material respects the information set forth therein as of their respective dates. The Seller Parties’ Books and Records, including the Business Books and Records, have been properly prepared and maintained in form and substance adequate for preparing Seller’s audited financial statements in accordance with GAAP. Buyer acknowledges that the Financial Reports (i) may be subject to normal year-end adjustments (which would not be material to Seller and its Affiliates, taken as a whole, individually or in the aggregate) and (ii) do not include footnotes and other presentation items.

5.6        Absence of Certain Changes or Events.

Except as set forth on Schedule 5.6: (a) between January 1, 2019 and the date immediately preceding the Original Agreement Date, the Seller Parties have conducted the Business in the ordinary course consistent with the Seller Parties’ past practices in all material respects; (b) between the Original Agreement Date and the date of this Agreement, the Seller Parties have conducted the Business in the Ordinary Course; (c) between January 1, 2019 and the date of this Agreement, there has not been any Business Material Adverse Effect; and (d) between January 1, 2019 and the date of this Agreement, no Seller Party has suffered any material loss, damage or destruction or other material casualty affecting any material properties or assets of the Business, whether or not covered by insurance.

5.7        Title.

(a)        Except as described on Schedule 5.7(a), the Seller Parties have good and valid title to, or a valid leasehold interest in, the Purchased Assets (excluding any Real Property, the Shares and the Membership Interest), in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)        Except as set forth on Schedule 5.7(b), the Personal Property includes substantially all of the tangible personal property used by the Seller Parties in connection with the making of wine or spirits, growing and processing of grapes, and operation of the facilities located on the Real Property, in each case, in the Business and/or in connection with the Brands, during the eighteen (18) months preceding the date hereof.

(c)        Except as set forth on Schedule 5.7(c), the Business Intellectual Property, together with the Licensed IP, includes substantially all of the intellectual property used by the Seller Parties in connection with the making of wine or spirits, growing and processing of grapes, and operation of the facilities located on the Real Property, in each case, in the Business and/or in connection with the Brands, during the eighteen (18) months preceding the date hereof.

(d)        The Personal Property located in the laboratory at the Seller Parties’ Canandaigua facility included in the Real Property is sufficient to run the tests that are required by the production activities of the Business consistent with the past practices of the Business.

5.8        Taxes.

(a)        The Seller Parties have timely filed (including all applicable extensions) all income and other material Tax Returns related to the operation of the Business that the Seller Parties were required to file. Except as set forth on Schedule 5.8(a), all such Tax Returns were correct and complete in all material respects to the extent related to the Business. Except as set forth on Schedule 5.8(a), all material Taxes related to the Seller Parties’ operation of the Business, including those which are required to be paid by such Tax Returns or under any tax allocation agreement, or claimed to be due by any Taxing Authority from any Seller Party, have been properly accrued or paid or are being contested in good faith. None of the Purchased Assets is subject to any Encumbrance or other security interest arising in connection with any failure or alleged failure to pay any Tax, other than Permitted Encumbrances. Each of the Seller Parties has adequately provided in its books of account and related records for all unpaid Taxes, being current Taxes not yet due and payable.

(b)        There is no action or audit now pending or, to the Knowledge of Seller, threatened or proposed, against, or with respect to, any Seller Party in respect of any Taxes of the Business. No Seller Party is the beneficiary of any extension of time within which to file any Tax Return in respect of the Business, nor has any Seller Party made (or had made on its behalf) any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where any Seller Party does not file Tax Returns in respect of the Business that any of them is or may be subject to taxation by that jurisdiction in respect of the Business or that any of them must file such Tax Returns.

(c)        For U.S. federal income Tax purposes, at all times since its respective formation, Constellation Brands Chile has been classified as a corporation and WICER, LLC has been classified as a partnership.

(d)        If, under Section 2.5, Buyer or an Affiliate of Buyer (in Chile or elsewhere) directly purchases the shares of Constellation Brands Chile and the Seller Parties have not, as of the Closing Date, obtained a tax ruling from the Chilean Tax Administration authorizing Buyer or such Affiliate’s withholding of a lesser amount, then, in accordance with Section 74(4) of the Chilean Income Tax Act, the Seller Parties acknowledge that Buyer or such Affiliate shall deduct from the Purchase Price, withhold and subsequently pay to the Chilean Tax Administration within the first twelve (12) days of the first calendar month following the Closing, thirty five percent (35%) of the gross proceeds attributable to the shares of Constellation Brands Chile under such Chilean Income Tax Act.

(e)        Notwithstanding any other representation or warranty in this Agreement, (i) the representations and warranties contained in this Section 5.8 constitute the sole and exclusive representations and warranties of Seller relating to Taxes, and (ii) no representation or warranty is made regarding Taxes that may accrue in any taxable period (or portion thereof) from and after the Closing Date.

5.9        Inventory.

Each item of Inventory has been produced and, where applicable, packaged and labeled, in accordance in all material respects with all applicable Laws. The Seller Parties have maintained accurate and complete copies of all appropriate records and have employed appropriate codification mechanisms to enable Buyer to trace all bulk and finished goods Inventory from the delivery of the Inventory to Buyer back through the preparation and packaging of the Inventory, production of the Inventory, and harvesting of the grapes used in producing the Inventory. All Inventory conforms to the applicable specifications for such Inventory set forth on Schedule 5.9. All Inventory is located at the facilities of the Seller Parties or in the Bailment Inventory and no Inventory is held on a consignment basis.

5.10      Condition of Personal Property.

Except as set forth on Schedule 5.10, all material items of Personal Property that are tangible property are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of the Business and conform in all material respects to all Laws relating to their construction, use and operation.

5.11      Real Property.

(a)        Schedule 5.11(a)(i) contains a complete list of all Owned Real Property and Schedule 5.11(a)(ii) contains a complete list of all Leased Real Property. Attached hereto as Schedule 5.11(a)(iii) are true and complete copies of the title reports issued by the Title Company for all of the Owned Real Property prior to the date of this Agreement (the “Title Reports”). Attached hereto as Schedule 5.11(a)(iv) are true and complete copies of the ALTA surveys of all of the parcels of Owned Real Property delivered to Buyer prior to the date of this Agreement (the “Surveys”).

(b)        With respect to each parcel of Owned Real Property, there are no unrecorded outstanding options or rights of first refusal to purchase such parcel of Owned Real Property, or any portion thereof or interest therein, except as set forth on Schedule 5.11(b).

(c)        With respect to each parcel of Leased Real Property, Seller has delivered to Buyer a true and complete copy of every lease and sublease pursuant to which any Seller Party is a party or by which it is bound.

(d)        Each Assumed Real Property Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of the applicable Seller Party and, to the Knowledge of Seller, of the other party or parties thereto, except as enforceability may be limited by Enforceability Limitations.

(e)        No Seller Party has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting any Real Property or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate any Real Property as currently operated.

(f)        The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not materially restrict, or materially impair, the use of the Real Property for purposes of the Business, as currently operated by the Seller Parties.

(g)        To the Knowledge of Seller, the Real Property and all present uses and operations of the Real Property comply in all respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property, except where such non-compliance has not had, or would not reasonably be expected to have, a Business Material Adverse Effect.

(h)        Except as set forth on Schedule 5.11(h), no Person other than a Seller Party is in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Seller Parties the right of use or occupancy of the Real Property or any portion thereof.

(i)        Seller has provided to Buyer true and complete copies of the Title Reports and the Surveys.

(j)        Notwithstanding any other representation or warranty in this Agreement, the representations and warranties contained in this Section 5.11, Section 5.12 and Section 5.13 constitute the sole and exclusive representations and warranties of Seller with respect to the Real Property, including condition of title thereto.

5.12      Environmental and Safety Matters.

Except as set forth on Schedule 5.12:

(a)        The Seller Parties’ conduct of the Business and ownership and operation of the Purchased Assets is in compliance in all material respects with all applicable Environmental and Safety Laws;

(b)        Each Seller Party has obtained, and is in material compliance with, all Permits under Environmental and Safety Laws required in connection with the Business and the Real Property (the “Environmental Permits”). Each Environmental Permit, together with the name of the Governmental Body issuing such Environmental Permit, is set forth on Schedule 5.12. All such Environmental Permits are valid and in full force and effect as of the Closing Date. To the extent that any Environmental Permit is transferable pursuant to the applicable Environmental and Safety Laws, each Seller Party shall cooperate in full to transfer each such Environmental Permit to Buyer;

(c)        Within the past three (3) years there has been no, and there is not currently pending or, to Seller’s Knowledge, threatened, Legal Proceedings related to or arising under Environmental and Safety Laws against any Seller Party in connection with the Business;

(d)        With the exception of the Environmental Permits, no Seller Party has, within the past three (3) years entered into or agreed to any Order, and no Seller Party is currently subject to any Order, relating to compliance with any Environmental and Safety Laws or to mandatory investigation or cleanup by a Seller Party of a Hazardous Material under any Environmental and Safety Laws, in each case in connection with the Business;

(e)        With the exception of the Permitted Encumbrances and the conditions and obligations under the Environmental Permits, no Encumbrance has been attached to, or asserted against, any Purchased Assets, Real Property or rights in connection with the Business pursuant to any Environmental and Safety Law, and, to Seller’s Knowledge, no such Encumbrance has been threatened. To Seller’s Knowledge, as of the Closing Date, there are no facts, circumstances or other conditions that could be expected to give rise to any Encumbrances on or affecting the Real Property under any Environmental and Safety Law;

(f)        There has been no material and unresolved treatment, storage, disposal or Release of any Hazardous Material in violation of any Environmental and Safety Law at, from, into, on or under any Real Property within the past three (3) years. To Seller’s Knowledge, no Hazardous Material is present in, on, about or migrating to or from any Real Property that could be reasonably expected to give rise to an Order against any Seller Party based on the facts and circumstances as of the Closing Date;

(g)        No Seller Party has received a CERCLA 104(e) information request nor to Seller’s Knowledge, has any Seller Party been named a potentially responsible party for any National Priorities List site under CERCLA or any other site under analogous state law, in each case in connection with the Business or any Real Property. No Seller Party has received an analogous notice or request from any non-U.S. Governmental Body;

(h)        Any aboveground or underground tanks currently or previously situated on the Real Property or any other real property currently or formerly owned, operated or leased by any Seller Party in connection with the Business have been maintained and operated during the past three (3) years in material accordance with all applicable Environmental and Safety Laws;

(i)        To Seller’s Knowledge, there are no polychlorinated biphenyls leaking from any article, container or equipment on, under or about the Real Property;

(j)        There is no asbestos containing material or lead based paint containing materials in, at, on, under or within the Real Property that require abatement or other action under applicable Environmental and Safety Laws as of the Closing Date;

(k)        To Seller’s Knowledge, no Seller Party has in connection with the Business transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which was, at the time of transport, the subject of mandatory investigation pursuant to the direction of a Governmental Body under CERCLA;

(l)        None of the Real Property is identified as an Environmental Clean-Up Site as of the Closing Date;

(m)        Seller has provided to Buyer true and complete copies of, or access to, all readily available written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of any Seller Party with respect to the Real Property within the past three (3) years and which are not subject to attorney-client privilege; and

(n)        Notwithstanding any other representation or warranty in this Agreement, the representations and warranties contained in this Section 5.12 constitute the sole and exclusive representations and warranties of Seller with respect to any environmental, health or safety matters, including any arising under any Environmental and Safety Laws.

5.13      Assumed Contracts.

Seller has provided Buyer with true and complete copies of all Assumed Contracts. Each of the Assumed Contracts is valid and enforceable against the Seller Party that is a party thereto and the applicable Seller Party is in material compliance with all terms and requirements of each Assumed Contract. To the Knowledge of Seller, each other Person that has or had any obligation or liability under any Assumed Contract is in material compliance with all applicable terms and requirements of such Assumed Contract. No Seller Party has given or received written notice to or from any Person relating to any alleged or potential default under any Assumed Contract that has not been cured. To the Knowledge of Seller, no event has occurred that, with or without the giving of notice or lapse of time, or both, may conflict with or result in any material violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Assumed Contract.

5.14      Legal Proceedings and Orders.

Except as set forth on Schedule 5.14, as of the date hereof, there are no, and since January 1, 2017, there have not been any, Legal Proceedings (a) pending or, to Seller’s Knowledge, threatened against or affecting any Seller Party with respect to the operation of the Business that, individually or in the aggregate, have had, or would reasonably be expected to have, a Business Material Adverse Effect or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the other Transaction Documents. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to or serve as a basis for any such Legal Proceedings. There are no outstanding or unsatisfied material Orders applicable to the operation of the Business or that involve the Transactions.

5.15      Intellectual Property.

(a)        Except as set forth on Schedule 5.15(a), the Seller Parties own all right, title and interest in and to all of the Business Intellectual Property, no third party has any right, title or interest in or to any of the Business Intellectual Property, and the Business Intellectual Property is freely assignable by the Seller Parties to Buyer and is owned by the Seller Parties free and clear of any third party’s valid claim of ownership, infringement, license or permission to use in the wine business (and with respect to the Black Box Brand only, spirits business), or any other Encumbrance. All of the Business Intellectual Property is valid, subsisting, enforceable and in good standing.

(b)        Schedule 5.15(b) contains a correct, complete and current list of all trademark, copyright, patent and any other registrations or pending applications that are included in the Business Intellectual Property, and all such registrations and applications are valid, subsisting, enforceable and in good standing and, except as set forth on Schedule 5.15(b), not subject to an existing abandonment or cancellation claim. There are no actions that must be taken by Buyer within one hundred twenty (120) days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any such registrations or applications.

(c)        Schedule 5.15(c) contains a correct, complete and current list of all material unregistered trademarks that are included in the Business Intellectual Property (the “Common Law Marks”) and a nonexclusive list of copyrightable works that are included in the Business Intellectual Property.

(d)        To Seller’s Knowledge, each Seller Party has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information included in the Business Intellectual Property that is not covered by an issued patent. To Seller’s Knowledge, any receipt or use by, or disclosure to, a third party of Proprietary Information included in the Business Intellectual Property has been pursuant to the terms of a binding written confidentiality agreement between a Seller Party and such third party. To Seller’s Knowledge, each Seller Party is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized such Seller Party to use, Proprietary Information included in the Business Intellectual Property owned by such third party.

(e)        All current and former employees, consultants and contractors of the Business have executed and delivered, and, to the Knowledge of Seller, are in compliance with, enforceable agreements regarding protection of Proprietary Information and providing valid written assignments of all Business Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Business. No current or former employee, consultant or contractor has any right or claim to, or interest in, any of the Business Intellectual Property.

(f)        Except as set forth on Schedule 5.15(f), to Seller’s Knowledge, no third party is infringing, misappropriating or otherwise violating the Seller Parties’ rights in the Business Intellectual Property and there is no pending or threatened claim or proceeding for infringement, violation or misappropriation of, or breach of any license or other contract involving the Business Intellectual Property, or other pending or threatened claims or proceedings that are likely to affect the validity or enforceability of the Business Intellectual Property, except for any infringement, misappropriation or other violation that has not had, or would not reasonably be expected to have, a Business Material Adverse Effect.

(g)        Except as set forth on Schedule 5.15(g), to Seller’s Knowledge, the Business Intellectual Property and the Licensed IP, and the Seller Parties’ use and/or exploitation of the Business Intellectual Property and the Licensed IP, is not infringing or violating and has not infringed or violated any trademark, domain name, copyright, patent, publicity right, privacy right, or other intellectual property right or proprietary right of any third party, except for any infringement, misappropriation or other violation that has not had, or would not reasonably be expected to have, a Business Material Adverse Effect. Within the past five years, the Seller Parties have not received any written notice of, and to the Knowledge of Seller there has not been, any past, present, pending or threatened charge, complaint or notice, whether formal or informal: (i) alleging any misappropriation, violation or infringement or other conflict relating to the Business Intellectual Property or the Licensed IP; (ii) challenging any Seller Party’s ownership of, or the validity, enforceability or scope of, any of the Business Intellectual Property or the Licensed IP or suggesting that any other person has any claim of legal or beneficial ownership or exclusive or non-exclusive rights with respect thereto; or (iii) challenging any Seller Party’s right to use or otherwise exploit any Business Intellectual Property or the Licensed IP.

(h)        Except as set forth on Schedule 5.15(h), the Seller Parties have not granted any license or other right to any third party with respect to the use of any of the Business Intellectual Property, the Business Intellectual Property is not subject to any license or other right, and the Seller Parties are not required to pay any royalty fee, license fee or similar compensation to any third party in connection with the Business Intellectual Property.

(i)        Except as set forth on Schedule 5.15(i), all copyrightable works included in the Business Intellectual Property are original works of authorship or art and have been validly and fully assigned, either expressly or by operation of Law, to the Seller Parties by their respective authors or creators.

(j)        To Seller’s Knowledge, all persons whose rights of publicity, privacy or personality are in any way included in, related to or otherwise implicated by the Business Intellectual Property and/or the Seller Parties’ use or exploitation thereof have granted all necessary rights and permissions to the Seller Parties for such use and/or exploitation, such rights and permissions are freely assignable and transferable by the Seller Parties to Buyer, and Buyer’s use and/or exploitation of the Business Intellectual Property will not violate or infringe such rights and permissions or the publicity, privacy or other personality rights of any third party.

5.16      Domain Names and Social Media Accounts; Customer Lists.

(a)        Schedule 5.16 contains a correct, complete and current list of all domain names that exclusively relate to the Business and/or the Brands (the “Domain Names”) and all social media accounts that exclusively relate to the Business and/or the Brands (the “Social Media Accounts”). The Seller Parties own all right, title and interest in and to the Domain Names and the Social Media Accounts, own or have all necessary licenses to all content residing on websites registered at the Domain Names and all content uploaded or posted by any Seller Party or Affiliate thereof on the Social Media Accounts, and all Domain Names and Social Media Accounts and any such content and/or the licenses applicable thereto are freely assignable by the Seller Parties.

(b)        As of the Closing, a database containing all lists of online and direct-to-consumer customers and wine club members that exclusively relate to the Business and/or the Brands which are possessed, owned or controlled by the Seller Parties, if any, including names, contacts and other information set forth therein or otherwise possessed by the Seller Parties, will have been provided to Buyer, subject to applicable Law, including privacy restrictions and limitations.

5.17      Permits.

Each Seller Party has received all currently required Permits of all agencies, whether federal, state, local or foreign, necessary for the operation of the portion of the Business and the Purchased Assets owned by such Seller Party, including all permits, licenses and registrations from agencies regulating or otherwise having jurisdiction over beverage alcohol products. All such Permits are valid and in full force and effect, and each Seller Party is in material compliance with all such Permits.

5.18      Compliance with Law.

Each Seller Party is conducting, and since January 1, 2017 has conducted, the Business in compliance in all material respects with all applicable laws, statutes, rules, ordinances and regulations promulgated by any Governmental Body having jurisdiction in the United States and each other country where the Business produces and/or sells any products (collectively, “Law”) and all Orders applicable to the ownership or operation of its portion of the Purchased Assets or the conduct of its portion of the Business. No Seller Party has received written notice regarding any violation of, conflict with, or failure to conduct the Business in material compliance with, any applicable Law.

5.19      Employment Matters.

(a)        Schedule 5.19(a) sets forth a true, correct and complete list of all Included Employees, including the following information for each Included Employee as of a date no earlier than thirty (30) days prior to the date of this Agreement: (i) position or job title, (ii) principal place of employment, (iii) most recent hire or service credit date, (iv) current base salary or hourly wage rate, (v) target annual incentive compensation opportunity, if any, (vi) any other employee benefits provided to such Included Employee under any Employee Benefit Plan, (vii) union status, as applicable, and (viii) current status of an Included Employee who is reasonably expected to be absent on the Closing Date due to family leave, medical, short-term disability or other approved leave of absence. As of the Closing Date, all compensation, including, without limitation, wages, commissions and bonuses earned and payable to all employees, independent contractors or consultants of the Business for services performed on or prior to such dates will have been paid in full.

(b)        To Seller’s Knowledge, the Seller Parties are and for the past three (3) years have been in compliance in all material respects with all applicable laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, wage statements, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To Seller’s Knowledge, all individuals characterized and treated by the Seller Parties as consultants or independent contractors of the Business are properly and correctly treated as independent contractors rather than employees under all applicable laws. To Seller’s Knowledge, all employees of the Business classified as exempt under the Fair Labor Standards Act and applicable state and local wage and hour laws are properly classified. There are no material actions, suits, proceedings or governmental investigations against any Seller Party pending or, to Seller’s Knowledge, threatened to be brought or filed by or with any governmental authority or any arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any material claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(c)        There is not currently existing or, to Seller’s Knowledge, threatened, any labor strike, slowdown, work stoppage, lockout or other industrial action against or affecting the Business, nor has there been any such activity within the past eighteen (18) months.

(d)        There are no material collective bargaining agreements, other collective labor agreements or other industrial instruments to which any Seller Party is a party or is bound and which govern the terms and conditions of employment of any Included Employee.

(e)        Except as set forth on Schedule 5.19(e), there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against any Seller Party and brought by or on behalf of any current, former or prospective employee of the Business, which Legal Proceeding has had, or would reasonably be expected to have, a Business Material Adverse Effect.

(f)        Except as set forth on Schedule 5.19(f), during the period beginning sixty (60) days prior to the Original Agreement Date and continuing through the date of this Agreement, no employee of any Seller Party has been relocated from a facility located on the Real Property to another facility operated by a Seller Party not located on the Real Property.

(g)        Notwithstanding any other representation or warranty in this Agreement, the representations and warranties contained in this Section 5.19 constitute the sole and exclusive representations and warranties of Seller relating to labor and/or employment matters.

5.20      Product Warranties.

There are no express warranties outstanding with respect to any products currently or within the past three (3) years manufactured, sold, distributed, shipped or licensed by the Business (“Products”), or any services rendered, by any Seller Party in connection with the Business, beyond that set forth in the Seller Parties’ standard conditions of sale or service, copies of which have been made available to Buyer. Since January 1, 2017, there have been no (i) recalls of any Products or (ii) Legal Proceedings (whether completed or pending) seeking the recall, suspension or seizure of any Products. Each Product that has been manufactured, sold, distributed, shipped or licensed by any Seller Party since January 1, 2017 contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

5.21      Brokerage.

Except for Goldman Sachs & Co. LLC and BofA Securities, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Seller or its Affiliates and no Person other than Goldman Sachs & Co. LLC and BofA Securities is entitled to any fee or commission or like payment from the Seller or its Affiliates in connection with the Transactions.

5.22      Certain Matters as to Seller.

Seller is not a Person with whom Buyer is prohibited from engaging in any transaction due to any embargo or sanction of any Governmental Body, or any terrorism or money laundering laws, including due to Seller or any Person that has ownership in or control over Seller being (a) subject to embargos or sanctions of any Governmental Body; (b) in violation of any terrorism or money laundering laws; or (c) listed on a published Governmental Body list, including the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control in the U.S. or other lists of similar import in any jurisdiction.

5.23      Purchased Equity Interests.

(a)        Constellation International Holdings Limited has good and valid title to the Shares and the WICER Member has good and valid title to the Membership Interest, in each case, free and clear of all Encumbrances.

(b)        The Shares and the Membership Interest have been duly authorized, validly issued and, to the extent applicable, are fully paid and non-assessable. Upon the Closing, Buyer will own the Shares and the Membership Interest, in each case, free and clear of all Encumbrances. The Shares and the Membership Interest were issued in compliance with applicable Laws and were not issued in violation of any Contract to which any of the Seller Parties is party or by which it is bound, or in violation of any preemptive or similar rights of any Person.

(c)        Other than the Shares, Constellation Brands Chile has no outstanding equity securities or other securities directly or indirectly convertible into or exchangeable for its equity securities. Constellation Brands Chile has no outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require it to issue, transfer or sell, its equity securities or any securities directly or indirectly convertible into or exchangeable for its equity securities, and there are no outstanding or authorized profit participation, stock appreciation, phantom equity or similar rights with respect to Constellation Brands Chile. Constellation Brands Chile is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its equity securities or other securities directly or indirectly convertible into or exchangeable for its equity securities. There are no statutory or contractual equityholder preemptive or similar rights, rights of first refusal or registration rights with respect to the equity interests or securities of Constellation Brands Chile.

(d)        Except as set forth in Schedule 5.23(d), there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting, dividend rights or transfer of the Shares or the Membership Interest.

(e)        The Seller Parties have provided to Buyer true, complete and correct copies of the organizational documents of WICER, LLC. Since January 1, 2017, none of the Seller Parties has been, and none of the Seller Parties is currently, party to any material dispute or any Legal Proceeding with any third party equityholder of WICER, LLC.

(f)        None of the Seller Parties is party to any Contract with WICER, LLC.

5.24      Disclaimer of Other Representations and Warranties.

EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULES) AND IN THE CLOSING DOCUMENTS, NEITHER SELLER NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER PARTIES, THE BUSINESS OR THE TRANSACTIONS, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULES) AND IN THE CLOSING DOCUMENTS, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR

INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, BROKER, BANKER, CONSULTANT OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES, INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY SELLER OR ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS). NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS FOLLOWING THE CLOSING. IN ENTERING INTO THIS AGREEMENT, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, INCLUDING THOSE WHICH MAY BE CONTAINED IN ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, OR SIMILAR MATERIALS CONTAINING INFORMATION REGARDING THE SELLER PARTIES OR THE BUSINESSES OR IN ANY MATERIALS PROVIDED TO BUYER DURING THE COURSE OF ITS DUE DILIGENCE INVESTIGATION OF THE SELLER PARTIES AND THE BUSINESS, OTHER THAN THOSE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V OR IN THE CLOSING DOCUMENTS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 5.24 OR SECTION 6.11 SHALL LIMIT OR RESTRICT, OR BE USED AS A DEFENSE AGAINST, BUYER’S RECOURSE AGAINST SELLER OR OPERATE AS A RELEASE OF SELLER IN RESPECT OF FRAUD (AS DEFINED HEREIN) BY SELLER RELATING TO ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULES) OR IN THE CLOSING DOCUMENTS.

ARTICLE VI

REPRESENTATIONS AND

WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

6.1        Organization and Qualification of Buyer.

Buyer is a corporation duly organized and validly existing under the laws of the State of California. Buyer has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in the states required due to the operation of its business, except where the failure to be so qualified or in good standing would not be reasonably expected to have a Buyer Material Adverse Effect.

6.2        Corporate Authority; Binding Effect.

Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations.

6.3        No Conflict.

The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder or thereunder, and the consummation of the Transactions will not (a) violate, conflict with or result in any breach of any provision of Buyer’s articles of incorporation or by-laws; or (b) violate, conflict with, require any notice or consent under, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract to which Buyer is party or by which it is bound; or (c) assuming all consents, waivers, approvals, authorizations, declarations, filings or registrations contemplated by Section 6.4 have been obtained or made, violate any applicable Law or Order, in the case of clauses (b) and (c), except as would not have a Buyer Material Adverse Effect.

6.4        Consents and Approvals.

Except as set forth on Schedule 6.4, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and for the consummation by Buyer of the Transactions.

6.5        Permits.

Except for those Permits set forth on Schedule 2.1(g) to be assigned or transferred to Buyer pursuant to this Agreement and those Permits to be maintained by the Seller Parties after the Closing pursuant to the Transition Services Agreement, Buyer has, or will have as of or as promptly as practicable following the Closing, all permits, licenses and registrations of all agencies, whether federal, state, local or foreign, necessary for Buyer’s operation of the Business following the Closing, including all permits, licenses and registrations from agencies regulating or otherwise having jurisdiction over beverage alcohol products. All such permits, licenses and registrations are or will be valid and in full force and effect, and Buyer will be in material compliance with all such permits, licenses and registrations.

6.6        Legal Proceedings and Orders.

There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates that, individually or in the aggregate, have had, or would reasonably be expected to have, a Buyer Material Adverse Effect. There are no outstanding or unsatisfied Orders or stipulations under which Buyer or any of its Affiliates is bound that, individually or in the aggregate, have had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

6.7        Financial Capability.

Buyer has, and will have as of the Closing, sufficient cash on hand (without giving effect to any unfunded financing regardless of whether any such financing is committed) to pay the Purchase Price and all related fees and expenses in connection with the Transactions. Buyer hereby acknowledges and agrees that Buyer’s obligation hereunder to consummate the Transactions is not contingent or conditioned upon Buyer obtaining any financing to pay the Purchase Price.

6.8        Solvency.

Immediately after giving effect to the consummation of the Transactions, assuming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects (disregarding any qualifications and exceptions contained therein relating to materiality, Business Material Adverse Effect or any similar qualification or exception): (a) the fair saleable value (determined on a going-concern basis) of the assets of Buyer will be greater than the total amount of its Liabilities, taken as a whole (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP); (b) Buyer will be able to pay its debts and obligations in the ordinary course of business as they become due; and (c) Buyer will have adequate capital to carry on its businesses, including the Business.

6.9        Brokerage.

No Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Buyer or its Affiliates and no Person is entitled to any fee or commission or like payment from Buyer or its Affiliates in connection with the Transactions.

6.10      Certain Matters as to Buyer.

Buyer’s funds are derived from legitimate business activities. Buyer is not a Person with whom Seller is prohibited from engaging in any transaction due to any embargo or sanction of any Governmental Body, or any terrorism or money laundering laws, including due to Buyer or any Person that has ownership in or control over Buyer being (a) subject to embargos or sanctions of any Governmental Body; (b) in violation of any terrorism or money laundering laws; or (c) listed on a published Governmental Body list, including the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control in the U.S. or other lists of similar import in any jurisdiction.

6.11      Independent Investigation; No Other Representations and Warranties.

(a)        Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Purchased Assets, the Assumed Liabilities and the Business and its operations, assets, condition (financial or otherwise) and prospects. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Business, the Purchased Assets or the Assumed Liabilities for such purpose. Buyer has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement and the other Transaction Documents, and the consummation of the Transactions. In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty, opinion, projection, forecast, statement, memorandum, presentation, advice, information or other statement made or provided by, on behalf of or relating to Seller, Seller’s Affiliates or the Business except for the representations and warranties expressly set forth in Article V (as modified by the Seller Disclosure Schedules) and in the Closing Documents.

(b)        Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article V and in the Closing Documents, none of Seller, any of Seller’s Affiliates or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Business, the Purchased Assets or the Assumed Liabilities, including any representation or warranty as to (A) merchantability or fitness for a particular use or purpose, (B) the operation or probable success or profitability of the Business following the Closing or (C) the accuracy or completeness of any information (including any projections or forecasts) regarding the Business made available to Buyer and its Representatives in connection with this Agreement or their investigation of the Business, and (ii) Buyer shall have no right or remedy (and Seller will have no liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty, opinion, projection, forecast, statement, memorandum, presentation, advice, information or other statement made or provided by, on behalf of or relating to Seller, any of Seller’s Affiliates, the Purchased Assets, the Assumed Liabilities or the Business, including in any materials, documentation or other information regarding the Business made available to Buyer or any of its Representatives in connection with this Agreement or their investigation of the Business (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article V (as modified by the Seller Disclosure Schedules) and in the Closing Documents and the rights of Buyer expressly set forth in this Agreement in respect of such representations and warranties.

(c)        EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI AND IN THE CLOSING DOCUMENTS, NEITHER BUYER NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY BUYER OR ANY OF ITS AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR THE TRANSACTIONS, AND BUYER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY BUYER, ANY AFFILIATE OF BUYER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY ANY OF THE SELLER PARTIES OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY BUYER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI AND IN THE CLOSING DOCUMENTS, BUYER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY

REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLER PARTIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE SELLER PARTIES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, BROKER, BANKER, CONSULTANT OR REPRESENTATIVE OF BUYER OR ANY OF ITS AFFILIATES). IN ENTERING INTO THIS AGREEMENT, SELLER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, INCLUDING THOSE WHICH MAY BE CONTAINED IN ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, OR SIMILAR MATERIALS CONTAINING INFORMATION REGARDING BUYER, OTHER THAN THOSE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI OR IN THE CLOSING DOCUMENTS.

(d)        NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 6.11 SHALL LIMIT OR RESTRICT, OR BE USED AS A DEFENSE AGAINST, SELLER’S RECOURSE AGAINST BUYER OR OPERATE AS A RELEASE OF BUYER IN RESPECT OF FRAUD (AS DEFINED HEREIN) BY BUYER RELATING TO ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE VI OR IN THE CLOSING DOCUMENTS.

ARTICLE VII

COVENANTS.

The Parties hereby make the following covenants:

7.1        Conduct of the Business Prior to the Closing.

(a)        During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except as (i) otherwise expressly provided in this Agreement, (ii) set forth on Schedule 7.1(a)-1 or (iii) required by any Law or Order applicable to Seller, the Purchased Assets or operation of the Business (including any consent order issued by the FTC with respect to the Transactions), Seller shall, and shall cause the Seller Subsidiaries to (A) perform in all material respects those activities set forth on (and in accordance with the timeframes described in) Schedule 7.1(a)-2, (B) use commercially reasonable efforts to operate the Business in the Ordinary Course in all material respects, including with respect to maintaining and preserving the Purchased Assets (including distribution and promotion of the Brands consistent in all material respects with the Ordinary Course, maintaining inventory levels for the Brands that are normal for the time of year (taking into account product sales during the twelve (12) month period preceding the Original Agreement Date), maintaining consistent pricing for the products sold under the Brands and foregoing any exceptional promotional or clearance activities) and relationships with customers, suppliers and others having material business dealings with the Business and (C) if any event, occurrence or circumstance occurs or worsens during the Pre-Closing Period which limits or otherwise adversely impacts the Seller Parties’ respective production or operational capabilities, not give preference to the production of products or inventory for brands of the Seller Parties (not taking into account the Brands) over the production of products or inventory for the Brands. Notwithstanding the foregoing, the Parties agree that, at or prior to the Closing, Seller may cause Constellation Brands Chile to distribute to Seller or its Affiliates any cash in excess of Chile 30 Day Operating Amount, and Seller shall (x) terminate, effective as of and conditioned upon the Closing, any intercompany agreements between Constellation Brands Chile, on the one hand, and Seller or any of its Affiliates, on the other hand, and (y) take such actions as are necessary to pay off, forgive or otherwise cancel all intercompany accounts payable or accounts receivable between Constellation Brands Chile, on the one hand, and Seller or any of its Affiliates, on the other hand. During the Pre-Closing Period, Seller and the Seller Subsidiaries shall use commercially reasonable efforts consistent with past practice to protect, enforce, maintain and avoid abandonment of or damage to the Business Intellectual Property. For the avoidance of doubt, in the event that Buyer’s contact with any Distributor, vendor, supplier or customer of the Business affects the Seller Parties’ ability to operate the Business in compliance with this Section 7.1(a), such deviation shall not be deemed to be a breach of the obligations set forth in this Section 7.1(a).

(b)        During the Pre-Closing Period, neither Seller nor any of the Seller Subsidiaries (nor any third party acting at Seller’s or any Seller Subsidiary’s direction or with their consent) shall: (i) transfer, assign or grant any license or sublicense (other than non-exclusive licenses or sublicenses granted in the ordinary course of business) of any rights under or with respect to, or any encumbrance upon, any of the Business Intellectual Property or allow the abandonment or lapse of any right relating to the Business Intellectual Property; (ii) create, assume or permit to exist any new Encumbrances on the Brands, the Business or any of the Purchased Assets, other than Permitted Encumbrances; (iii) except for any Purchased Asset that is obsolete or which is not material to the Brands, the Business or the Purchased Assets, sell, lease, license or otherwise transfer any of the Purchased Assets, or cancel any of their rights or claims, other than in the ordinary course of business for fair and adequate consideration; or (iv) grant to any third party, or otherwise allow any third party to acquire, any license (other than non-exclusive licenses or sublicenses granted in the ordinary course of business), right, title or interest in or to any of the Business Intellectual Property.

(c)        The Parties acknowledge that Buyer intends to establish new trade names/fictitious business names referencing the Brands and the trademarks included in the Business Intellectual Property promptly following the Closing. Seller covenants and agrees that, promptly upon Buyer’s request at any time following the Closing Date, the Seller Parties will amend their respective organizational documents and all public records as necessary to change their entity names to new names unrelated to the Brands, the trademarks included in the Business Intellectual Property and all other trade names, service marks, brand names and other designations of origin included in the Business Intellectual Property.

(d)        Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Business prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

7.2        Access to Purchased Assets.

(a)        During the Pre-Closing Period, Seller shall, and shall cause the Seller Subsidiaries to, (i) continue to provide Buyer and its Representatives with all documents, materials and information reasonably requested by Buyer and reasonable access to the Purchased Assets in order for Buyer to confirm the satisfaction of the Closing conditions set forth in Section 9.2(a) and (ii) provide any potential third party buyer of Divested Assets and Liabilities with all documents, materials and information reasonably requested by such third party buyer and reasonable access to the applicable Divested Assets and Liabilities in connection with such third party buyer’s due diligence review of the applicable Divested Assets and Liabilities; provided, that such potential third party buyer has entered into a confidentiality agreement with Seller, in form and substance reasonably acceptable to Seller. To the extent not already provided to Buyer within ten (10) Business Days prior to the date hereof, Seller will during the Pre-Closing Period, at Buyer’s option, either (i) deliver three (3) 750ml samples of each item of Finished Goods Inventory, Bulk Product Inventory or unlabeled case goods to Buyer or (ii) provide an opportunity for Buyer to obtain samples of any items of Bulk Product Inventory directly from the applicable tanks. All access pursuant to this Section 7.2(a) shall be (A) conducted during normal business hours upon reasonable advance notice to the Seller Parties, (B) conducted in such a manner as not to interfere unreasonably with the normal operations of the Business or any other business of the Seller Parties, (C) coordinated through Garth Hankinson or a designee thereof and (D) conducted at the sole cost and expense of Buyer or the potential third party buyer of Divested Assets and Liabilities, as applicable, and the Seller Parties shall have the right to have one or more of their Representatives present at all times during any access contemplated by this Section 7.2(a). Such access for Buyer and its Representatives during the Pre-Closing Period shall include granting Buyer and Buyer’s Representatives a right of entry on the Real Property to perform such non-destructive and non-intrusive soil, engineering and geological tests and other physical inspections and to make such other examinations, reviews or reports as Buyer shall reasonably deem appropriate. Notwithstanding anything in this Agreement to the contrary, during the Pre-Closing Period, the Seller Parties shall not be required to provide access to or disclose information where such access or disclosure would, in the Seller Parties’ reasonable judgment, (1) jeopardize the attorney-client privilege or other immunity or protection from disclosure of any Seller Party, (2) conflict with any (x) Law (including any Law relating to data protection or privacy) or Order applicable to any Seller Party, the Purchased Assets or operation of the Business, (y) Contract to which any Seller Party is party or by which any of the Purchased Assets or other assets or properties of any Seller Party are bound or (z) other obligation of confidentiality, or (3) result in the disclosure of competitively sensitive information; provided, that if any information is withheld pursuant to this sentence, the applicable Seller Party will (x) inform Buyer or the potential third party buyer of Divested Assets and Liabilities, as applicable, as to the general nature of what is being withheld and (y) use its commercially reasonable efforts (1) to accommodate any request from Buyer or the potential third party buyer of Divested Assets and Liabilities, as applicable, for information pursuant to this Section 7.2 in a manner that does not result in such a violation or waiver or disclosure of competitively sensitive information or (2) to the extent applicable, to obtain the required consent of the relevant third Person to permit such access or disclosure. Notwithstanding anything in this Agreement to the contrary, during the Pre-Closing Period, Buyer and its Affiliates and Representatives shall be permitted to (I) contact any Distributor solely regarding the distribution of Products following the Closing; provided, that (A) Buyer is only permitted to discuss the distribution of Products following the Closing, and (B) Buyer shall not discuss with any such Distributor any anti-competitive information, any details of the Transaction that would be deemed material and that are not otherwise publicly disclosed, including the status of any regulatory approvals, or any confidential information concerning any existing contractual relationship between any of the Seller Parties and any such Distributor, and (II) with the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), contact any other vendor, supplier or customer of the Business regarding the business or operation of the Business by Buyer following the Closing, in order to, and the Parties shall work collaboratively in good faith to, ensure the smooth transition of the production and distribution of the Products in connection with the consummation of the Transactions; provided that any such contact by Buyer or its Affiliates or Representatives with any such vendor, supplier, Distributor or customer of the Business shall be conducted in a manner that shall not cause any material disruption to the Seller Parties’ operation of the Business during the Pre-Closing Period or the operation of the Seller Parties’ or their Affiliates respective businesses other than the Business prior to the Closing.

(b)        Any information obtained by Buyer or its Representatives pursuant to Section 7.2(a) shall be deemed to be “Confidential Information” for the purposes of the Transaction Non-Disclosure Agreement and shall be subject to the terms and conditions set forth in the Transaction Non-Disclosure Agreement, including limitations on disclosure and use.

(c)        With respect to the Owned Real Property, during the Pre-Closing Period, Buyer shall have the right to approve any exceptions to title that are not Permitted Encumbrances and which could materially adversely affect the ownership or value of the Owned Real Property of the use of the Owned Real Property as used as of the date of this Agreement, which approval by Buyer shall not be unreasonably withheld, conditioned or delayed; provided however, that Buyer shall have no right to approve any exception to title that is not a Permitted Encumbrance if the Title Company has agreed to remove or insure over such exception as part of the Owned Real Property Title Policies. However, notwithstanding anything in this Agreement to the contrary, Seller shall remove and the Owned Real Property Title Policies issued at the Closing shall not include as an exception, any mortgages, deeds of trust or other such readily ascertainable monetary liens against any parcel of Owned Real Property resulting from the voluntary acts or omissions of a Seller Party.

(d)        Seller agrees, at no cost to Buyer, to promptly resolve the matters set forth in exception number 39 (the “Clos du Bois Subdivision Map Act Exception”) in the Title Report for the Owned Real Property commonly known as Clos du Bois (“Clos du Bois Property”), Title No. FSNX-TO1900207S-CC, dated July 29, 2019 (“Clos du Bois Title Report”). The Clos du Bois Subdivision Map Act Exception concerns the Boundary Line and Mutual Easement Agreement dated September 10, 1990 and referenced in exception number 25 in the Clos du Bois Title Report (the “Boundary Line Agreement”), and such resolution shall include causing the Title Company to remove the Clos du Bois Subdivision Map Act Exception either by (i) recording a lot line adjustment in Sonoma County matching the Boundary Line Agreement, (ii) obtaining a certificate of compliance or other evidence from Sonoma County indicating that the Boundary Line Agreement is in compliance with the California Subdivision Map Act or (iii) causing the Title Company to issue affirmative coverage (in Buyer’s Owned Real Property Title Policy for the Clos du Bois Property or through an endorsement to Buyer’s Owned Real Property Title Policy for the Clos du Bois Property) that the Clos du Bois Property as described in the Boundary Line Agreement is in compliance with the California Subdivision Map Act. Seller agrees to pay all surveyor fees, attorneys’ fees, costs of endorsements and any and all other costs to effectuate a lot line adjustment, in each case to the extent required to comply with this Section 7.2(d). Notwithstanding the foregoing or anything to the contrary set forth herein, Seller’s obligation to resolve the Clos du Bois Subdivision Map Act Exception shall survive the Closing Date and shall not be a condition to the Closing for the benefit of Buyer or Seller, and failure to resolve the Clos du Bois Subdivision Map Act Exception prior to the Closing or otherwise shall not allow Buyer or Seller to terminate this Agreement; provided that, in the event the Title Company has not removed or affirmatively insured over the Clos du Bois Subdivision Map Act Exception by the Closing Date, then Seller shall, or shall cause it Affiliates to, lease the Clos du Bois Property to Buyer for an aggregate lease payment of One Dollar ($1) (and Seller will pay for any transfer taxes required to be paid by Sonoma County with respect to entering into such lease) for the term of such lease, pursuant to a mutually agreeable form of lease agreement (the “Clos du Bois Lease”) to be entered into and delivered at the Closing, and which shall include customary terms for a lease of this nature, including, without limitation, an indemnity from Buyer with respect to any Release of Hazardous Material at the Clos du Bois Property during the term of the Clos du Bois Lease or any mechanics liens filed against the Clos du Bois Property during the term of the Clos du Bois Lease and the right of Buyer to assign and/or sublease the Clos du Bois Lease, in each case, in whole or in part and in Buyer’s sole discretion. The term of the Clos du Bois Lease shall commence at Closing and expire on the earlier of (a) the date which is 99 years following the Closing; and (b) the date a Grant Deed is recorded in Sonoma County transferring title to the Clos du Bois Property (as such legal description of the Clos du Bois Property may be altered by a lot line adjustment to match the Boundary Line Agreement or as otherwise approved by Buyer in its sole discretion) to Buyer following Seller’s resolution of the Clos du Bois Subdivision Map Act Exception as described in this Section 7.2(d). During the term of the Clos du Bois Lease, Seller shall use its best efforts to resolve the Clos du Bois Subdivision Map Act Exception as described in this Section 7.2(d) as soon as reasonably possible and promptly thereafter transfer title to the Clos du Bois Property to Buyer. Additionally, during the term of the Clos du Bois Lease Buyer will pay for all property taxes, utilities, and other operating costs associated with the Clos du Bois Property, and Buyer will have full use and enjoyment of the Clos du Bois Property, subject to reasonable access by Seller and its consultants to the Clos du Bois Property as may be necessary to resolve the Clos du Bois Subdivision Map Act Exception.

(e)        If, by the fifth (5th) anniversary of the Closing Date, subject to extension during the period of any ongoing Force Majeure Event which affects the ability of Seller to resolve the Clos du Bois Subdivision Map Act Exception as described in Section 7.2(d), Seller has not resolved the Clos du Bois Subdivision Map Act Exception as described in Section 7.2(d) and transferred title to the Clos du Bois Property to Buyer, then Buyer shall have the right, at its option and in its sole discretion, to terminate the Clos du Bois Lease by written notice delivered to Seller within five (5) years after the fifth (5th) anniversary of the Closing Date (the “Clos du Bois Lease Termination Right”); provided, that in the event that Seller resolves the Clos du Bois Subdivision Map Act Exception as described in Section 7.2(d) at any time after the fifth (5th) anniversary of the Closing Date but prior to Buyer’s exercise of the Clos du Bois Termination Right, the Clos du Bois Termination Right shall immediately expire and be of no further effect upon the effectiveness of such resolution and Seller shall transfer title to the Clos du Bois Property (as such legal description of the Clos du Bois Property may be altered by a lot line adjustment to match the Boundary Line Agreement or as otherwise approved by Buyer in its sole discretion) to Buyer as promptly as reasonably practicable. Upon Buyer’s exercise of the Clos du Bois Lease Termination Right, Seller and Buyer

shall promptly engage an Independent Accountant to conduct an appraisal of the then-current fair market value of the Clos du Bois Property (the “Clos du Bois FMV”), which appraisal shall not take into account any impact on value from the property’s non-compliance with the California Subdivision Map Act. Such appraisal by the Independent Accountant (the “Clos du Bois Appraisal”) shall be set forth in a written report delivered to the Parties within ninety (90) days of the termination of the Clos du Bois Lease and shall be conclusive and binding on the Parties. Within thirty (30) days after the Independent Accountant’s delivery of the Clos du Bois Appraisal, Seller shall pay to Buyer by wire transfer of immediately available funds the amount of the Clos du Bois FMV as established by the Clos du Bois Appraisal.

7.3        Notification of Certain Matters.

(a)        During the Pre-Closing Period, each Party shall give prompt notice to the other Party of (i) any fact, event or circumstance known to such Party that individually or taken together with all other facts, events and circumstances known to such Party, has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect (with respect to Seller) or a Buyer Material Adverse Effect (with respect to Buyer), as the case may be, or would cause or constitute a breach of any of such Party’s representations, warranties, covenants or agreements contained herein, (ii) the failure of any condition precedent to such other Party’s obligations hereunder or any occurrence which, to the Knowledge of Seller or the Knowledge of Buyer, as applicable, is reasonably likely to result in any of the conditions set forth in Article IX becoming incapable of being satisfied, (iii) any written notice or other written communication received by such Party from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the Transactions, (iv) any written notice or other written communication from any Governmental Body received by such Party regarding the consummation of the Transactions, or (v) the commencement of any Legal Proceeding against such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.14 (with respect to Seller) or Section 6.6 (with respect to Buyer), as the case may be; provided, however, that (A) the delivery of any notice pursuant to this Section 7.3(a) shall not limit or otherwise affect any remedies available to the other Party, and (B) disclosure by Seller shall not be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(b)        Notwithstanding anything to the contrary herein, neither Party’s failure to give notice of any occurrence as required pursuant to Section 7.3(a) shall be (i) deemed to be a breach of the covenant contained in Section 7.3(a), but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (ii) taken into account in determining whether the conditions to Closing set forth in Article IX have been satisfied.

7.4        Efforts to Consummate.

(a)        Subject to Section 7.5 and Section 7.6, during the Pre-Closing Period, each of Buyer and Seller shall, and Seller shall cause the Seller Subsidiaries to, use commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including satisfaction (but not waiver) of the conditions to the Closing set forth in Article IX.

(b)        Without limiting the generality of the foregoing, Buyer and Seller shall cooperate and use reasonable efforts to obtain the release of the guarantees pertaining to the Purchased Assets set forth on Schedule 7.4(b) (collectively, the “Seller Party Guarantees”), including the provision by Buyer of a replacement guarantee (in form and substance reasonably acceptable to Buyer) in favor of the beneficiary of any such Seller Party Guarantee in order to obtain the release of the applicable Seller Party from such Seller Party Guarantee.

7.5        Consents.

During the Pre-Closing Period, except as otherwise provided in Section 2.6, each of Buyer and Seller shall use commercially reasonable efforts to give all notices to, and obtain all Consents (which may be conditioned on the consummation of the Transactions) from, all Persons required pursuant to any Assumed Contract; provided, however, that Seller and its Affiliates shall not have any obligation to (a) amend or modify any Contract, (b) pay any consideration to any Person for the purpose of obtaining any such Consent, (c) relinquish or forbear any rights, or agree to any restriction on the conduct of any business or operations or the ownership or exercise of any assets, properties or rights, or (d) pay any costs or expenses of any Person resulting from the process of obtaining such Consent.

7.6        Governmental Approvals; Regulatory Filings.

(a)        Each of the Parties will use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to, and the Parties shall work collaboratively to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner possible the Transactions, including, to the extent not completed as of the date hereof, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) taking all actions reasonably necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any Governmental Body (which actions will include furnishing all information required under the HSR Act and any other Law relating to antitrust, competition, trade regulation, foreign investment or the protection of national security (collectively, “Competition Laws”, provided that in no event shall “Competition Laws” be deemed to include any Law exclusively regarding the regulation of alcoholic beverages) required to be obtained or made by any Party or their Affiliates in connection with the Transactions), and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, the Parties will each use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to, and will work collaboratively to, fulfill all conditions precedent to this Agreement and will not take any action that would reasonably be expected to materially delay the obtaining of, or to result in not obtaining, any permission, approval or consent from any such Governmental Body or third party required to be obtained prior to the Closing.

(b)        Prior to the Closing, the Parties will keep each other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any third party, including any Governmental Body, including by working cooperatively in connection with any sales, divestitures or dispositions of assets or businesses if and to the extent undertaken pursuant to the provisions of this Section 7.6. In this regard, prior to the Closing, each Party will promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide to the other Party (or their counsel) copies of) all filings made by such Party with any Governmental Body or any other information supplied by such Party to, or correspondence with, a Governmental Body in connection with this Agreement, excluding any confidential financial data of such Party. Each Party will promptly inform the other Party of, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other Party orally of) any communication from any Governmental Body regarding any of the Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Body. If any Party or any representative of such Party receives a request for additional information or documentary material from any Governmental Body with respect to the Transactions, then such Party will make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. Buyer will not participate in any meeting with any Governmental Body in connection with this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with Seller in advance and, to the extent not prohibited by such Governmental Body, gives Representatives of Seller the opportunity to attend and participate in such meeting. Each Party will furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof, but excluding any confidential financial data of such Party) between it and any such Governmental Body with respect to this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Body. The Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 7.6 as material for “Clean Team Members only.” Such materials and the information contained therein will be given only to (i) designated employees of the Parties and their affiliates and (ii) outside counsel and experts hired by the Parties and their Affiliates (collectively, “Clean Team Members”) and will not be disclosed by such Clean Team Members to any other directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel; provided that materials provided pursuant to this Section 7.6 may be redacted to remove references concerning the valuation of Seller or Buyer, discussion of the terms or potential terms of the transactions described in this Agreement and the terms of other potential competitive transactions (if any), and otherwise, as necessary to comply with contractual arrangements and as necessary to address reasonable privilege and confidentiality considerations. The terms of the Clean Team Agreement shall be deemed incorporated herein by reference as if set forth herein and, notwithstanding the Closing, the Clean Team Agreement shall continue in full force and effect in accordance with their respective terms. To the extent that transfers of any Permits issued by any Governmental Body are required as a result of the execution of this

Agreement or the consummation of the Transactions, the Parties will use reasonable best efforts to effect such transfers.

(c)        The Parties will use all efforts to, and will work collaboratively to, file, as promptly as practicable after the date hereof, all filings or notifications under all applicable Competition Laws, to the extent such filings or notifications have not been made as of the date hereof, and to make any necessary amendments to any filings or notifications made under applicable Competition Laws prior to the date hereof. To the extent the Parties have not done so prior to the date hereof, and except as provided in Section 7.6(f), the Parties will each use reasonable best efforts to, and will work collaboratively to, respond to any formal request for additional information or documentary materials after an initial notification pursuant to the HSR Act or any other Competition Law (a “Second Request”), as promptly as practicable and counsel for the Parties will closely cooperate during the entirety of any such Second Request review process.

(d)        The Parties will use reasonable best efforts to, and will work collaboratively to, resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Transactions under the HSR Act or any other applicable Competition Law, and will take the actions set forth in Section 7.6(e). In connection therewith, and despite compliance with the obligations specified in Section 7.6(e) intended to resolve all objections of Governmental Bodies and avoid a legal challenge, if any Legal Proceeding is instituted (or threatened to be instituted) challenging the Transactions as violating the HSR Act or any other applicable Competition Law, the Parties will cooperate and use reasonable best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.6(d) will limit the right of any Party to terminate this Agreement pursuant to Section 10.1 so long as such Party has, up to the time of termination, complied in all material respects with its obligations under this Section 7.6. Each of the Parties will use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other applicable Competition Laws with respect to the Transactions as promptly as practicable after the execution of this Agreement.

(e)        Notwithstanding anything to the contrary in this Agreement, Buyer shall use reasonable best efforts to, as promptly as practicable, find third party buyers acceptable to the FTC or applicable state attorney general’s office, as the case may be, for (i) each Brand set forth on Schedule 7.6(e)-1 (collectively, the “Divested Brands”), or (ii) in Buyer’s sole discretion, any brand or brands of Buyer’s which the FTC or applicable state attorney general’s office, as the case may be, agrees may be divested by Buyer instead of any Divested Brand (each such brand, a “Buyer’s Competitive Brand”), and to enter into definitive agreements with such buyers for the sale by Buyer to such buyers, immediately following the Closing or as promptly as practicable thereafter (but in no event later than thirty (30) days following the Closing or as otherwise required by the FTC), of each such Divested Brand or Buyer’s Competitive Brand, as the case may be, and (1) the portion of the Business or Buyer’s business associated with such Divested Brand or Buyer’s Competitive Brand, as the case may be, (2) the Purchased Assets associated with such Divested Brand (other than the Owned Real Property, the Assumed Real Property Leases, the Licensed IP, and, subject to Section 7.6(i)(iii), the Personal Property and Assumed Personal Property Leases, in each case, associated with such Divested Brand) or Buyer’s assets associated with such Buyer’s Competitive Brand (other than real property, real property leases, personal property, personal property leases and in-bound licensed Intellectual Property), as the case may be, and (3) the Assumed Liabilities associated with such Divested Brand (other than Assumed Liabilities arising under or in connection with any Owned Real Property, Assumed Real Property Leases, Personal Property, Assumed Personal Property Leases and/or the Licensed IP and associated with such Divested Brand, if any) or Buyer’s liabilities associated with such Buyer’s Competitive Brand (other than liabilities arising under or in connection with any real property leases, personal property, personal property leases and in-bound licensed Intellectual Property), as the case may be (collectively, the “Divested Assets and Liabilities”), in each case, in order to comply with the terms of any Order entered into by the Parties or to avoid or eliminate any impediments under the HSR Act or any other Competition Law. For the avoidance of doubt, the refusal of the FTC or applicable state attorney general’s office, as the case may be, to accept a third party buyer of Divested Assets and Liabilities proposed by Buyer shall not relieve Buyer of its obligations under this Section 7.6(e) and, in such event, Buyer shall remain responsible for using reasonable best efforts to find, as promptly as practicable, another third party buyer which is acceptable to the FTC or applicable state attorney general’s office, as the case may be. For the purposes of this Agreement, “Non-Divested Brand” means any Brand that is not a Divested Brand. Additional provisions regarding certain changes to the Transactions are set forth on Schedule 7.6(e)-2.

(f)        In connection with proposing, negotiating, committing to and effecting a consent order, hold separate order or similar arrangement, Buyer and Seller hereby agree that they will agree to such modifications of this Agreement or any Ancillary Documents, as are requested by the Mergers IV Division of the FTC, the Compliance Division of FTC or the applicable state attorney general’s office, as the case may be; provided, that each of the proposed modifications: (i) (x) does not require the removal of any Non-Divested Brand (and the associated assets and liabilities of the types described in clauses (1), (2) and (3) of Section 7.6(e)) from the Transactions, and (y) would not be reasonably expected to cause either Party to incur any costs, expenses or losses other than attorneys’ fees or expenses, costs and expenses of other professional advisors or Representatives, or administrative costs and expenses; or (ii) is otherwise mutually agreed to by the Parties. Notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, clause (i)(y) of this Section 7.6(f)), Buyer agrees to accommodate interim production requirements related to the Divested Assets and Liabilities in accordance with any Order entered into by the Parties (A) at cost pricing and at production levels of such Brands or Buyer’s Competitive Brands, as the case may be, that constitute Divested Assets and Liabilities during the twelve (12) month period ending on the date of this Agreement or (B) at such other pricing or production levels or for such duration as may be required by the FTC with respect to such Brands or Buyer’s Competitive Brands, as the case may be, that constitute Divested Assets and Liabilities, in either case, by entering into one or more supply agreements with the buyer of such Divested Assets and Liabilities for all Brands or Buyer’s Competitive Brand, as the case may be, that constitute Divested Assets and Liabilities in a form mutually agreed by such parties acting reasonably and approved by the FTC; provided that the Parties agree that, for the avoidance of doubt, no such duration required by the FTC or production level accommodation required by the FTC which is different than the production level of the applicable Brand or Buyer’s Competitive Brand, as the case may be, during the twelve (12) month period ending on the date of this Agreement shall be deemed to be a modification of this Agreement or any Ancillary Document which is subject to the proviso of the first sentence of this Section 7.6(f).

(g)        Buyer shall have the sole and exclusive authority to negotiate and reach resolution with the FTC or other applicable Governmental Body with respect to the ownership and operation of the Divested Assets and Liabilities; provided that, to the extent not prohibited by a confidentiality agreement in place on or before the Original Agreement Date or except as mutually agreed by the Parties’ outside antitrust counsel based on Competition Law concern, Buyer shall: (1) update Seller periodically on the status of such negotiations; (2) promptly furnish Seller with all relevant information about such negotiations and copies of any communications about such negotiations to or from the FTC; and (3) allow Seller to participate in any meetings or teleconferences (aa) relating to any commercial agreement that Seller may be required to enter into with the buyer of such Divested Assets and Liabilities and/or (bb) with the FTC relating to such negotiations, to the extent not prohibited by the FTC.

(h)        Prior to the Closing, the Parties shall enter into an Order with respect to the sale by Buyer following the Closing of the Divested Assets and Liabilities as may be necessary, and shall take any other administrative or procedural actions or any other actions as may be necessary, to avoid or eliminate all impediments under the HSR Act or any other Competition Law so as to enable the consummation of the Transactions to occur as soon as practicable. Buyer shall satisfy, or cause to be satisfied, all conditions to closing set forth in each definitive agreement regarding the sale of Divested Assets and Liabilities by Buyer to a third party in order to enable such sale to be consummated immediately following the Closing or as promptly as practicable thereafter (but in no event later than thirty (30) days following the Closing or as otherwise required by the FTC).

(i)        Notwithstanding anything herein to the contrary, Buyer will not be obligated to take any action that is not conditioned on the occurrence of the Closing, nor will Buyer or any of its Subsidiaries or Affiliates be obligated to sell, divest or dispose of (i) any of Buyer’s, its Subsidiaries’ or its Affiliates’ own pre-Closing assets, brands or businesses, (ii) any Owned Real Property or any interest in the Assumed Real Property Leases, or (iii) without Buyer’s consent, which consent shall not be unreasonably withheld, any Personal Property or interest in any Assumed Personal Property Lease, other than de minimis items of Personal Property or Assumed Personal Property Leases relating to de minimis items of tangible personal property.

(j)        Buyer and Seller agree to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Body or other third party whose consent or approval is sought in connection with the Transactions. Whether or not the Closing occurs, Buyer and Seller agree to share equally the responsibility for all fees and payments (including filing fees and legal and professional fees) to any third party or any Governmental Body in order to obtain any consents, approvals or waivers pursuant to this Section 7.6, other than the fees of and payments to the legal and professional advisors of the individual Parties.

(k)        Buyer and Seller shall not, and shall not permit any of their Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, at any time prior to the Termination Date if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Body necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the Transactions; or (iii) delay the consummation of the Transactions.

7.7        Books and Records.

Following the Closing, for a period consistent with such Party’s commercially reasonable record retention policies but not less than seven (7) years, each of Buyer and Seller shall use commercially reasonable efforts to (i) give Buyer or Seller, as the case may be, and its Representatives reasonable access to (A) its Representatives, including employees, and (B) to the extent relating to the Business and/or the Purchased Assets and capable of being separated from the Books and Records relating to any other businesses of the Seller Parties without imposing an unreasonable burden or cost on the Seller Parties (unless Buyer agrees to assume any such unreasonable cost), Books and Records and other information with respect to the Business and/or the Purchased Assets relating to periods prior to the Closing, in each case for any reasonable purpose, including as may be necessary for (1) the preparation of Tax Returns and financial statements and (2) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any Legal Proceeding, subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Competition Laws), and (ii) maintain all such Books and Records in accordance with such Party’s commercially reasonable record retention policies. All access provided pursuant to this Section 7.7 shall be conducted (x) during normal business hours upon reasonable advance notice to the Party providing access, (y) in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Party providing access, and (z) at the accessing Party’s sole cost and expense (including any costs and expenses for making copies of Books and Records), and the Party providing access shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 7.7. Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall be required to provide any access or disclose any information where such access or disclosure would, in the reasonable judgment of the Party otherwise required to provide such access or disclosure, (I) jeopardize the attorney-client privilege or other immunity or protection from disclosure of the Party otherwise required to provide such access or disclosure, (II) conflict with any (x) Law (including any Law relating to data protection or privacy) or Order applicable to the Party otherwise required to provide such access or disclosure or the assets, information or operation of the businesses of the Party otherwise required to provide such access or disclosure, (y) Contract to which the Party otherwise required to provide such access or disclosure is party or by which any of the assets or properties of the Party otherwise required to provide such access or disclosure is bound or (z) other obligation of confidentiality, or (III) result in the disclosure of competitively sensitive information; provided, that if any information is withheld pursuant to this sentence, the applicable Party will (x) inform the accessing Party as to the general nature of what is being withheld and (y) use its commercially reasonable efforts (1) to accommodate any request from the accessing Party for information pursuant to this Section 7.7 in a manner that does not result in such a violation or waiver or disclosure of competitively sensitive information or (2) to obtain the required consent of the applicable third Person to permit such access or disclosure. Notwithstanding the foregoing, (x) if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 7.7 shall be subject to any applicable rules relating to discovery and (y) any and all such Books and Records may be destroyed by a Party if such destroying Party sends to the other Party written notice of its intent to destroy such Books and Records, specifying in reasonable detail the contents of the Books and Records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the other Party notifies the destroying Party that such other Party desires to obtain possession of such Books and Records, in which event the destroying Party shall transfer such Books and Records to such requesting party and such requesting Party shall pay all reasonable out-of-pocket expenses of the destroying Party in connection therewith.

7.8        Post-Closing Cooperation.

After the Closing Date, each Party shall provide the other Party, at such other Party’s cost and expense, with such reasonable assistance as may be requested by such other Party in connection with any Legal Proceeding or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including any Tax Return or form) relating to the Purchased Assets, the Assumed Liabilities or the Business.

7.9        Confidentiality.

The terms of the Transaction Non-Disclosure Agreement shall be deemed incorporated herein by reference as if set forth herein and, notwithstanding the Closing, the Transaction Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms except that (a) upon the Closing, Buyer’s obligations thereunder with respect to “Confidential Information” (as such term is defined in the Transaction Non-Disclosure Agreement), to the extent relating to the Business, shall terminate, and (b) Buyer’s obligations thereunder with respect to “Non-Solicitation” shall not apply to any Included Employees. With respect to Confidential Information that does not relate to the Business, such Confidential Information shall remain subject to the terms and conditions of the Transaction Non-Disclosure Agreement. With respect to Representatives of Buyer that, prior to the Closing, were Representatives of Seller, nothing in this Section 7.9 shall vitiate such Representative’s confidentiality obligations owed to Seller as a consequence of such Representative’s former employment with Seller.

7.10      Employees and Employee Benefits.

Matters regarding certain employees are set forth in Schedule 7.10.

7.11      Damage or Casualty Loss.

Damage by fire or other casualty to any of the Purchased Assets during the Pre-Closing Period (a “Casualty Loss”) shall not result in any reduction or adjustment to the Purchase Price or relieve Buyer or Seller from its obligations in respect of the Closing, so long as Seller, at its option, either

(a) repairs such damage prior to the Closing at Seller’s sole cost and expense, retaining all insurance proceeds (and the rights thereto) related to such damage, (b) collects (and when collected pays over to Buyer) any insurance proceeds related to such damage, or (c) assigns to Buyer such insurance proceeds (it being understood that any repairs made pursuant to clause (a) of this Section 7.11 and any insurance proceeds paid over or assigned to Buyer pursuant to clauses (b) and (c), respectively, of this Section 7.11 shall restore or enable Buyer to restore (as the case may be) the affected properties or assets to a condition that enables the continued operation of the Business or the Purchased Assets, in all material respects, as conducted prior to such damage, in each case as determined by a qualified engineering firm mutually agreeable to the Parties). At all times during the Pre-Closing Period, Seller shall, and shall cause the Seller Subsidiaries to, maintain in full force and effect insurance policies providing adequate insurance coverage for the Business and the Purchased Assets and which are sufficient for compliance with all Laws and Contracts to which the Seller Parties are a party or by which they are bound in connection with the Business.

7.12      Further Assurances.

From time to time after the Closing Date, each Party shall, and shall cause its controlled Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer or assumption and take such further actions reasonably requested to carry out the provisions of this Agreement and give effect to the Transactions. Without limiting the generality of the foregoing, (a) in the event that (i) Buyer or Seller discovers following the Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at the Closing, Seller shall or shall cause its Affiliates promptly to assign and transfer to Buyer all right, title and interest in such asset for no additional consideration, (ii) Buyer or Seller discovers following the Closing that any asset that was not intended to be transferred pursuant to this Agreement was transferred at the Closing, Buyer shall promptly assign and transfer to Seller or Seller’s designated Seller Subsidiary all right, title and interest in such asset for no additional consideration, (iii) Seller or any of its Affiliates receives any funds following the Closing that relate to a Purchased Asset, Seller shall or shall cause its Affiliates promptly to remit such funds to Buyer and (iv) Buyer or any of its Affiliates receives any funds following the Closing that relate to an Excluded Asset, Buyer shall or shall cause its Affiliates promptly to remit such funds to Seller or Seller’s designated Seller Subsidiary, and (b) the Seller Parties shall take such actions as may be reasonably necessary to complete the importation of, and to deliver to Buyer, any Inventory in the process of being imported from Chile at the time of the Closing.

7.13      Bulk Sales Laws.

The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

7.14      Distributors; Distributor Indemnifications.

(a)        The Parties hereby acknowledge and agree that none of the distribution agreements currently in effect between the Seller Parties and their respective Distributors are included in the Assumed Contracts and no such distributor agreements shall be assigned or transferred to Buyer, in whole or in part, hereunder. During the Pre-Closing Period, neither Seller nor any of the Seller Subsidiaries (nor any third party acting at Seller’s or any Seller Subsidiary’s direction or with their consent) shall deliver any notices to their respective Distributors withdrawing any products sold under the Brands from distribution under the relevant distribution agreements or otherwise terminating such Distributors’ rights to distribute such products under such agreements. Promptly following Closing, Seller and the Seller Subsidiaries shall notify their respective Distributors of the closing of the Transactions and shall cooperate with Buyer and provide instructions to their Distributors as reasonably requested by Buyer to facilitate the transfer of the products sold under the Brands into Buyer’s distribution network. The Parties hereby acknowledge and agree that Buyer will be permitted to and will be solely responsible for entering into its own distribution agreements or other arrangements with distributors of Buyer’s choosing with respect to the distribution of the products sold under the Brands following the Closing.

(b)        In the event that Buyer elects to appoint a new distributor to distribute products sold under any Brand in any territory post-Closing that is different than the Distributor appointed by Seller to distribute such product in such territory prior to the Closing, and Buyer seeks an indemnity from such new distributor for itself against any liability to Seller’s former Distributor of such products in such territory, then Buyer shall either (i) ensure that any such indemnity extends equally to Seller and its Affiliates and that Seller and its Affiliates are made express third party beneficiaries of such indemnity, or (ii) to the extent such indemnity does not so extend equally, itself indemnify, defend and hold harmless Seller and its Affiliates from and against any and all Losses resulting or arising from any liability to Seller’s former Distributor of such products in such territory, provided, that in no event shall Buyer be required to indemnify, defend or hold harmless Seller or any of its Affiliates from and against any Losses resulting or arising from Seller’s or any of its Affiliate’s actions, including, without limitation, arising in connection with any Products manufactured, sold, distributed, shipped or licensed by the Business prior to the Closing, or any services rendered by any Seller Party in connection with the Business.

7.15      Other Regulatory Matters.

(a)        Each Seller Party shall cooperate with and provide reasonable assistance to Buyer in connection with the transfer or re-issuance of any Permit, including signing transfer applications, “use up” letters for labels and permit termination forms. Effective as of the Closing, each Seller Party grants to Buyer the limited right to sell all finished goods Inventory that is labeled with any name or trademark of such Seller Party as of the Closing Date and to use up all labels and other packaging materials included in the Inventory bearing any name or trademark of such Seller Party.

(b)        Each Seller Party shall provide such “use up” authorizations as may be required to enable Buyer to register and sell the Brands using labels bearing such Seller Party’s name and address. To the extent required for Buyer to conduct the Business, each Seller Party shall maintain its existing label and Brands registrations and price postings with respect to the Brands and shall cooperate with Buyer in connection with Buyer’s commercially reasonable efforts to make and obtain Buyer’s label approval, brand registrations and price postings with respect to the Brands, in each case, until the earlier to occur of (i) the date on which Buyer’s label approval, Brands registration and price postings are completed with respect to the Brands, or (ii) the six-month anniversary of the Closing Date.

7.16      Intellectual Property.

The Seller Parties shall not, themselves or through any third party: (a) at any time after the Closing Date, for so long as any item of Business Intellectual Property remains valid and enforceable, challenge the validity, enforceability, ownership, scope, or effectiveness of such item of Business Intellectual Property or Buyer’s rights with respect to such item of Business Intellectual Property; (b)(i) at any time after the Closing Date, use, apply for or register any trademark, service mark, trade name, trade dress, label design or package design that is identical to any item of Business Intellectual Property, or (ii) for a period of seven (7) years after the Closing Date, use, apply for or register any trademark, service mark, trade name, trade dress, label design or package design that is confusingly similar to any item of Business Intellectual Property, in the case of clauses (i) and (ii), for so long as any such item of Business Intellectual Property that is a trademark, service mark, trade name, trade dress, label design or package design remains valid and enforceable, provided, that the Parties agree that with respect to any Legal Proceeding arising out of or relating to this clause (b)(ii), the standard to be applied in determining whether such trademark, service mark, trade name, trade dress, label design or package design is confusingly similar to any such item of Business Intellectual Property shall be the same as that applied under the federal laws of the United States with respect to such matters, and such standard shall not be affected in any manner by the inclusion of this clause (b)(ii) in this Agreement; or (c) at any time after the Closing Date, use any image, design and/or other artwork, name or reference on any trade dress, packaging materials, media, advertising and/or marketing or other material(s) that would be reasonably viewed as portraying, depicting, referencing or implying a relationship with the Brands, the Business or the Purchased Assets, and Seller and the other Seller Parties will remove, no later than the Closing Date, any such image, design and/or other artwork, name or reference from any of their trade dress, packaging materials, media, advertising and/or marketing and other materials, including without limitation websites, digital and social media. Buyer and the Seller Parties agree that the trademark “Cuvee Sauvage” is not confusingly similar to the trademark “Cheval Sauvage” and Buyer shall not, itself or through any third party, at any time after the Closing Date, for so long as “Cuvee Sauvage” remains a valid and enforceable trademark, challenge the validity, enforceability, ownership, scope, or effectiveness of “Cuvee Sauvage” or any Seller Party’s or any of its current or future Affiliates’ rights with respect to “Cuvee Sauvage”. The Seller Parties hereby irrevocably waive any moral rights each may claim or have appurtenant to the Business Intellectual Property. The Seller Parties further covenant and agree that they will not at any time prior to, or for a period of twenty-four (24) months following the Closing Date, disparage or defame the Brands, the Business or any Purchased Assets through any public announcements, press releases, investors calls or similar corporate communications directed or approved by an executive officer of Seller; provided, that for the avoidance of doubt, the foregoing covenant shall not apply to any communication that is not a corporate communication directed or approved by an executive officer of Seller, including any statements made by any Seller Party’s salespersons or other non-executive employees to any Person that compares the products of any Seller Party or Affiliate thereof favorably to any Product or is otherwise in the nature of a statement any salesperson or other non-executive employee might make regarding a competitor or its products.

7.17      Escrow Matters.

The Parties shall use their respective reasonable best efforts to negotiate in good faith and prior to or concurrently with the Closing enter into an escrow agreement with the Escrow Holder, in a form mutually agreed upon by the parties thereto (the “Escrow Agreement”), for the establishment of an escrow account and the provision of escrow and title services in accordance with the terms and subject to the conditions of this Agreement.

7.18      No Solicitation.

During the Pre-Closing Period, except in connection with the Transactions, Seller shall not, and shall cause the other Seller Parties and its and their respective Affiliates and Representatives not to, directly or indirectly, (a) solicit or initiate or induce or encourage, or take any other action to facilitate, any Alternative Transaction or any inquiry or proposal that would reasonably be expected to lead to an Alternative Transaction, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information in furtherance of, or otherwise cooperate in any way in furtherance of, any Alternative Transaction or any inquiry or proposal that would reasonably be expected to lead to an Alternative Transaction, or (c) approve, endorse, recommend, execute or enter into any Contract, letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting, contemplating or otherwise relating to any Alternative Transaction or any inquiry or proposal that could reasonably be expected to lead to an Alternative Transaction. For the avoidance of doubt, it is understood and agreed that the foregoing shall not prohibit any of the Seller Parties or their respective Affiliates or Representatives from responding to inquiries by any Person about a possible Alternative Transaction in order to inform such Person of the existence of the obligations contained in this Section 7.18; provided, that Seller shall promptly notify Buyer of the receipt by any of the Seller Parties or, to Seller’s Knowledge, their respective Affiliates or Representatives, of any inquiry or proposal relating to (i) an Alternative Transaction in respect of Purchased Assets or one or more Brands representing at least Two Hundred Million Dollars ($200,000,000) of Net Sales during the Seller Parties’ fiscal year ended February 28, 2019 based upon the amounts set forth on Schedule 1(d), which notice shall identify the Purchased Assets or the Brands that are the subject of such inquiry or proposal or (ii) a Permitted Alternative Transaction, and, to the extent not prohibited by a confidentiality agreement in place on or before the date hereof, Seller shall (v) promptly notify Buyer of the material terms thereof and the identity of the person or group involved in any such Alternative Transaction, (w) promptly furnish Buyer with a copy of any written inquiry, proposal or other information relating to such Alternative Transaction, (x) keep Buyer informed on a current basis of any modifications to such inquiry, proposal or other information regarding an Alternative Transaction, (y) promptly furnish Buyer with a copy of any communication about such Alternative Transaction to or from the FTC and (z) allow Buyer to participate in any meetings or teleconferences with the FTC relating to such Alternative Transaction, to the extent not prohibited by the FTC. Notwithstanding anything to the contrary herein, nothing in this Section 7.18 shall prohibit any of the Seller Parties or their respective Affiliates or Representatives from taking any action, on or after the date of this Agreement, solely with respect to one or more Permitted Alternative Transactions; provided, however, that in no event shall any such Permitted Alternative Transaction include Owned Real Property (including, for the avoidance of doubt, the Seller Parties’ Canandaigua facility), any Assumed Real Property Lease, any items of Personal Property (other than de minimis items of Personal Property or Assumed Personal Property Leases relating to de minimis items of tangible personal property) used in connection with the operation of the Retained Business or any other assets, properties or rights exclusively related to the Business or the Brands (other than the Retained Business); provided, further, that any Permitted Alternative Transaction, including any Permitted Alternative Transaction with respect to the Cook’s Business, must not reasonably be expected to prevent or materially delay the Parties from consummating the Transactions in accordance with the terms of this Agreement and by no later than the Initial Termination Date; and provided, further, that, to the extent not prohibited by a confidentiality agreement in place on or before the Original Agreement Date or except as mutually agreed by the Parties’ outside antitrust counsel based on Competition Law concern, Seller shall: (1) update Buyer periodically on the status of negotiations regarding any Permitted Alternative Transaction; (2) promptly furnish Buyer with all relevant information about negotiations regarding any Permitted Alternative Transaction and copies of any communications about such negotiations to or from the FTC; and (3) allow Buyer to participate in any meetings or teleconferences (aa) relating to any commercial agreement that Buyer may be required to enter into with the buyer in any Permitted Alternative Transaction and/or (bb) with the FTC relating to negotiations regarding any Permitted Alternative Transaction, to the extent not prohibited by the FTC.

7.19      Shared Contracts and Assigned Portions of the Shared Contracts.

(a)        In order to complete the transfer of the Assigned Portions of the Shared Contracts to Buyer or its designated Affiliates, Seller shall notify, or cause the applicable Seller Subsidiaries to notify, the counterparties of the Shared Contracts of the transfer of the Assigned Portions of the Shared Contracts by Seller or a Seller Subsidiary to Buyer or its designated Affiliate, and Seller and Buyer shall each use their respective commercially reasonable efforts to obtain the cooperation of each counterparty to a Shared Contract so that, as of the Closing Date or the earliest practicable time thereafter, with the concurrence and consent of such counterparty, each Shared Contract shall be divided into two (2) contracts so that Buyer or its designated Affiliate receives the benefit of the portion of the Shared Contract pertaining to the Business (the “Assigned Portion of the Shared Contract”) and assumes the obligations of the respective Seller Party associated with the Assigned Portion of the Shared Contract, and the respective Seller Party remains entitled to receive the benefit of the balance of the Shared Contract and remains liable to perform its obligations under the balance of the Shared Contract, and the respective Seller Party is released from its obligations attributable to the Assigned Portion of such Shared Contract; provided that in no event shall any Seller Party or Buyer be obligated to pay any fee or provide any confidential financial statements to any such counterparty in order to obtain any such concurrence and consent; provided, further, that Seller and Buyer shall each use their commercially reasonable efforts to ensure that the Assigned Portions of the Shared Contracts (i) reflect the portions of the Shared Contracts used by the Business in the ordinary course of business consistent with the Seller Parties’ past practices, (ii) are in quantities appropriate for the Business as conducted as of the date of this Agreement and (iii) in the case of any Shared Contracts that are grape contracts, are based upon vineyard blocks used by the Business in the ordinary course of business consistent with the Seller Parties’ past practices. Buyer and Seller shall act in good faith and reasonably cooperate in connection with such process of dividing each Shared Contract (including the joint determination of the portion of the Shared Contract pertaining to the Business and the allocation of Seller’s and Buyer’s respective rights and obligations under the Shared Contract). If a Shared Contract includes schedules or statements of work that pertain exclusively to the Business or are otherwise easily separable into a portion of such Shared Contract that exclusively pertains to the Business, such schedules or statements of work or other easily separable portions exclusively related to the Business shall be the Assigned Portion of the Shared Contract and, if a Shared Contract is not easily separable in such manner, the Assigned Portion of the Shared Contract shall be determined based on the historical allocation of the goods or services provided to or received by the Business under such Shared Contract.

(b)        With respect to any Shared Contract for which such concurrence and consent of the counterparty is not obtained prior to the Closing Date or which cannot be separated in the manner described in Section 7.19(a) (a “Joint Contract”), then, until such time as such Joint Contract may be divided into two contracts as provided in Section 7.19(a), the respective Seller Party will, for the purposes of the relationship with the counterparty to such Joint Contract, remain the party to the Joint Contract, and the Parties will, for the purposes of the relationship between themselves, behave and treat each other as if the Assigned Portion of the Shared Contract of such Joint Contract had effectively been assigned to and assumed by Buyer or its designated Affiliate on and as of the Closing Date, so that Buyer or its designated Affiliate shall receive from the Seller Party the benefits of the Assigned Portion of the Shared Contract, and Buyer or its designated Affiliate shall perform the obligations of the respective Seller Party related to the Assigned Portion of the Shared Contract.

(c)        In addition to their other obligations under this Section 7.19 and under Section 2.6, during the Pre-Closing Period, when seeking to obtain any Consent required to assign any Assumed Contract set forth on Schedule 7.19(c) and when dividing any Shared Contract set forth on Schedule 7.19(c), Buyer and Seller shall use commercially reasonable efforts, and shall cooperate with each other in good faith, to negotiate a reduction in the duration of the term of such Assumed Contract or Shared Contract (including the Assigned Portion of such Shared Contract), as the case may be.

(d)        Notwithstanding anything to the contrary herein, during the Pre-Closing Period, the Seller Parties will not execute any new Contracts with the counterparties to the Contracts and expired contracts set forth on Schedule 7.19(d) for the goods or services to which such Contracts or expired contracts relate, without the prior written consent of Buyer, and no Seller Party shall be obligated to execute any such new Contract unless Buyer agrees in writing that such new Contract shall be treated as an Assumed Contract for all purposes under this Agreement.

(e)        During the Pre-Closing Period, the Seller Parties shall use commercially reasonable efforts to renew, prior to the expiration thereof, each of the Contracts set forth on Schedule 7.19(e) on substantially the same terms set forth in such Contract as of the date of this Agreement.

7.20      Termination of Certain Contracts; Chile 30 Day Operating Amount.

(a)        Seller shall, and Seller shall cause the Seller Subsidiaries to, take, or cause to be taken, all actions necessary to effect the termination of all Contracts between any Seller Party or Affiliate thereof, on the one hand, and Constellation Brands Chile, on the other hand, if any, effective on or prior to the Closing Date, without liability to Constellation Brands Chile or Buyer or any of its Affiliates.

(b)        Seller shall cause the bank account(s) of Constellation Brands Chile to have, as of the Closing, an amount in Chilean Pesos necessary to operate the business of Constellation Brands Chile in the ordinary course of business, consistent with past practice, for a period of thirty (30) days, as determined in good faith by Seller (the amount of such cash actually in the bank account(s) of Constellation Brands Chile as of the Closing, the “Chile 30 Day Operating Amount”).

7.21      J. Roget Services Agreements; Other Agreements.

(a)        Buyer agrees to accommodate interim production requirements and/or related services for Seller’s “J. Roget” brand products (a) at cost pricing and at production levels of such products during the twelve (12) month period ending on the date of this Agreement or (b) at such other pricing or production levels or for such duration as may be required by the FTC with respect to such products, in either case, by entering into one or more supply or services agreements with Seller in a form mutually agreed by Buyer and Seller, acting reasonably and approved by the FTC (each, a “J. Roget Services Agreement”).

(b)        Matters regarding certain other agreements related to the Retained Business are set forth in Schedule 7.21(b).

7.22      Pre-Deployment of Inventory.

The Parties shall use their respective reasonable best efforts to achieve pre-deployment of case goods of the Brands in accordance with the pre-deployment plan attached hereto as Schedule 7.22.

7.23      Resolution of Certain Intellectual Property Matters.

Matters regarding certain intellectual property matters are set forth in Schedule 7.23.

ARTICLE VIII

TAXES AND COSTS; APPORTIONMENTS.

8.1        Transfer Taxes and Fees.

Buyer shall be responsible for the full and timely payment of all sales and use, withholding, value-added, excise and ad-valorem Taxes (with the exception of any Chilean withholding Taxes), filing and recordation fees (including for Grant Deeds), customs duties and similar charges relating to the sale or transfer of the Purchased Assets hereunder, and for the filing of all Tax Returns related thereto, excluding any income or business and occupation Taxes imposed on Seller. Seller shall provide such cooperation in connection with the preparation and filing of such Tax Returns as may be reasonably requested by Buyer. Buyer shall indemnify, defend and hold harmless Seller from and against any and all Taxes and any Losses arising from or related to Buyer’s failure to: (a) pay any such Taxes, fees or charges (with the exception of any Chilean withholding Taxes), or (b) file any such Tax Return. Buyer and Seller agree to share equally the responsibility for all transfer Taxes on the sale or transfer of the Real Property hereunder. Buyer and Seller shall cooperate in connection with the signing and filing of all Tax Returns related to the sale or transfer of the Real Property hereunder, including without limitation, signing and filing any preliminary change of ownership reports, transfer tax affidavits, or other similar forms.

8.2        Transaction Costs.

(a)        Seller shall pay the cost of standard coverage under the Owned Real Property Title Policies, consisting of the CLTA (or equivalent) portion thereof. Buyer shall pay for the cost of any endorsements and the additional cost above the cost of a CLTA (or equivalent) policy for any extended coverage consisting of the ALTA (or equivalent) portion of the Owned Real Property Title Policies.

(b)        Except as otherwise provided in this Agreement, each Party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including attorneys’ and accountants’ fees and expenses, whether or not the Closing shall have occurred.

8.3        Apportionments.

(a)        Except for transfer Taxes (which are addressed in Section 8.1), all Taxes with respect to the Business or the Purchased Assets for a taxable period that includes the Closing Date (“Straddle Period Taxes”) that are real property Taxes, personal property Taxes and similar ad valorem obligations shall be apportioned between Seller and Buyer as of the Closing Date by the Escrow Holder, using the latest Tax bills, based on the number of days of such taxable period ending on but not including the Closing Date (the “Pre-Closing Straddle Period”) and the number of days of such taxable period beginning on and including the Closing Date through the end of such taxable period (the “Post-Closing Straddle Period”).

(b)        Straddle Period Taxes other than Taxes described in Section 8.3(a), including but not limited to any Taxes payable as a result of the application of Section 951 or 951A of the Code, shall be apportioned between the Pre-Closing Straddle Period and the Post-Closing Straddle Period based on an interim closing of the books as of the Effective Time. For purposes of allocating Straddle Period Taxes attributable to any equity interests in partnerships or specified foreign corporations (within the meaning of Section 965(e) of the Code), the taxable year of any such partnerships or specified foreign corporations shall be treated as ending as of the Effective Time. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, Seller shall be liable for any Taxes of the Seller Parties arising in connection with the consummation of the Transactions (including any Taxes attributable to an election under Section 338 of the Code with respect to the purchase of the Shares pursuant to this Agreement), except as provided in Section 8.1.

(c)        Seller shall be liable for Pre-Closing Straddle Period Taxes and Buyer shall be liable for Post-Closing Straddle Period Taxes. Except as otherwise set forth in Section 8.5, the party required by law to pay any such Tax (the “Paying Party”) shall file the Tax Return related to such Tax within the time period prescribed by law and shall timely pay such Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Taxes.

8.4        Prorations and Other Adjustments.

To the extent not otherwise prorated or adjusted pursuant to this Agreement, (a) Escrow Holder shall prorate between Seller and Buyer, as of the Closing on the basis of a 365 day year and the actual number of days elapsed to (but not including) the Closing Date, those items set forth on Schedule 8.4(a), and (b) Buyer shall reimburse all documented customary farming costs incurred by the Seller Parties with respect to the Real Property between March 31, 2020 and the Closing Date for the 2020 harvest. Any Taxes, charges and expenses payable on an estimated basis shall be reconciled against actual Taxes, charges and expenses as of the Effective Time, to the extent then possible, and Seller shall provide a proposed reconciliation for Buyer’s approval. Seller shall have a period of ninety (90) days following the Closing to provide Buyer with a final reconciliation. If the final reconciliation shows that Buyer or Seller owes the other additional sums, the Party owning such sums shall pay such amount to the other Party within ten (10) days after Buyer’s receipt of the final reconciliation. If the amount of any proration cannot be determined at the Closing, the adjustments will be made at the Closing based on the best available information and then re-prorated between the Parties in accordance with the final reconciliation provided above.

8.5        Certain Tax Returns; Cooperation.

(a)        Seller, at its own expense, shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of Constellation Brands Chile and WICER, LLC that relate solely to any Pre-Closing Tax Period (the “Seller Tax Returns”). Buyer, at its own expense, shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of Constellation Brands Chile and WICER, LLC relating to any Pre-Closing Straddle Period other than the Seller Tax Returns. Buyer and Seller shall reasonably cooperate with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns. Each Party responsible for the preparation and filing of a Tax Return of Constellation Brands Chile or WICER, LLC pursuant to this Section 8.5(a) shall prepare such Tax Returns consistent with the past practice of Constellation Brands Chile or WICER, LLC, as applicable, except as otherwise required by applicable Law, and shall provide the other Party with a copy of such Tax Return no later than thirty (30) days prior to the applicable due date of such Tax Return for the other Party’s review and comment. The Party responsible for the preparation and filing of such Tax Return shall incorporate any reasonable comments of the other Party received no later than fifteen (15) days after such other Party’s receipt of a copy of such Tax Return pursuant to the immediately preceding sentence, to the extent such comments are consistent with applicable Law and the past practice of Constellation Brands Chile or WICER, LLC, as applicable. Any dispute between Buyer and Seller regarding such Tax Return shall be resolved in a manner consistent with the provisions of Section 3.5.

(b)        Without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed, except as required by applicable Law, Buyer will cause Constellation Brands Chile and WICER, LLC not to, (i) file, refile, or amend any Tax Return of Constellation Brands Chile or WICER, LLC relating to a Pre-Closing Tax Period, (ii) make or change any election with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of Constellation Brands Chile or WICER, LLC, (iii) agree to waive or extend the statute of limitations relating to any Taxes of Constellation Brands Chile or WICER, LLC for a Pre-Closing Tax Period, (iv) file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where Constellation Brands Chile or WICER, LLC have not historically filed Tax Returns, (v) initiate discussions or examinations with any taxing authorities regarding Taxes of Constellation Brands Chile or WICER, LLC with respect to a Pre-Closing Tax Period, or (vi) make any voluntary disclosures with respect to Taxes of Constellation Brands Chile or WICER, LLC for a Pre-Closing Tax Period.

ARTICLE IX

CONDITIONS TO THE CLOSING.

9.1        Condition to Each Party’s Obligations.

The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or waiver in writing by both Buyer and Seller), at or prior to the Closing, of the following conditions:

(a)        All waiting periods (and any extensions thereof) applicable to the Transactions (as the Transactions may be modified pursuant to Section 7.6, if applicable) under the HSR Act shall have expired or been terminated, as applicable, and any date that the Parties have mutually agreed with FTC Staff in writing as the date before which the Parties will not consummate the Transaction shall have passed.

(b)        No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin consummation of the Transactions (as the Transactions may be modified pursuant to Section 7.6, if applicable).

(c)        A consent order, which shall, inter alia, provide for the termination of the Timing Agreement, shall have been issued by the FTC with respect to the Transactions, incorporating this Agreement.

9.2        Other Conditions to the Obligations of Buyer.

The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction (or waiver in writing by Buyer) of each of the following conditions at or prior to the Closing:

(a)        Each representation and warranty of Seller contained in Article V (disregarding any qualifications and exceptions contained therein relating to materiality, Business Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date;

(b)        Seller shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date (disregarding any qualifications and exceptions contained therein relating to materiality, Business Material Adverse Effect or any similar qualification or exception); provided that in no event shall any change in the Brand Performance be taken into account in determining whether the foregoing condition has been satisfied, except to the extent resulting from the Seller Parties’ failure to comply with their respective obligations during the Pre-Closing Period under Section 7.1;

(c)        Seller shall have delivered to Buyer all of the items required by Section 4.3;

(d)        The Title Company or a national affiliate thereof is prepared to issue to Buyer an owner’s policy of title insurance with respect to each parcel of Owned Real Property (the “Owned Real Property Title Policies”) in form and substance reasonably satisfactory to Buyer in an amount reasonably determined by Buyer, insuring Buyer and effective as of the Closing Date, showing Buyer to have fee simple absolute title to each parcel of Owned Real Property, subject only to: (i) the Permitted Encumbrances; (ii) the exceptions approved by Buyer as set forth in Section 7.2(c); (iii) all other title matters affecting the Owned Real Property created by or with the consent of Buyer; and (iv) the printed exceptions common to such policies; provided, however, that in connection with the issuance of the Owned Real Property Title Policies, Seller shall provide to the Title Company customary owner affidavits in the form reasonably acceptable to Seller;

(e)        Buyer shall have received evidence in form and substance satisfactory to Buyer that all of the Encumbrances set forth on Schedule 9.2(e) with respect to the Purchased Assets have been released; and

(f)        During the Pre-Closing Period, there shall have been no Business Material Adverse Effect.

9.3        Other Conditions to the Obligations of Seller.

The obligations of Seller to consummate the Transactions shall be subject to the satisfaction (or waiver in writing by Seller) of each of the following conditions at or prior to the Closing:

(a)        Each representation and warranty of Buyer contained in Article VI (disregarding any qualifications and exceptions contained therein relating to materiality, Buyer Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date;

(b)        Buyer shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date (disregarding any qualifications and exceptions contained therein relating to materiality, Buyer Material Adverse Effect or any similar qualification or exception); and

(c)        Buyer shall have delivered to Seller all of the items required by Section 4.4.

9.4        Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to use the efforts required pursuant to this Agreement to cause the Closing to occur, including as required by Section 7.4, Section 7.5 and Section 7.6.

ARTICLE X

TERMINATION.

10.1      Termination.

At any time prior to the Closing, this Agreement may be terminated and the Transactions abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give written notice of such termination to the other Party setting forth a brief description of the basis on which it is terminating this Agreement):

(a)        by the mutual written consent of Buyer and Seller;

(b)        by either Buyer or Seller, if the Closing shall not have occurred on or before September 30, 2020 or such other date that Buyer and Seller may agree upon in writing (the “Initial Termination Date” and, as such date may be extended pursuant to this Section 10.1(b), the “Termination Date”); provided, however, that, if on the Initial Termination Date the condition set forth in Section 9.1(a) has not been satisfied, the Initial Termination Date may be extended by an additional thirty (30) days by the mutual written agreement of the Parties; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to Buyer or Seller, as the case may be, if (i) a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date (including, for the avoidance of doubt, with respect to Buyer, Buyer’s failure to fully perform its obligations pursuant to Section 7.6(f) or to cause the condition to Closing set forth in Section 9.3(c) to be satisfied), or (ii) all conditions to the obligations of the Parties set forth in Article IX have been satisfied or waived (except those conditions that by their nature are to be satisfied or waived at the Closing) and the Parties are within the ten (10) Business Day period set forth in Section 4.1;

(c)        by either Buyer or Seller, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Body that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Body shall have issued an Order permanently enjoining the Transactions, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall have used the efforts required by Section 7.4 and Section 7.6 to contest and remove such Law or Order;

(d)        by Buyer, if (i) there shall have been a breach by Seller of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 9.1 or Section 9.2 to be satisfied, (ii) Buyer is not then in material breach of any provision of this Agreement and (iii) such breach by Seller (A) shall not have been waived by Buyer or cured on or prior to the earlier of (1) the Termination Date and (2) thirty (30) days after receipt by Seller of written notice of such breach from Buyer, and (B) in the case of the foregoing clause (A)(2), cannot be cured prior to the Termination Date; or

(e)        by Seller, if (i) there shall have been a breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 9.1 or Section 9.3 to be satisfied, (ii) Seller is not then in material breach of any provision of this Agreement and (iii) such breach by Buyer (A) shall not have been waived by Seller or cured on or prior to the earlier of (1) the Termination Date and (2) thirty (30) days after receipt by Buyer of written notice of such breach from Seller, and (B) in the case of the foregoing clause (A)(2), cannot be cured prior to the Termination Date.

10.2      Effect of Termination.

In the event of the termination of this Agreement in accordance with Section 10.1:

(a)        this Agreement shall forthwith become null and void (except for this Section 10.2 (Effect of Termination), Section 7.9 (Confidentiality) and Article XII (Miscellaneous), each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b)        there shall be no Liability of any kind on the part of Buyer or Seller or any of Buyer’s or Seller’s former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that termination pursuant to Section 10.1 shall not relieve either Party from such Liability (i) pursuant to the Sections specified in Section 10.2(a) that survive termination or (ii) for any willful (in the sense that such action was both intentional and known to be a violation of this Agreement) and material breach of this Agreement prior to such termination.

ARTICLE XI

SURVIVAL AND INDEMNIFICATION.

11.1      Survival.

The representations and warranties set forth in Articles V and VI shall survive the Closing but shall terminate and be of no further force or effect on the eighteen (18) month anniversary of the Closing Date (the “Survival Termination Date”), unless a claim notice is duly given pursuant to Section 11.6 prior to the Survival Termination Date; provided that the Survival Termination Date for breaches of representations and warranties contained in (a) Sections 5.1, 5.2, 5.4, 5.7(a), 5.8, 5.21, 5.22 and 5.23(a) – (d) (collectively, the “Seller Fundamental Representations”), (b) Section 5.15(a) and the first sentence of Section 5.15(g), and (c) Sections 6.1, 6.2, 6.4, 6.8, 6.9 and 6.10 (collectively, the “Buyer Fundamental Representations”) shall terminate on the sixtieth (60th) day after the date on which all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) with respect to potential claims related to the applicable subject matter of such Seller Fundamental Representations, Buyer Fundamental Representations, or the representations and warranties set forth in Section 5.15(a) and the first sentence of Section 5.15(g), as the case may be, shall have expired. All covenants of the Parties that by their terms contemplate performance after the Closing Date shall survive the Closing Date for the periods set forth therein or, if no time period for performance is contemplated, shall survive indefinitely following the Closing.

11.2      Indemnification by Seller.

(a)        From and after the Closing Date and subject to the provisions of this Article XI, Buyer and its Affiliates and their respective its directors, officers, managers, employees, equity holders, agents, attorneys, representatives, successors and permitted assigns, as applicable (collectively, the “Buyer Indemnified Parties”) shall be entitled to be indemnified and held harmless by Seller from and against any and all Losses incurred by any Buyer Indemnified Party resulting or arising from (i) any failure by Seller to perform or comply with any covenant or agreement in this Agreement or any Closing Document, (ii) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or any Closing Document, whether or not known by Buyer at Closing, (iii) with the exception of the Assumed Liabilities, any Third Party Claim based upon, resulting from or arising out of the conduct of the Business, the ownership or operation of the Purchased Assets, or the sale of products and services relating to the Business by the Seller Parties prior to the Closing Date, or (iv) any Excluded Asset or Excluded Liability, including any Pre-Closing Environmental Liability, regardless of whether or not the Seller Disclosure Schedule discloses any such Excluded Asset or Excluded Liability; provided that for purposes of this Section 11.2, the representations and warranties of Seller in this Agreement and the Closing Documents shall be deemed to have been made without any qualifications as to knowledge or materiality and, accordingly, all references herein and therein to “Knowledge,” “Business Material Adverse Effect,” “material,” “in all material respects” and similar qualifications as to Knowledge and materiality shall be deemed to be deleted therefrom (except (x) where any such provision requires disclosure of lists of items of a material nature or above a specified threshold, (y) with respect to any Knowledge qualifier, where it relates to any “threatened” act or circumstance or to the compliance by any third party with any obligation owed to a Seller Party under any Contract or otherwise or (z) with respect to the Knowledge qualifiers set forth in Section 5.15(g) relating to the Licensed IP only), provided further, that to the extent that any materiality or Knowledge qualified representation or warranty is deemed to be breached by Seller solely as the result of the application of the proviso immediately preceding this proviso, such breach will not constitute or give rise to a claim of Fraud, for purposes of this Article XI or otherwise.

(b)        Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable for any Loss or Losses resulting from any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement other than the Seller Fundamental Representations pursuant to Section 11.2(a)(ii) (“Buyer Warranty Losses”):

(i)        unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnified Parties exceeds an amount equal to sixty-five hundredths of one percent (0.65%) of the Base Purchase Price (the “Deductible”), and then only to the extent that such Buyer Warranty Losses exceed the Deductible; provided that the limitation in this Section 11.2(b)(i) shall not apply to any claims resulting from any inaccuracy in or breach of any representation or warranty made by Seller in Section 5.15(a) and the first sentence of Section 5.15(g);

(ii)       with respect to any individual claim or series of claims having the same nature or origin where the Buyer Warranty Losses relating thereto are less than One Hundred Thousand Dollars ($100,000), and any such Buyer Warranty Losses shall not be counted or aggregated for purposes of determining whether the Buyer Indemnified Parties have incurred Losses in excess of the Deductible; provided that the limitation in this Section 11.2(b)(ii) shall not apply to any claims resulting from any inaccuracy in or breach of any representation or warranty made by Seller in in Section 5.15(a) and the first sentence of Section 5.15(g); and

(iii)      to the extent that Buyer Warranty Losses, in the aggregate, exceed (A) an amount equal to five and eighty-eight hundredths percent (5.88%) of the Base Purchase Price with respect to any representations or warranties other the representations and warranties set forth Section 5.15(a) and the first sentence of Section 5.15(g) (the “Cap”), or (B) an amount equal to the Purchase Price minus the aggregate value of the Inventory, the Personal Property and the Real Property, each as set forth in the Appraisal Report, with respect to any representations or warranties of Seller set forth in Section 5.15(a) and the first sentence of Section 5.15(g).

(c)        Notwithstanding anything in this Agreement to the contrary, nothing contained in Section 11.2(b) or Section 11.4(d) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on claims arising out of Fraud.

(d)        Notwithstanding the foregoing limitations in Section 11.1 and this Section 11.2, Seller will indemnify Buyer for the full amount of any claims relating to any Seller Parties’ failure to timely file any required reports and excise tax documents with the Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), the California Department of Alcoholic Beverage Control or Board of Equalization (the “BOE”) or to timely pay any federal excise taxes to the TTB and state taxes to the BOE with respect to operations of the Business prior to the Closing Date.

11.3      Indemnification by Buyer.

(a)        From and after the Closing Date and subject to the provisions of this Article XI, the Seller Parties and their Affiliates and each of their respective directors, officers, managers, employees, equity holders, agents, attorneys, representatives, successors and permitted assigns, as applicable (collectively, the “Seller Indemnified Parties” and together with Buyer Indemnified Parties, the “Indemnified Parties”) shall be entitled to be indemnified and held harmless by Buyer from and against any and all Losses incurred by any Seller Indemnified Party resulting or arising from (i) any failure by Buyer to perform or comply with any covenant or agreement in this Agreement or any Closing Document, (ii) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or any Closing Document, (iii) any Assumed Liability, or (iv) with the exception of the Excluded Liabilities, any Third Party Claim based upon, resulting from or arising out of the conduct of the Business, the ownership or operation of the Purchased Assets, or the sale of products and services on and after the Closing Date; provided that for purposes of this Section 11.3, the representations and warranties of Buyer in this Agreement and the Closing Documents shall be deemed to have been made without any qualifications as to knowledge or materiality and, accordingly, all references herein and therein to “Knowledge,” “Buyer Material Adverse Effect,” “material,” “in all material respects” and similar qualifications as to Knowledge and materiality shall be deemed to be deleted therefrom (except (x) where any such provision requires disclosure of lists of items of a material nature or above a specified threshold, or (y) with respect to any Knowledge qualifier, where it relates to any “threatened” act or circumstance); provided further, that to the extent that any materiality or Knowledge qualified representation or warranty is deemed to be breached by

Buyer solely as the result of the application of the proviso immediately preceding this proviso, such breach will not constitute or give rise to a claim of Fraud, for purposes of this Article XI or otherwise.

(b)        Buyer shall not be liable for any Loss or Losses pursuant to Section 11.3(a)(ii) (“Seller Warranty Losses”) (i) unless and until the aggregate amount of all Seller Warranty Losses incurred by the Seller Indemnified Parties exceeds the Deductible, and then only to the extent that such Seller Warranty Losses exceed the Deductible, and (ii) to the extent that Seller Warranty Losses exceed the Cap; provided, however, that (i) the Deductible and the Cap shall not apply to any Loss based on a breach of any Buyer Fundamental Representation and (ii) nothing contained in this Section 11.3(b) shall be deemed to limit or restrict in any manner any rights or remedies which Seller has, or might have, at Law, in equity or otherwise, based on claims arising out of Fraud.

11.4      Limitations on Indemnification.

(a)        Any Indemnification Claim required to be made on or prior to the expiration of the applicable survival period set forth in Section 11.1, and not made in accordance with Section 11.6, shall be irrevocably and unconditionally released and waived by the Party seeking indemnification with respect thereto. It is the express intent of the Parties that, if the applicable period for an item as contemplated by Section 11.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in Section 11.1 for the assertion of claims under this Agreement are the result of arm’s length negotiation between the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(b)        Notwithstanding anything to the contrary in this Agreement, no Party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages, except, in each case, in the case of Fraud or to the extent payable in respect of a Third Party Claim.

(c)        In the event of any breach giving rise to an indemnification obligation under this Article XI, the Indemnified Party shall take and cause its Affiliates to take, or cooperate with the Indemnifying Party if so requested by the Indemnifying Party in order to take all commercially reasonable measures to mitigate the consequences of the related breach.

(d)        Notwithstanding anything in this Agreement to the contrary, any amounts payable pursuant to the indemnification obligations under this Article XI shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement. Without limiting the generality of the foregoing, no Buyer Indemnified Party shall make any claim for indemnification under this Article XI in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.2 or Section 3.3. Further, notwithstanding anything to the contrary in this Agreement, no Buyer Indemnified Party shall make any claim for indemnification under this Article XI in respect of any matter set forth on Schedule 11.4(d), which matters were taken into account by the Parties in their negotiation regarding the reduction of the Base Purchase Price from the amount thereof as set forth in the Original Agreement.

(e)        In calculating any Losses there shall be deducted any insurance proceeds (net of applicable policy deductibles, costs, and expenses actually incurred in connection with making any claim or obtaining such insurance proceeds) and other indemnification, contribution or other similar payments actually recovered by the Indemnified Party or any Affiliate thereof from any third party with respect thereto. If any such proceeds or payments are received by an Indemnified Party or any of its Affiliates with respect to any Losses after payment has been made by an Indemnifying Party to the Indemnified Party with respect thereto, the Indemnified Party shall promptly pay back, or cause its appropriate Affiliates to pay back, the amount of such proceeds (up to the amount received by the Indemnified Party with respect to such Losses, subject to the limitations herein) to the Indemnifying Party.

(f)        Notwithstanding anything to the contrary herein, in no event shall any Buyer Indemnified Party be entitled to make any claim for indemnification hereunder based on or in connection with, and Seller shall have no liability to any Buyer Indemnified Party based on or in connection with, any Loss or Losses resulting or arising from any change in the Brand Performance (except to the extent resulting from the Seller Parties’ failure to comply with their respective obligations during the Pre-Closing Period under Section 7.1).

11.5      Tax Treatment of Indemnification Payments.

All indemnification payments made under this Article XI shall be deemed adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

11.6      Notice of Indemnification Claim.

If the Indemnified Party shall become aware of any Indemnification Claim, the Indemnified Party shall reasonably promptly give notice thereof to the Indemnifying Party. Such notice shall specify whether the Indemnification Claim arises as a result of a claim by a third party against the Indemnified Party (a “Third Party Claim”) or whether the Indemnification Claim does not so arise, and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Indemnification Claim and the amount of the Indemnification Claim, if known or estimable. If the Indemnified Party does not reasonably promptly give notice of any Indemnification Claim as specified above, such failure shall not affect the Indemnified Party’s right to indemnification (subject to the limitations set forth in this Article XI) for Losses in connection with such Indemnification Claim, except to the extent the Indemnifying Party forfeits rights or defenses by reason of such failure.

11.7      Third Party Claims.

(a)        With respect to any Third Party Claims or any audit or administrative or judicial proceeding for which an Indemnified Party may have a claim for indemnification, the Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Third Party Claim through counsel of its choice, which counsel shall be reasonably acceptable to the Indemnified Party, so long as (i) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, and (ii) the Indemnifying Party provides the Indemnified Party with reasonable evidence that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; provided, however, that if the Indemnifying Party is Seller, the Indemnifying Party shall not have the right to assume such control in respect of Third Party Claims (x) asserted directly by or on behalf of a Person that is a supplier or customer of the Business that is not then a supplier or customer of Seller or any of its Affiliates as of such date, (y) that seek an injunction or other equitable relief against the Indemnified Party or (z) after such time as Seller has indemnified Buyer Indemnified Parties for Buyer Warranty Losses in an aggregate amount equal to the applicable limitation set forth in Section 11.2(b)(iii). The election of the Indemnifying Party to assume such control shall be made within thirty (30) days of receipt of notice of the Third Party Claim, failing which the Indemnifying Party shall be deemed to have elected not to assume such control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the named parties to any Legal Proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to an actual or potential conflict of interest between them (such as the availability of different defenses), in which case the Indemnifying Party shall bear the reasonable costs and expenses of a single counsel to the Indemnified Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim diligently or within a reasonable period of time, subject to Section 11.7(b), the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim. If the Indemnifying Party does not assume or retain control of the negotiation, settlement and defense of a Third Party Claim, the Indemnified Party shall control the negotiation, settlement and defense of such Third Party Claim, but in such case, the Indemnifying Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf at its sole cost and expense.

(b)        Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, unless such settlement provides for no fault on the part of the Indemnified Party and provides for a full release, in customary form, of the Indemnified Party, and there are no obligations of the Indemnified Party under such settlement other than monetary damages or other monetary payments to be paid for by the Indemnifying Party, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, if (i) the Indemnifying Party does not assume or retain control of the negotiation, settlement and defense of a Third Party Claim and (ii) either of clauses (x) or (y) of the proviso set forth in the first sentence of Section 11.7(a) applies, the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)        The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and, regardless of which party has control thereof as provided for herein, shall keep each other reasonably advised with respect thereto.

11.8      Direct Claims.

The Indemnifying Party shall have sixty (60) days after its receipt of notice with respect to any Indemnification Claim that does not result from a Third Party Claim (a “Direct Claim”) to respond in writing to such Direct Claim. If the Indemnifying Party does not timely notify the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Direct Claim, such Direct Claim shall be conclusively deemed a liability of the Indemnifying Party pursuant to Section 11.2 or Section 11.3, as applicable. If the Indemnifying Party has timely disputed its liability with respect to such Direct Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 12.9.

11.9      Manner of Payment.

Within ten (10) Business Days after the amount of any Losses for which an Indemnified Party is indemnified pursuant to this Article XI is finally determined, the Indemnifying Party shall pay to such Indemnified Party such amount in cash by wire transfer of immediately available funds to an account designated in writing by such Indemnified Party at least three (3) Business Days prior to the payment date.

11.10      Exclusive Remedies.

Following the Closing Date, except as otherwise expressly provided herein or with respect to claims for Fraud, the sole and exclusive remedy for any claim under this Agreement, including any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement shall be indemnification in accordance with this Article XI, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, obligation or other agreement set forth herein it may have against the other Party hereto and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article XI and except as otherwise expressly provided herein or with respect to claims for Fraud. Notwithstanding the foregoing, this Section 11.10 shall not (a) interfere with or impede the operation of the provisions of Section 3.3 providing for the resolution of certain disputes relating to the adjustment of the Purchase Price between the Parties and/or by the Independent Accountant or (b) limit the rights of the Parties to seek specific performance in accordance with Section 12.10.

ARTICLE XII

MISCELLANEOUS.

12.1      Public Announcements.

Neither Party shall (nor shall it permit any of its Affiliates to) issue any press release or public announcement concerning this Agreement or the Transactions or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the other Party’s prior written approval, which approval will not be unreasonably withheld or delayed, unless, in the judgment of the Party seeking to disclose, disclosure is otherwise required by Law or by the rules of any stock exchange on which such disclosing Party or its parent company lists securities, provided that, to the extent any disclosure is required by Law or stock exchange rule, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with such Law or stock exchange rule to consult with the other Party with respect to the timing and text thereof prior to making such disclosure.

12.2      Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.3      Modification and Waiver.

This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

12.4      Interpretation.

For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The terms “provided,” “made available” and words of similar import, when used with respect to any item provided or made available by Seller, shall include any and all information that has been posted not later than three (3)

Business Days prior to execution and delivery of this Agreement in the electronic data room established by Seller in connection with the Transactions and not removed on or prior to the date of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules (including the Seller Disclosure Schedules) and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.5      Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) upon receipt if delivered personally, (b) one (1) Business Day after it is sent by commercial overnight courier service, (c) with respect to notices or other communications to Seller only, upon transmission if sent via facsimile (with acknowledgment of transmission or confirmation of receipt), or (d) with respect to notices or other communications to Buyer or any other recipient set forth below other than Seller, upon transmission if sent via e-mail and no “system” error or other notice of non-delivery is generated:

if to Buyer:	E. & J. Gallo Winery 600 Yosemite Blvd. Modesto, California 95354 Attention: J. Kenneth Menges, Jr., General Counsel E-mail: john.menges@gallo.com

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071-3144 Attention: Brian J. McCarthy, Esq. E-mail: brian.mccarthy@skadden.com

if to Seller:	Constellation Brands, Inc. 207 High Point Drive, Building 100 Victor, New York 14564 Attention: General Counsel Facsimile: (585) 678-7103

with a copy to:	Nixon Peabody LLP 1300 Clinton Square Rochester, New York 14604 Attention: Lori B. Green, Esq. E-mail: lgreen@nixonpeabody.com

For the avoidance of doubt, no notice or other communication hereunder shall be deemed delivered: (i) if sent to Seller via email, or (ii) if sent to Buyer or any other recipient other than Seller set forth above via facsimile. Either Party may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other Party as provided above.

12.6      Assignment.

Neither Seller nor Buyer may assign (whether by operation of law, a change of control or otherwise) any of its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that Buyer is permitted to assign its rights under this Agreement to one or more of its Affiliates. No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

12.7      Captions.

The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

12.8      No Third-Party Rights.

Nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than Buyer and Seller (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.

12.9      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to its conflicts of laws provisions.

(b)        Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 12.5, provided that nothing in this Section 12.9 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably submits itself and its properties and assets to the exclusive jurisdiction of the trial courts of San Francisco, California or the United States District Court for the Eastern District of California for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Transaction Documents or the actions of the Parties in the negotiation, administration, performance and enforcement hereof or thereof; (iii) consents to submit itself to the personal jurisdiction of the trial courts of San Francisco, California or the United States District Court for the Eastern District of California for the purpose of any such action, proceeding or counterclaim; (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (v) waives any objection that it may now or hereafter have to the venue of any such action, proceeding or counterclaim in any such court or that such action, proceeding or counterclaim was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action, proceeding or counterclaim relating to this Agreement or the Transaction Documents or the Transactions in any court other than the aforesaid courts. Each Party agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.9(c).

12.10      Specific Performance and Injunctive Relief.

Each Party acknowledges and hereby agrees that any breach of this Agreement, including a breach of a Party’s obligations under Section 7.6, would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by a Party of any of its respective covenants, obligations or agreements set forth in this Agreement, the other Party shall be entitled to an injunction, including temporary restraining orders and preliminary injunctions in the nature of mandatory injunctions, to prevent breaches of this Agreement by the breaching Party and to enforce specifically the terms and provisions of this Agreement against the breaching Party. The availability of injunctive relief under this Section 12.10 is in addition to any other remedy to which the non-breaching Party is entitled at law or in equity. Each Party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties under this Agreement.

12.11      Waiver of Conflicts.

Seller has engaged Nixon Peabody LLP (“NP”) as its legal counsel in connection with the Transactions. In the event that NP now or in the future represents Buyer in connection with matters unrelated to the Transactions, Buyer hereby (a) consents to the continued representation of Seller or any other Seller Party by NP in connection with the Transactions, and (b) waives any actual, potential or alleged conflict of interest that exists or may arise from NP’s representation of any Seller Party in connection with the Transactions, including with respect to the determination of the Closing Book Value of the Finished Goods Inventory, the Closing Book Value of the Other Product Inventory, the Closing Book Value of the Bulk Product Inventory or any other adjustment to the Purchase Price hereunder, or claims for indemnification pursuant to Article XI and any Legal Proceeding or other dispute resolution proceedings of any kind in respect of the foregoing. Nothing contained herein shall be deemed to be a waiver of any privilege or consent to the disclosure of any privileged information. Buyer hereby acknowledges that Buyer has obtained independent legal advice in connection with the foregoing consent and waiver.

12.12      Counterparts; Electronic Delivery.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile, electronic mail or other means of electronic transmission shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.13      Entire Agreement.

This Agreement and the other Transaction Documents constitute the entire agreement and understanding between the Parties with respect to the subject matter contained herein and therein and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter, including the Original Agreement, the Signing Letter and the A&R Agreement. For the avoidance of doubt, the Parties agree that each of the Original Agreement, the Signing Letter and the A&R Agreement is terminated in all respects, is null and void and of no further force or effect, and the Parties have no further rights or remedies thereunder as of the date hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLER: CONSTELLATION BRANDS, INC. By: /s/ Blair Veenema Name: Blair Veenema Title: Vice President, Corporate Development	BUYER: E. & J. GALLO WINERY By: /s/ Doug Vilas Name: Doug Vilas Title: Chief Financial Officer

[Signature Page to Second Amended and Restated Asset Purchase Agreement]

OTHER SCHEDULES

SCHEDULE 1(a)

BRANDS

1.	Arbor Mist
2.	Vendange
3.	Clos Du Bois
4.	Taylor (Dessert, Tables)
5.	Richards Wild Irish Rose
6.	Rex Goliath
7.	Mark West
8.	Estancia
9.	Manischewitz
10.	Toasted Head
11.	Blackstone
12.	Ravenswood
13.	Hogue Cellars
14.	La Terre
15.	Paul Masson (Dessert, Tables)
16.	Cribari (Dessert, Tables)
17.	Diseño
18.	Capri
19.	Primal Roots
20.	Milestone
21.	Simply Naked
22.	Blufeld
23.	Hidden Crush
24.	V.No / vno
25.	MegaNatural (Polyphenolics)
26.	Stellar Tan (Polyphenolics)
27.	Black Box (Wines and Spirits)
28.	Franciscan
29.	Wild Horse

OWNED REAL PROP SCHEDULE 2.1(a)

OWNED REAL PROPERTY

	Property	Owner of Record	Address
1.	Canandaigua Winery	Constellation Brands, Inc.	116 Buffalo Street, Canandaigua, New York Tax Map ID: 70.20-1-68.11
2.	Hogue	Constellation Brands U.S. Operations, Inc.	3090 Wittkopf Road, Prosser, Washington Parcel #: 132953000003000 Property ID: 61362
3.	Hogue	Constellation Brands U.S. Operations, Inc.	3090 Wittkopf Road, Prosser, Washington a/k/a 2800 Lee Road, Prosser, Washington Parcel #: 131954000006004 Property ID: 59772
4.	Hogue	The Hogue Cellars, LTD.	No Address Parcel #: 131954000013000 Property ID: 59787
5.	Hogue	The Hogue Cellars, LTD.	No Address Parcel #: 131954000014000 Property ID: 59788
6.	Hogue	The Hogue Cellars, LTD.	No Address Parcel #: 131954000015000 Property ID: 59789
7.	Hogue	The Hogue Cellars, LTD.	No Address Parcel #: 131954000016000 Property ID: 59790
8.	Hogue	The Hogue Cellars, LTD.	No Address Parcel #: 131954000017000 Property ID: 59791
9.	Hogue	The Hogue Cellars, LTD.	No Address Parcel #: 132953000002000 Property ID: 61361
10.	Clos du Bois Winery	Clos du Bois Wines, Inc.	19410 Geyserville Ave., Geyserville, CA 95441 Parcel #: 140-040-003
11.	Clos du Bois Winery	Clos du Bois Wines, Inc.	No Address, Geyserville, CA 95441 Parcel #: 140-040-021
12.	Turner Road Vintners East	Constellation Brands U.S. Operations, Inc.	4614 West Turner Road Lodi, CA 95242 Parcel #: 025-120-26.
13.	Turner Road Vintners West	Constellation Brands U.S. Operations, Inc.	5852 West Turner Road Lodi, CA 95242 Parcel #: 025-120-01.
14.	Thornton Road Vineyard	Constellation Brands U.S. Operations, Inc.	17212 N. Thornton Road, Lodi, CA Parcel #: 025-110-20

15.	Wild Horse Vineyard	Peak Wines International Inc.	1437 Wild Horse Winery Court Templeton, CA 93465 Parcel #: 034-071-042
16.	Wild Horse Vineyard	Peak Wines International Inc.	1437 Wild Horse Winery Court Templeton, CA 93465 Parcel #: 034-071-043
17.	Wild Horse Vineyard	Peak Wines International Inc.	1450 Wild Horse Winery Ct, Templeton, CA 93465 Parcel #: 034-071-042

SCHEDULE 2.1(b)

ASSUMED REAL PROPERTY LEASES

	Landlord	Tenant	Location
1.	LFN North Street LLC as successor by assignment to 203 North Street Realty LLC	Constellation Brands, Inc.	203 North Street, Canandaigua, NY Tax Map ID: 70.19-1-3.1
2.	George and Nancy Lehnoff, Trustees of the George and Nancy Lehnoff Family Trust dated December 11, 1989	Santa Lucia Winery, d.b.a. Wild Horse Winery	4.01 acres adjacent to the Wild Horse Winery property, as described in the Agreement for Use of Land for Construction of Ponds
3.*	North Coast Railroad Authority	Clos Du Bois Wines, Inc., (which has subsequently been merged into Constellation Brands U.S. Operations, Inc.)	Lease 34 for an underground utility crossing at MP 73.70 regarding an underground utility crossing under the railroad which runs adjacent to the Clos du Bois property located in Geyserville, Sonoma County, California*
4.*	North Coast Railroad Authority	Clos Du Bois Wines, Inc., (which has subsequently been merged into Constellation Brands U.S. Operations, Inc.)	Lease 37a for an underground utility crossing at MP 73.68 regarding an underground utility crossing under the railroad which runs adjacent to the Clos du Bois property located in Geyserville, Sonoma County, California*
5.*	North Coast Railroad Authority	Clos Du Bois Wines, Inc., (which has subsequently been merged into Constellation Brands U.S. Operations, Inc.)	Lease 37b for a commercial roadway crossing at MP 73.68 regarding a crossing over the railroad which runs adjacent to the Clos du Bois property located in Geyserville, Sonoma County, California*

* Notwithstanding anything to the contrary contained in the Agreement: (i) copies of the North Coast Railroad Authority lease listed as Item 4 above and Exhibit A to the North Coast Railroad Authority lease listed as Item 3 above have not yet been located by Seller and consequently have not yet been provided to Buyer, but Seller has requested copies of such lease and such exhibit from the landlord, and will provide copies to Buyer if received; and (ii) these North Coast Railroad Authority leases function more like a license or an easement agreement and shall not be considered “Assumed Real Property Leases” for the purposes of representations and warranties under the Agreement, but shall be assumed by Buyer at Closing.

SCHEDULE 3.4(a)

CALCULATION OF EARN-OUT AMOUNTS

1.

First Earn-Out Payment. The First Earn-Out Payment, if any, shall be, (a) if the Depletion Volume during the First Earn-Out Period is equal to or greater than the amount in the “Max” row under the heading “Depletion Volume” in the table below (the “Earn Out Schedule”) (such amount, the “Max Depletion Volume”), Two Hundred Fifty Million Dollars ($250,000,000), (b) if the Depletion Volume during the First Earn-Out Period is equal to or less than the amount in the “Min” row under the heading “Depletion Volume” in the Earn Out Schedule (the “Min Depletion Volume”), Zero Dollars ($0), and (c) if the Depletion Volume during the First Earn-Out Period is between the Max Depletion Volume and Min Depletion Volume, an amount calculated using linear interpolation based on the amount by which the Depletion Volume exceeds the Min Depletion Volume. The difference between the Max Depletion Volume and the Min Depletion Volume is referred to as the “Case Range.”

2.

Second Earn-Out Payment. The Second Earn-Out Payment, if any, shall be: (a) (i) if the Depletion Volume during the Second Earn-Out Period is equal to or greater than the Max Depletion Volume, Two Hundred Fifty Million Dollars ($250,000,000), (ii) if the Depletion Volume during the Second Earn-Out Period is equal to or less than the Min Depletion Volume, Zero Dollars ($0) and (c) if the Depletion Volume during the Second Earn-Out Period is between the Max Depletion Volume and the Min Depletion Volume, an amount calculated using linear interpolation based on the amount by which the Depletion Volume exceeds the Min Depletion Volume; minus (b) the amount of the First Earn-Out Payment, if any, paid by Buyer to Seller; provided that, in the event that such subtraction results in a negative number, the Second Earn-Out Payment shall be Zero Dollars ($0) and, for the avoidance of doubt, in no event shall any refund, clawback or other payment be owed to Buyer by Seller as a result of such negative number; and provided, further, that the amount of the Second Earn-Out Payment shall be equal to Zero Dollars ($0) in the event that the Depletion Volume during the Second Earn-Out Period is less than the Depletion Volume during the First Earn-Out Period.

Earn Out Schedule

FY19 Baseline Volume	23,097,212

Earn-Out Amounts

			First Earn-Out Period		Second Earn-Out Period

Row	CAGR	Adjustment Percentage	Depletion Volume	Earn-Out Amount	Depletion Volume	Earn-Out Amount
Max	-2.00%	96.04%	22,182,562	250,000,000	22,182,562	250,000,000

Min	- 10.00%	81.00%	18,708,742	0	18,708,742	0

Linear Calculation
Earn Out	250,000,000
Case Range	3,473,820
Earn-Out Per Case above minimum	71.97

3.	Sale or Discontinuance of Brands; Divested Assets and Liabilities. Notwithstanding anything to the contrary in this Schedule 3.4(a) or the Agreement, in the event that:

a.

any Brand becomes Divested Assets and Liabilities pursuant to Section 7.6(f) of the Agreement or Buyer Discontinues or sells any Brand to a third party during the First Earn-Out Period, then the amount of the First Earn-Out Payment shall be calculated as set forth in Section 1 of this Schedule 3.4(a), based on the Earn-Out Schedule, as adjusted pursuant to Section 4 of this Schedule 3.4(a); or

b.

Buyer Discontinues or sells any Brand to a third party during the Second Earn-Out Period, then the amount of the Second Earn-Out Payment shall be calculated as set forth in Section 2 of this Schedule 3.4(a), based on the Earn-Out Schedule, as adjusted pursuant to Section 4 of this Schedule 3.4(a); provided that, in determining whether the Depletion Volume during the Second Earn-Out Period is less than or equal to the Depletion Volume during the First Earn-Out Period for the purpose of Section 4 of this Schedule 3.4(a) only, all depletions of products sold under such Discontinued or sold Brand shall be disregarded with respect to both the First Earn-Out Period and the Second Earn-Out Period.

For the purposes of this Schedule 3.4(a), a Brand shall be deemed to be “Discontinued” if (i) Buyer has notified all of its distributors that Buyer will cease production and sale of all products sold under such Brand, and (ii) Buyer has not sold any products under such Brand to any of its distributors for a period of ninety (90) days.

4.

Adjustment to Earn-Out Schedule. In the event any Brand becomes Divested Assets and Liabilities pursuant to Section 7.6(f) of the Agreement or Buyer Discontinues or sells any Brand to a third party during the First Earn-Out Period or the Second Earn-Out Period, then for the purposes of calculating the First Earn-Out Payment or Second Earn-Out Payment, as the case may be, in accordance with Section 3 of this Schedule 3.4(a), the Earn-Out Schedule shall be adjusted as follows:

a.

First, the “Aggregate Baseline Depletion Volume” equal to 23,097,212 shall be reduced by the number set forth opposite the applicable Brand in the “Brand Baseline Depletion Volume” column of the table below. The number resulting from such reduction is referred to herein as the “Adjusted Aggregate Baseline Depletion Volume.”

Adjustment Table
Brand	Brand Baseline Depletion Volume
Black Box Wines	[****]
Black Box Spirits	[****]
Arbor Mist	[****]
Blackstone	[****]

[****] designates the confidential portion of information omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Adjustment Table
Brand	Brand Baseline Depletion Volume
Blufeld	[****]
Capri	[****]
Clos Du Bois	[****]
Cribari Desserts	[****]
Cribari Tables	[****]
Diseno	[****]
Estancia	[****]
Hidden Crush	[****]
Hogue Cellars	[****]
La Terre	[****]
Manischewitz	[****]
Mark West	[****]
Milestone	[****]
PM - Desserts	[****]
PM - Tables	[****]
Primal Roots	[****]
Ravenswood	[****]
Rex Goliath	[****]
Richard’s Wild Irish Rose	[****]
Simply Naked	[****]
Taylor Tables; Country Cellars	[****]
Taylor Tables; NY Tables	[****]
Taylor Dessert	[****]
Toasted Head	[****]
V.No	[****]
Vendange	[****]
Franciscan	[****]
Wild Horse	[****]
Aggregate Baseline Depletion Volume	23,097,212

b.    Second, each of the Max Depletion Volume and Min Depletion Volume shall be adjusted by multiplying the Adjusted Aggregate Baseline Depletion Volume by the “Adjustment Percentage” applicable to the Max Depletion Volume or the Min Depletion Volume, as the case may be, and the product of such multiplication shall replace the number in the “Depletion Volume” applicable thereto (as adjusted, the “Adjusted Max Depletion Volume” and the “Adjusted Min Depletion Volume”).

The following is an illustrative example for the purpose of demonstrating the calculation of Earn-Out Amounts impacted by a hypothetical adjustment made pursuant to this Section 4 of this Schedule 3.4(a):

[****] designates the confidential portion of information omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If Depletion Volume during the First Earn-Out Period were equal to 19,731,734, the Depletion Volume would exceed the Min Depletion Volume by 1,022,992 cases (the amount of any such excess, the “Depletion Volume Excess”) out of a Case Range of 3,473,820 and, by linear interpolation, the First Earn-Out Payment would be equal to $73,621,546 ((1,022,992/3,473,820) multiplied by $250,000,000).

If during the Second Earn-Out Period, Buyer Discontinued or sold the [****] Brand to a third party, then the Aggregate Baseline Depletion Volume would be reduced by 2,817,647, resulting in an Adjusted Aggregate Baseline Depletion Volume of 20,279,565.

The Adjusted Max Depletion Volume and Adjusted Min Depletion Volume would be determined by multiplying the Adjusted Aggregate Baseline Depletion Volume of 20,279,565 by the “Adjustment Percentage” applicable to the Max Depletion Volume or the Min Depletion Volume, as the case may be, and the product of such multiplication would replace the number in the “Depletion Volume” column applicable thereto.

As a result, the Adjusted Max Depletion Volume would be 19,476,494 and the Adjusted Min Depletion Volume would be 16,426,521.

If Depletion Volume during the Second Earn-Out Period were equal to 17,940,771, the Depletion Volume Excess would be 1,514,250 cases out of a Case Range of 3,049,973 and, by linear interpolation, the Second Earn-Out Payment would be equal to $50,498,405, which is determined by calculating: (a) the amount of $124,119,951 by linear interpolation between the Adjusted Max Depletion Volume and the Adjusted Min Depletion Volume ((1,514,250/3,049,973) multiplied by $250,000,000); minus (b) the amount of the First Earn-Out Payment ($73,621,546).

Finally, the Depletion Volume for both the First Earn-Out Period and the Second Earn-Out Period would be recalculated, in each case, excluding all depletions of products sold under the [****] Brand. If such recalculated Depletion Volume for the Second Earn-Out Period were greater than such recalculated Depletion Volume for the First Earn-Out Period, then the Second Earn-Out Payment of $50,498,405 would be payable to Seller. If, however, such recalculated Depletion Volume for the Second Earn-Out Period were less than or equal to such recalculated Depletion Volume for the First Earn-Out Period, then the Second Earn-Out Payment would be equal to Zero Dollars ($0).

[****] designates the confidential portion of information omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

The Registrant has omitted from this filing the Exhibits, Disclosure Schedules and Other Schedules listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission, upon request, a copy of such Exhibits, Disclosure Schedules and Other Schedules.

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Bill of Sale (Bailment Inventory)
Exhibit C	Form of Assignment of Contracts
Exhibit D	Forms of Grant Deeds
Exhibit E	Form of Assignment of Leases
Exhibit F	Form of Assignment of Patents
Exhibit G	Form of Assignment of Trademarks
Exhibit H	Form of Assignment of Copyrights
Exhibit I	Form of Assignment of Domain Names
Exhibit J	Form of Transition Services Agreement
Exhibit K	Term Sheet for Certain Ancillary Documents
Exhibit L	Form of Lease Agreement (Canandaigua)
Exhibit M	Form of Chile Stock Powers
Exhibit N	Form of WICER Membership Interest Assignment
Exhibit O	Form of Wastewater Easement Agreement
Exhibit P	Form of Wellwater Easement Agreement
Exhibit Q	Form of Trademark Assignment (Italian Swiss Colony)
Exhibit R	Form of Canandaigua Lease Assignment
Exhibit S	Form of Canandaigua Easement
Exhibit T	Form of Seller Cellar Services Agreement
Exhibit U	Form of Buyer Cellar Services Agreement
Exhibit V	Form of Records Access Agreement
Exhibit W	Form of Seller Packaging Agreement
Exhibit X	Form of Buyer Packaging Agreement
Exhibit Y	Form of Seller Storage Agreement
Exhibit Z	Form of Buyer Storage Agreement
Exhibit AA	Form of Polyphenolics Seed Storage Agreement
SELLER DISCLOSURE SCHEDULES
Schedule 5.1(b)	Seller Subsidiaries
Schedule 5.3	No Conflicts
Schedule 5.4	Governmental Consents and Approvals
Schedule 5.5	Financial Reports
Schedule 5.6	Certain Changes or Events
Schedule 5.7(a)	Title to Assets
Schedule 5.7(b)	Excluded Personal Property
Schedule 5.7(c)	Excluded Business Intellectual Property and Licensed IP
Schedule 5.8(a)	Taxes
Schedule 5.9	Inventory Specifications

Schedule 5.10	Condition of Tangible Property
Schedule 5.11(a)(i)	Owned Real Property
Schedule 5.11(a)(ii)	Leased Real Property
Schedule 5.11(a)(iii)	Title Reports
Schedule 5.11(a)(iv)	Surveys
Schedule 5.11(b)	Unrecorded Options and Rights of First Refusal
Schedule 5.11(h)	Other Rights to Real Property
Schedule 5.12	Environmental and Safety Matters
Schedule 5.14	Legal Proceedings
Schedule 5.15(a)	Licenses to Business Intellectual Property
Schedule 5.15(b)	Registered Trademarks, Copyrights and Patents
Schedule 5.15(c)	Common Law Marks
Schedule 5.15(f)	Pending Business Intellectual Property Infringement Proceedings by the Seller Parties
Schedule 5.15(g)	Business Intellectual Property Infringement Settlement Agreements and Coexistence Agreements
Schedule 5.15(h)	Third Party Licenses to Business Intellectual Property
Schedule 5.15(i)	Original Works of Authorship
Schedule 5.16	Domain Names and Social Media Accounts
Schedule 5.19(a)	Employee Information
Schedule 5.19(e)	Employment Litigation
Schedule 5.19(f)	Relocated Employees
Schedule 5.23(d)	Purchased Equity Interests
OTHER SCHEDULES
Schedule 1(b)	Inventory Unit Costs
Schedule 1(c)	Included Employees
Schedule 1(d)	Net Sales
Schedule 1(e)	Mission Bell Books and Records
Schedule 1(f)	Mission Bell Contracts
Schedule 1(g)	Mission Bell Miscellaneous Assets
Schedule 1(h)	Mission Bell Permits
Schedule 1(i)	Mission Bell Personal Property
Schedule 1(j)	Mission Bell Personal Property Leases
Schedule 1(k)	Mission Bell Prepaid Expenses
Schedule 1(l)	Mission Bell Real Property
Schedule 1(m)	WIP HY2020 Inventory Costs
Schedule 2.1(c)	Personal Property
Schedule 2.1(d)	Assumed Personal Property Leases
Schedule 2.1(e)	Inventory
Schedule 2.1(f)	Prepaid Expenses
Schedule 2.1(g)	Permits
Schedule 2.1(h)	Assumed Contracts
Schedule 2.1(i)	Business Intellectual Property
Schedule 2.1(j)	Business Books and Records
Schedule 2.1(m)	Equity Interests
Schedule 2.1(p)	Other Purchased Assets
Schedule 2.2(k)	Other Excluded Assets

Schedule 2.3(d)	Other Assumed Liabilities
Schedule 3.2(a)(i)	Illustrative Accrued Depletion Allowances Calculation
Schedule 3.2(a)(ii)	Testing Procedures
Schedule 4.3(x)	Seller Required Consents
Schedule 6.4	Buyer Consents and Approvals
Schedule 7.1(a)-1	Conduct of the Business Prior to the Closing
Schedule 7.1(a)-2	Certain Activities of Seller Parties
Schedule 7.4(b)	Seller Party Guarantees
Schedule 7.6(e)-1	Divested Brands
Schedule 7.6(e)-2	Changes to the Transactions
Schedule 7.10	Employees and Employee Benefits
Schedule 7.19(c)	Contracts with Terms to be Reduced
Schedule 7.19(d)	Contracts to be Renegotiated
Schedule 7.19(e)	Contracts to be Renewed
Schedule 7.21(b)	Other Agreements Related to the Retained Business
Schedule 7.22	Pre-Deployment Plan
Schedule 7.23	Resolution of License Assignment Matter
Schedule 8.4(a)	Prorations and Other Adjustments
Schedule 9.2(e)	Encumbrances to be Released at Closing
Schedule 11.4(d)	Matters Taken Into Account in Base Purchase Price Reduction